    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1996

                                                      REGISTRATION NO. 333-11793
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         TRIANGLE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    2834                                   56-1930728
    (State or other jurisdiction of             (Primary Standard Industrial            (I.R.S. Employer Identification
     incorporation or organization)             Classification Code Number)                         Number)

 4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE, DURHAM, NORTH CAROLINA 27707 (919)
                                    493-5980
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DR. DAVID W. BARRY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         TRIANGLE PHARMACEUTICALS, INC.
                   4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE
                  DURHAM, NORTH CAROLINA 27707 (919) 493-5980
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

             John A. Denniston, Esq.                              Mary A. Bernard, Esq.
                John R. Cook, Esq.                                   KING & SPALDING
         BROBECK, PHLEGER & HARRISON LLP                           120 West 45th Street
         550 West "C" Street, Suite 1300                         New York, New York 10036
           San Diego, California 92101                                (212) 556-2100
                  (619) 234-1966

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains a Prospectus relating to an initial public offering in the United States and Canada of an aggregate of 3,200,000 shares of Common Stock, par value $0.001 per share, of Triangle Pharmaceuticals, Inc. (the "United States Offering"), not including 600,000 shares of Common Stock that the U.S. Underwriters may purchase under an over-allotment option, together with two separate Prospectus pages relating to a concurrent offering outside the United States and Canada of an aggregate of 800,000 shares of Common Stock, par value $0.001 per share, of Triangle Pharmaceuticals, Inc. (the "International Offering"). The complete Prospectus for the United States Offering follows immediately after this Explanatory Note. Following such Prospectus is an alternate front cover page and an alternate back cover page for the International Offering. All other pages of the following Prospectus are to be used both in the United States Offering and the International Offering.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996
                                4,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK

    The 4,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), offered hereby are being offered by Triangle Pharmaceuticals, Inc. ("Triangle" or the "Company") in concurrent offerings in the United States and Canada and outside the United States and Canada (collectively, the "Offerings"). See "Underwriting." Of such shares, 3,200,000 shares are initially being offered in the United States and Canada by the U.S. Underwriters (the "United States Offering") and 800,000 shares are initially being offered outside the United States and Canada by the International Underwriters (the "International Offering"). The price to public and the aggregate underwriting discounts and commissions for the Offerings will be identical.

    Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $7.50 and $9.50 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price.

    The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "VIRS."

    For a discussion of certain risks of an investment in the shares of Common Stock offered hereby, see "Risk Factors" on pages 5-16.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                                   Underwriting
                                           Price to               Discounts and              Proceeds to
                                            Public                 Commissions*                Company+
Per Share.....................            $                       $                       $
Total++.......................            $                       $                       $

------------

* The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

+ Before deducting expenses of the Offerings payable by the Company estimated to be $700,000.

++   The Company has granted to the U.S. Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is
    exercised in full, the total price to public will be      , the total
    underwriting discounts and commissions will be      and the total proceeds
    to Company will be $        . See "Underwriting."
                              -------------------

    The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that delivery of certificates therefor will be made at the offices of Dillon, Read & Co. Inc., New York, New York, on
or about      , 1996. The Underwriters include:
DILLON, READ & CO. INC.                                 BEAR, STEARNS & CO. INC.

                   The date of this Prospectus is      , 1996

    Triangle Pharmaceuticals, Inc. is a pharmaceutical company engaged in the development of new drug candidates primarily in the antiviral area. Triangle has an existing portfolio of five licensed drug candidates and two drug candidates for which the Company has a right to acquire a license. All of the Company's drug candidates are in an early phase of development.

                            ------------------------

IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to furnish its stockholders annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

    TRIANGLE PHARMACEUTICALS AND THE TRIANGLE LOGO ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES NAMES AND TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY.

   [CHART SHOWING THE IDENTITY AND STRUCTURE OF THE COMPANY'S DRUG CANDIDATES
                                 APPEARS HERE]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS SET FORTH IN THE FINANCIAL STATEMENTS AND NOTES THERETO AND AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES THAT THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND (II) REFLECTS THE CONVERSION OF ALL OF THE COMPANY'S OUTSTANDING SHARES OF SERIES A AND SERIES B PREFERRED STOCK, PAR VALUE $0.001 PER SHARE (COLLECTIVELY, THE "PREFERRED STOCK"), INTO SHARES OF COMMON STOCK, WHICH WILL OCCUR UPON THE CLOSING OF THE OFFERINGS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN OR PROJECTED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  The Company

    Triangle is a pharmaceutical company engaged in the development of new drug candidates primarily in the antiviral area, with a particular focus on therapies for the human immunodeficiency virus ("HIV"), including the acquired immunodeficiency syndrome ("AIDS"), and the hepatitis B virus ("HBV"). Prior to their employment with the Company, members of the Company's management team played instrumental roles in the identification, clinical development and commercialization of several leading antiviral therapies.


    Triangle has an existing portfolio consisting of five licensed drug candidates and two drug candidates for which the Company has an option to acquire a license. In laboratory tests, four of the seven drug candidates inhibit the growth of HIV, and two of these four also inhibit the growth of HBV. The other three drug candidates have attractive preclinical profiles against certain cancers, herpes infections and psoriasis. All of the Company's drug candidates are in an early phase of development. The Company has completed a Phase Ia clinical trial and is currently conducting a Phase Ib/IIa clinical trial with one of its anti-HIV drug candidates. The Company expects to commence Phase I clinical trials for most of its other existing drug candidates by the end of 1997. The Company believes that some of its drug candidates may meet the criteria established by the United States Food and Drug Administration ("FDA") for accelerated approval. If so, the Company may be able to commercialize these drug candidates in a shorter time period than has historically been required for drugs that do not meet the criteria for accelerated approval. There can be no assurance, however, that the Company's drug candidates will qualify for accelerated approval or be approved in a time period that is shorter than would be historically expected.



    Treatment of HIV using combinations of drugs has recently shown significant clinical benefits including reducing virus levels and increasing patient longevity. Prior to joining the Company, the Company's management team was actively engaged for a number of years in the development of combination therapy for the treatment of HIV. The Company was founded based in part on the management team's belief that the prolonged use of combination therapy will generate demand for new anti-HIV drugs with favorable resistance and tolerance profiles. The Company believes the use of anti-HIV drugs will increase because it anticipates that (i) the use of multiple drugs in individual patients on combination therapy will increase, (ii) large numbers of previously untreated patients will begin to seek medical care as the benefits of combination therapy become more widely understood and (iii) patient longevity will increase and thus lengthen the duration of drug therapy.


    Triangle intends to maintain a limited corporate infrastructure that is focused on drug development. The Company does not intend to engage in drug discovery, but instead to focus on drug development, thereby avoiding much of the significant investment of time and capital that is generally required before a compound is identified and brought to clinical trials. The Company intends to use its expertise to perform internally what it believes are the most critical aspects of the development process, such as the design of clinical trials and the optimization of drug synthesis. The Company plans to out-source the conduct of clinical trials and many aspects of the manufacture of drug substance to carefully selected third parties. The Company believes that the high concentration of major prescribers of anti-HIV therapies in the United States will enable the Company to promote most drug candidates that are successfully developed to these prescribers through a small, direct sales force. The Company does not currently have a sales force.

    Triangle is a development stage company, has not received any revenues from the sale of products, and does not expect any of its drug candidates to be commercially available for at least the next several years. As of June 30, 1996, the Company's accumulated deficit was approximately $6.5 million. There can be no assurance that the Company will ever achieve profitable operations.

    The Company was incorporated in Delaware in July 1995. The Company's principal executive offices are located at 4 University Place, 4611 University Drive, Durham, North Carolina 27707, and its telephone number is (919) 493-5980.

                                 The Offerings

Common Stock offered by the Company............  4,000,000 shares
Common Stock to be outstanding after the
Offerings......................................  17,015,238(1)
Use of proceeds................................  For general corporate purposes, including drug development programs such as
                                                 preclinical testing and clinical trials,
                                                 the payment of license fees and other
                                                 amounts to licensors and working capital.
                                                 See "Use of Proceeds."
Nasdaq National Market symbol..................  VIRS

------------

(1) Excludes as of October 11, 1996 (i) 1,076,260 shares of Common Stock issuable upon exercise of outstanding options (at a weighted average exercise price of $1.87 per share) and (ii) 146,000 shares of Preferred Stock issuable upon exercise of outstanding warrants (at a weighted average exercise price of $1.22 per share). See "Management--Benefit Plans," "Description of Capital Stock--Preferred Stock, Warrants and Stock Options" and note 6 of notes to financial statements.

                             Summary Financial Data

                                                                                   Period from
                                                                                    inception         Six Months
                                                                               (July 12, 1995) to       Ended
                                                                                December 31, 1995   June 30, 1996
                                                                               -------------------  --------------
Statement of Operations Data:
Costs and expenses:
    License fees.............................................................          --            $  2,751,829
    Development..............................................................          --               1,342,591
    General and administrative...............................................    $     1,004,815        1,490,156
                                                                               -------------------  --------------
Loss from operations.........................................................         (1,004,815)      (5,584,576)
Interest income..............................................................             37,232           85,158
                                                                               -------------------  --------------
Net loss.....................................................................    $      (967,583)    $ (5,499,418)
                                                                               -------------------  --------------
                                                                               -------------------  --------------
Pro forma net loss per share (1).............................................    $         (0.07)    $      (0.39)
                                                                               -------------------  --------------
                                                                               -------------------  --------------
Shares used in computing pro forma net loss per share (1)....................         14,237,498       14,237,498


                                                                                          June 30, 1996
                                                                               -----------------------------------
                                                                                     Actual         As Adjusted(2)
                                                                               -------------------  --------------
Balance Sheet Data:
Cash and cash equivalents....................................................    $     5,825,617     $ 36,745,617
Investments..................................................................         11,305,549       11,305,549
Working capital..............................................................         16,339,403       47,259,403
Total assets.................................................................         18,030,241       48,950,241
Accumulated deficit..........................................................         (6,467,001)      (6,467,001)
Total stockholders' equity...................................................         16,929,031       47,849,031

------------

(1) See note 1 of notes to financial statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

(2) As adjusted to reflect the sale of the Common Stock offered hereby at an assumed initial public offering price of $8.50 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

Development Stage Company; Uncertainty of Product Development

    The Company was incorporated in July 1995 and accordingly has only a limited operating history upon which an evaluation of the Company's business and prospects can be based. In addition, the Company's drug candidates are all in the early developmental stage and require significant, time-consuming and costly development, testing and regulatory clearances. The Company does not expect any of its drug candidates to be commercially available for at least the next several years. The successful development of any new drug, including any of the Company's drug candidates, is highly uncertain and is subject to a number of significant risks. These risks include, among others, the possibility that any or all of the Company's drug candidates will be found to be ineffective or toxic or otherwise fail to receive necessary regulatory clearances; that the drug candidates will be uneconomical to manufacture or market or will not achieve broad market acceptance; that third parties will hold proprietary rights that will preclude the Company from marketing the drug candidates; or that third parties will market equivalent or superior products. The failure of the Company's drug development programs to result in commercially viable products would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Product Development Programs."

History of Operating Losses; Accumulated Deficit; Uncertainty of Future
  Profitability

    The Company has incurred losses since its inception. As of June 30, 1996, the Company's accumulated deficit was approximately $6.5 million. Losses have resulted principally from costs incurred in the acquisition and development of the Company's drug candidates and general and administrative costs. These costs have exceeded the Company's revenues, which to date have been generated primarily from interest income. The Company has not generated any revenue to date from the sale of drugs and does not expect to do so for at least the next several years. The Company expects to incur significant additional operating losses over the next several years and expects losses to increase as the Company's drug development efforts expand. The Company's ability to achieve profitability will depend upon its ability to develop and obtain regulatory approval for its drug candidates and to develop the capacity (or establish relationships with third parties) to manufacture, market and sell any drug candidates it successfully develops. There can be no assurance that the Company will ever generate significant revenues or achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Future Capital Needs; Uncertainty of Additional Funding

    The Company's drug development programs currently require and will in the future require substantial capital expenditures, including expenditures for preclinical testing, chemical synthetic scale-up, clinical trials of drug candidates and payments to the Company's licensors. The Company's future capital requirements will depend on many factors, including the progress of the Company's drug development programs, the magnitude of these programs, the scope and results of preclinical testing and clinical trials, the cost, timing and outcome of regulatory reviews, the costs under the license and/or option agreements relating to the Company's drug candidates, administrative and legal expenses, the establishment of capacity for sales and marketing functions, the establishment of relationships with third parties for manufacturing and sales and marketing functions, and other factors. The Company expects that its capital requirements will increase significantly in the future.

    The Company has incurred negative cash flow from operations since inception and does not expect to generate positive cash flow to fund its operations for at least the next several years. As a result, the Company believes that substantial additional equity or debt financings will be required to fund its operations. There can be no assurance that the Company will be able to consummate any such financings at all or on favorable terms, or that such financings will be adequate to meet the Company's capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its drug development programs or attempt to continue development by entering into arrangements with collaborative partners or others that may require the Company to relinquish some or all of its rights to certain technologies or drug candidates that the Company would not otherwise desire to relinquish. The Company's inability to fund its capital requirements would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Uncertainties Related to Clinical Trials

    Before obtaining required regulatory approvals for the commercial sale of any of its drug candidates under development, the Company must demonstrate through preclinical testing and clinical trials that each product is safe and effective for use in each target indication. The results from preclinical testing and early clinical trials may not be predictive of results that will be obtained in pivotal clinical trials, and there can be no assurance that the Company's clinical trials will demonstrate sufficient safety and effectiveness to obtain required regulatory approvals or will result in marketable products. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The administration of any drug candidate developed by the Company may produce undesirable side effects in humans. The occurrence of side effects could interrupt, delay or halt clinical trials of such drug candidate and could ultimately prevent its approval by the FDA or foreign regulatory authorities for any and all targeted indications. The Company or the FDA may suspend or terminate clinical trials at any time if it is believed that the trial participants are being exposed to unacceptable health risks. There can be no assurance that clinical trials will demonstrate that any drug candidate under development by the Company is safe or effective.

    The rate of completion of the Company's clinical trials will depend upon, among other factors, obtaining adequate clinical supplies and the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment can result in increased costs or delays or both, which could have a material adverse effect on the Company. There can be no assurance that if clinical trials are successfully completed, the Company will be able to submit a New Drug Application ("NDA") in a timely manner or that any such application will be approved by the FDA. Any failure of the Company to complete successfully its clinical trials and obtain approvals of corresponding NDAs would have a material adverse effect on the Company. See "Business--Product Development Programs" and "Business--Government Regulation."

Uncertainty of Patents; Dependence on Patents, Licenses and Proprietary Rights

    The Company's success will depend in large part on the ability of the Company and its licensors to obtain patent protection with respect to its drug candidates, defend patents once obtained, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others and to obtain appropriate licenses to patents or proprietary rights held by third parties, both in the United States and in foreign countries. The Company has no patents in its own name or patent applications of its own pending, but has obtained licenses to patents and other proprietary rights from third parties with respect to each of the Company's seven drug candidates.

    The patent positions of pharmaceutical companies, including those of the Company, are uncertain and involve complex legal and factual questions for which important legal principles are unresolved. There can be no assurance that the Company or its licensors have or will develop or obtain the rights to products or processes that are patentable, that patents will issue from any of the pending applications or that claims allowed will be sufficient to protect the technology licensed to the Company. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company's success will also depend in large part on the Company not breaching the licenses pursuant to which the Company obtained its technology and drug candidates.

    A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents to technologies that cover or are similar to the technologies licensed by the Company. The Company is aware of certain patent applications previously filed by and patents already issued to others that conflict with patents or patent applications licensed to the Company either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those licensed to the Company. In addition, there can be no assurance that the Company is aware of all patents or patent applications that may materially affect the Company's ability to make, use or sell any products. United States patent applications are confidential while pending in the United States Patent and Trademark Office ("PTO"), and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of the patents licensed to the Company and limit the ability of the Company or its licensors to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that the Company will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, the Company could be delayed in or prevented from pursuing the development or commercialization of its drug candidates, which would have a material adverse effect on the Company.

    The Company is aware of significant risks regarding the patent rights licensed by the Company relating to three of the seven compounds comprising the Company's existing drug candidate portfolio. The Company may not be able to commercialize FTC, DAPD or CS-92 for HIV and/or HBV due to patent rights held by third parties other than the Company's licensors. The Company is aware of numerous patent applications and issued patents in the United States and numerous foreign countries held by third parties other than the Company's licensors that relate to these compounds and their use alone or with other compounds to treat HIV and HBV. As a result, the positions of the Company and its licensors with respect to the use of FTC, DAPD and CS-92 to treat HIV and/or HBV are highly uncertain and involve numerous complex legal and factual questions that are unknown or unresolved. If any of these questions is resolved in a manner that is not favorable to the Company's licensors or the Company, the Company would not have the right to commercialize FTC, DAPD and/or CS-92 in the absence of a license from one or more third parties, which may not be available on acceptable terms or at all. The Company's inability to commercialize any of these compounds would have a material adverse effect on the Company.

FTC

    The Company obtained its rights to purified forms of FTC under a license from Emory University ("Emory"). In 1990 and 1991, Emory filed in the United States and thereafter in numerous foreign countries patent applications with claims to composition of matter and methods to treat HIV and HBV with FTC. Yale University ("Yale") filed patent applications on FTC and its use to treat HBV in 1991 in the United States, and subsequently licensed its rights under those patent applications to Emory. The Company's license arrangement with Emory includes all rights under the Yale patent applications. FTC belongs to the same general class of nucleosides as 3TC, which was recently approved in the United States by the FDA for use in combination with AZT for the treatment of HIV. 3TC is currently being sold by Glaxo Wellcome plc ("Glaxo") for the treatment of HIV under a license agreement with BioChem Pharma, Inc. ("BioChem Pharma").

    HIV. Emory received a United States patent in 1993 covering a method to treat HIV infection with FTC. BioChem Pharma filed a patent application in the United States in 1989 and was issued a patent in 1991 covering a group of nucleosides in the same general class as FTC, but which did not include FTC. BioChem Pharma filed foreign patent applications in 1990 based upon its 1989 United States patent application, and in those foreign applications included FTC among a large class of nucleosides. The foreign patent applications are pending in a large number of countries, and have issued in a number of countries with claims directed to FTC and its use to treat HIV. In addition, BioChem Pharma filed a United States patent application in 1991 specifically directed to a purified form of FTC that exhibits advantageous properties for the treatment of HIV. BioChem Pharma filed patent applications in a large number of foreign countries based upon its 1991 United States patent application, and patents have issued in certain countries. BioChem Pharma may have additional patent applications pending in the United States.

    In the United States, the first to invent a subject matter is entitled to patent protection on that invention. With respect to patent applications filed prior to January 1, 1996, United States patent law provides that if a party invented a technology outside the United States, then for purposes of determining the first to invent the technology, that party is deemed to have invented the technology on the earlier of the date it introduced the invention in the United States or the date it filed its patent application. In a registration statement recently filed with the United States Securities and Exchange Commission, BioChem Pharma stated that since it conducts substantially all of its research activities outside the United States, it is at a disavantage as to inventions made prior to January 1, 1996 with respect to obtaining United States patents as compared to companies that maintain research facilities in the United States. The Company does not know whether Emory or BioChem Pharma was the first to invent the subject matter claimed in their respective United States patent applications or patents, or whether BioChem Pharma invented the technology disclosed in its patent applications in the United States or introduced that technology in the United States before the date of its patent applications. In foreign countries, the first party to file a patent application on an invention, not the first to invent the subject matter, is entitled to patent protection on that invention. While the Company believes that Emory's patent applications that disclosed FTC as a useful anti-HIV agent were filed in foreign countries before BioChem Pharma filed its foreign patent applications on that subject matter, BioChem Pharma has been issued patents in several foreign countries. There can be no assurance that Emory will initiate or be successful in any foreign proceeding attempting to revoke patents issued to BioChem Pharma or addressing the relative rights of BioChem Pharma and Emory. BioChem Pharma has opposed patent claims on FTC recently granted to Emory in Japan and Australia. There can be no assurance that BioChem Pharma will not make additional challenges to any Emory patents or patent applications, or that Emory will succeed in defending any such challenges. There can be no assurance that the sale of FTC by the Company for the treatment of HIV would not be held to infringe United States and foreign patent rights of BioChem Pharma. Under the patent laws of most countries, a product can be found to infringe a third party patent either if the third party patent expressly covers the product or method of treatment using the product, or in certain circumstances, if the third party patent, while not expressly covering the product or method, covers subject matter that is substantially equivalent in nature to the product or method. If it is determined that the sale of FTC for the treatment of HIV infringes a BioChem Pharma patent, the Company would not have the right to make, use or sell FTC for the treatment of HIV in one or more countries in the absence of a license from BioChem Pharma. There can be no assurance that the Company could obtain a license from BioChem Pharma on acceptable terms or at all.

    HBV. Burroughs Wellcome Co. ("Burroughs Wellcome") filed patent applications in March and May 1991 in Great Britain on a method to treat HBV with FTC. Burroughs Wellcome filed similar patent applications in other countries, which the Company believes includes the United States. Glaxo subsequently acquired Burroughs Wellcome's rights under those patent applications. Those applications were filed in foreign countries prior to the date Emory filed its patent application on the use of FTC to treat HBV, and therefore, the foreign patent applications filed by Burroughs Wellcome have priority over those filed by Emory. In July 1996, Emory instituted litigation against Glaxo in the United States District Court to obtain ownership of the patent applications filed by Burroughs Wellcome, alleging that Burroughs Wellcome converted and misappropriated Emory's invention and property, and that an Emory employee is the inventor or a co-inventor of the subject matter covered by the Burroughs Wellcome patent applications. There can be no assurance that Emory will succeed in its efforts to establish ownership rights. If Emory fails to establish ownership rights, the Company could not make, use or sell FTC for the treatment of HBV in countries in which patents are issued to Glaxo without a license from Glaxo. If Emory establishes only co-ownership rights (and not sole ownership) to these patents and patent applications, laws in Europe, Korea and perhaps other countries could prohibit Emory from licensing any co-owned patent rights without Glaxo's consent. If the Company is required to obtain a license from Glaxo to sell FTC for the treatment of HBV, there can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all.

    BioChem Pharma filed a patent application in May 1991 in Great Britain also directed to a method to treat HBV with FTC. BioChem Pharma filed similar patent applications in other countries and in January 1996, was issued a patent in the United States. Emory has informed the Company that Emory intends to challenge BioChem Pharma's issued United States patent. There can be no assurance that Emory will pursue or succeed in any such proceeding. The Company cannot sell FTC for the treatment of HBV in the United States unless the BioChem Pharma patent is held invalid by a United States court or administrative body or unless the Company obtains a license from Biochem Pharma. There can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all. In July 1991, BioChem Pharma was issued a United States patent on the use of 3TC to treat HBV and has corresponding applications pending or issued in foreign countries. If it is determined that the use of FTC to treat HBV is not substantially different from the use of 3TC to treat HBV, a court could hold that the use of FTC to treat HBV infringes these BioChem Pharma 3TC patents.

    In addition, BioChem Pharma has filed in the United States and foreign countries several patent applications on manufacturing methods relating to a class of nucleosides that includes FTC. If the Company uses a manufacturing method that is covered by patents issuing on any of these applications, the Company would not be able to manufacture FTC without a license from BioChem Pharma. There can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all.

DAPD

    The Company obtained its rights to DAPD under a license from Emory and the University of Georgia Research Foundation, Inc. ("UGARF"). The DAPD portfolio licensed to the Company consists of two issued United States patents and several United States and foreign patent applications that cover a method for the synthesis of DAPD and its use to treat HIV and HBV. Emory and UGARF filed patent applications claiming these inventions in the United States in 1990, 1992 and 1993, respectively. BioChem Pharma filed a patent application in the United States in 1988 on a group of nucleosides in the same general class as DAPD and their use to treat HIV, and has filed corresponding patent applications in foreign countries. The PTO issued a patent to BioChem Pharma in 1993 covering a class of nucleosides that includes DAPD and its use to treat HIV. Corresponding patents have been issued to BioChem Pharma in many foreign countries. Emory has filed an opposition to BioChem Pharma's granted patent application in the European Patent Office based, in part, upon Emory's assertion that BioChem Pharma's patent does not disclose how to make DAPD, and Emory has informed the Company that Emory intends to challenge BioChem Pharma's patents and patent applications in other countries. However, there can be no assurance that a court or administrative body would invalidate BioChem Pharma's patent claims or that a sale of DAPD by the Company would not infringe BioChem Pharma's patents. If Emory, UGARF and the Company do not challenge, or are not successful in any challenge to, BioChem Pharma's issued patents or pending patent applications (or patents that may issue as a result of such applications), the Company will not be able to manufacture, use or sell DAPD in the United States and any foreign countries in which BioChem Pharma receives a patent without a license from BioChem Pharma. There can be no assurance that the Company would be able to obtain a license from BioChem Pharma on acceptable terms or at all.

CS-92

    The Company obtained its rights to CS-92 under a license from Emory and UGARF. Emory and UGARF have obtained two United States patents that cover CS-92 and its use to treat HIV, and have filed a European patent application and a Japanese patent application with claims limited to the use of CS-92 as a method for administering AZT, which includes the administration of CS-92 as a precursor form of AZT, to treat HIV infection. Burroughs Wellcome filed an application with the European Patent Office in September 1986 directed to a broad group of nucleosides that includes CS-92, and their use to treat HIV infection. Burroughs Wellcome subsequently filed similar applications in other countries, and the Company believes Burroughs Wellcome filed a similar patent application in the United States. Patents have been issued to Burroughs Wellcome in certain countries based upon these patent applications. Glaxo now has the rights to these patents and patent applications. There can be no assurance that, if challenged, a court would uphold the Emory/UGARF patents in light of the disclosures contained in the earlier filed Burroughs Wellcome patent applications. In addition, CS-92 is metabolized to AZT in cell lines IN VITRO, and based on that, the Company believes that it may likewise be converted to AZT IN VIVO. A court could hold that United States and foreign patents owned by Glaxo covering the use of AZT to treat HIV infection would be infringed by the sale of CS-92 to treat HIV infection. If the use of CS-92 is found to infringe the patents owned by Glaxo, then the Company would not have the right to sell CS-92 in one or more countries without a license from Glaxo. There can be no assurance that the Company would be able to obtain a license from Glaxo on acceptable terms or at all.

    Litigation, which could result in substantial cost to the Company, may also be necessary to enforce any patents to which the Company has rights or to determine the scope, validity and enforceability of other parties' proprietary rights, which may affect the Company's drug candidates and technology. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. The Company's licensors may also have to participate in interference proceedings declared by the PTO to determine the priority of an invention, which could result in substantial cost to the Company. There can be no assurance that the Company's licensed patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. Further, with respect to the drug candidates licensed or optioned by the Company from Emory, UGARF and The Regents of the University of California (the "Regents"), Emory, UGARF and the Regents are primarily responsible for any litigation, interference, opposition or other action pertaining to patents or patent applications related to the licensed technology and the Company is required to reimburse them for the costs they incur in performing these activities. As a result, the Company generally does not have the ability to institute or determine the conduct of any such patent proceedings unless Emory, UGARF and/or the Regents do not elect to institute or elect to abandon such proceedings. In cases where Emory, UGARF and/or the Regents elect to institute and prosecute patent proceedings, the Company's rights will be dependent in part upon the manner in which Emory, UGARF and/or the Regents conduct the proceedings. Emory, UGARF and/or the Regents could, in any of these proceedings they elect to initiate and maintain, elect not to vigorously pursue or defend or to settle such proceedings on terms that are not favorable to the Company. An adverse outcome in any patent litigation or interference proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company. Moreover, the mere uncertainty resulting from the institution and continuation of any technology-related litigation or interference proceeding could have a material adverse effect on the Company pending resolution of the disputed matters.

    The Company also relies on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants and others. There can be no assurance that these agreements will not be breached or terminated, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. The Company relies on certain technologies to which it does not have exclusive rights or which may not be patentable or proprietary and thus may be available to competitors. The Company has filed an application for but has not obtained a trademark registration with respect to its corporate name and its logo. Another company has filed an application to obtain a trademark registration for the name "Triangle Coordinated Care," and the Company is aware that several other companies use trade names that are similar to the Company's for their businesses. If the Company is not able to obtain any licenses that may be necessary for the Company to use its corporate name, it may be required to change its corporate name. The Company's management personnel were previously employed by other pharmaceutical companies. In many cases, these individuals are conducting drug development activities for the Company in areas similar to those in which they were involved prior to joining the Company. As a result, the Company, as well as these individuals, could be subject to allegations of violation of trade secrets and other similar claims. See "Business--Patents and Proprietary Rights."

Extensive Government Regulation; No Assurance of Regulatory Approval

    Human pharmaceutical products are subject to rigorous preclinical testing and clinical trials and other approval procedures mandated by the FDA and foreign regulatory authorities. Various federal and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate United States and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources. In addition, these requirements and processes vary widely from country to country. The time required for completing preclinical testing and clinical trials and obtaining regulatory approvals is uncertain. The Company may decide to replace a drug candidate in preclinical testing and/or clinical trials with a modified drug candidate, thus extending the development period. In addition, the FDA or similar foreign regulatory authorities may require additional clinical trials, which could result in increased costs and significant development delays. Delays or rejections may also be encountered based upon changes in FDA policy during the period of product development and FDA review. Similar delays or rejections may be encountered in other countries. The Company's drug candidates may not qualify for accelerated development and/or approval under FDA regulations and, even if some of the Company's drug candidates qualify for accelerated development and/or approval, they may not be approved for marketing sooner than would be historically expected or at all. There can be no assurance that even after substantial time and expenditures, any of the Company's drug candidates under development will receive marketing approval in any country on a timely basis or at all. If the Company is unable to demonstrate the safety and effectiveness of its drug candidates to the satisfaction of the FDA or foreign regulatory authorities, the Company will be unable to commercialize its drug candidates and would be materially and adversely affected. Further, even if regulatory approval of a drug candidate is obtained, the approval may entail limitations on the indicated uses for which the drug candidate may be marketed. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections, and subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, refusal to approve pending applications, refusal to permit exports from the United States, product recalls, seizure of products, operating restrictions and criminal prosecutions. Further, FDA policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's drug candidates.

    The effect of governmental regulation may be to delay the marketing of new products for a considerable period of time, to impose costly requirements on the Company's activities or to provide a competitive advantage to other companies that compete with the Company. Adverse clinical results by others could have a negative impact on the regulatory process and timing with respect to the development and approval of the Company's drug candidates. A delay in obtaining or failure to obtain regulatory approvals could have a material adverse effect on the Company. The extent and character of potentially adverse governmental regulation that may arise from future legislation or administrative action cannot be predicted.

    The Company is also subject to various federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with its development work. See "Business--Government Regulation."

Intense Competition; Risk of Technological Change

    The Company is engaged in segments of the pharmaceutical industry that are highly competitive and rapidly changing. If successfully developed and approved, the drug candidates that the Company is currently developing will compete with numerous existing therapies. In addition, a number of companies are pursuing the development of novel pharmaceuticals that target the same diseases the Company is targeting. The Company believes that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV. The Company anticipates that it will face intense and increasing competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products developed by the Company's competitors will not be more effective, or more effectively marketed and sold, than any that may be developed by the Company. Competitive products may render the Company's licensed technology and products obsolete or noncompetitive prior to the Company's recovery of development or commercialization expenses incurred with respect to any such products. The development by others of a cure or new treatment methods for the indications for which the Company is developing drug candidates could render the Company's drug candidates noncompetitive, obsolete or uneconomical. Many of the Company's competitors have significantly greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in preclinical testing and clinical trials, obtaining FDA and other regulatory approvals and manufacturing and marketing pharmaceutical products. Many of these competitors also have products that have been approved or are in late-stage development and operate large, well-funded research and development programs. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

    If the Company's drug candidates are successfully developed and approved, the Company will face competition based on the safety and effectiveness of its products, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable technology or products, or achieve earlier patent protection, product development or product commercialization than the Company. Accordingly, the Company's competitors may succeed in commercializing products more rapidly or effectively than the Company, which could have a material adverse effect on the Company. See "Business-- Competition."

Risks Related to License and Option Agreements

    The agreements pursuant to which the Company has in-licensed or obtained an option to in-license its drug candidates permit the Company's licensors to terminate the agreements under certain circumstances, such as the failure by the Company to achieve certain development milestones or the occurrence of an uncured material breach by the Company. The termination of any of these agreements could have a material adverse effect on the Company. Upon termination of the license agreements with Emory and UGARF, the Company is required to grant to Emory and UGARF a non-exclusive, royalty-free license to all of the Company's interest in the licensed technology (including any improvements to the technology developed by the Company). In addition, the license agreements with Emory, UGARF and the Regents provide that Emory, UGARF and the Regents are primarily responsible for any litigation, interference, opposition or other action pertaining to the patents related to the technology licensed to the Company, and the Company is required to reimburse them for the costs they incur in performing these activities. The Company believes that these costs as well as other costs under the license and option agreements relating to the Company's drug candidates will be substantial, and any inability or failure of the Company to pay these costs with respect to any drug candidate could result in the termination of the license or option agreement for such drug candidate. See "Business--License and Option Agreements."

Lack of Manufacturing Capabilities

    The Company does not have any manufacturing capacity and currently plans to seek to establish relationships with third party manufacturers for the manufacture of clinical trial material and the commercial production of any products it may develop. There can be no assurance that the Company will be able to establish relationships with third party manufacturers on commercially acceptable terms or that third party manufacturers will be able to manufacture products in commercial quantities under good manufacturing practices mandated by the FDA on a cost-effective basis. The Company's dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and commercialize products on a timely and competitive basis. Further, there can be no assurance that manufacturing or quality control problems will not arise in connection with the manufacture of the Company's products or that third party manufacturers will be able to maintain the necessary governmental licenses and approvals to continue manufacturing the Company's products.

Any failure to establish relationships with third parties for its manufacturing requirements on commercially acceptable terms would have a material adverse effect on the Company. See "Business--Manufacturing" and "Business--Government Regulation."

Lack of Sales and Marketing Capabilities

    The Company currently has only one marketing employee and no sales personnel. The Company will have to develop a sales force or rely on marketing partners or other arrangements with third parties for the marketing, distribution and sale of any products it develops. The Company currently intends to market in the United States most of the drug candidates that it successfully develops primarily through a direct sales force and outside the United States through a combination of a direct sales force and arrangements with third parties. There can be no assurance that the Company will be able to establish marketing, distribution or sales capabilities or make arrangements with third parties to perform those activities on terms satisfactory to the Company or that any internal capabilities or third party arrangements will be cost-effective.

    In addition, any third parties with which the Company establishes marketing, distribution or sales arrangements may have significant control over important aspects of the commercialization of the Company's products, including market identification, marketing methods, pricing, composition of sales force and promotional activities. There can be no assurance that the Company will be able to control the amount and timing of resources that any third party may devote to the Company's products or prevent any third party from pursuing alternative technologies or products that could result in the development of products that compete with the Company's products and the withdrawal of support for the Company's programs. See "Business--Sales and Marketing."

Dependence on Third Parties for Development, Manufacturing and In-Licensing

    The Company intends to engage third party contract research organizations ("CROs") to perform certain functions in connection with the development of the Company's drug candidates and third parties to perform many aspects of the manufacture of drug substance. The Company intends to design clinical trials, but have CROs conduct the clinical trials. The Company will rely on the CROs to perform many important aspects of clinical trials. As a result, these aspects of the Company's drug development programs will be outside the direct control of the Company. In addition, there can be no assurance that the CROs or third parties will perform all of their obligations under arrangements with the Company. In the event that the CROs or third parties do not perform clinical trials or manufacture drug substance in a satisfactory manner or breach their obligations to the Company, the commercialization of any drug candidate may be delayed or precluded, which would have a material adverse effect on the Company. The Company does not intend to engage in drug discovery. The Company's strategy for obtaining additional drug candidates is to utilize the relationships of its management team and Scientific Advisory Board to identify compounds for in-licensing from companies, universities, research institutions and other organizations. There can be no assurance that the Company will succeed in in-licensing additional drug candidates on acceptable terms or at all.

No Assurance of Market Acceptance

    The Company's success will depend in substantial part on the extent to which any product it develops achieves market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and scope of regulatory approvals, the establishment and demonstration in the medical community of the safety and effectiveness of the Company's products and their potential advantages over existing treatment methods, and reimbursement policies of government and third party payors. There can be no assurance that physicians, patients, payors or the medical community in general will accept or utilize any product that the Company may develop.

Risks Relating to Combination Therapy

    The Company's success will also depend in large part on the extent to which combination therapy for the treatment of HIV in the United States and Europe and for the treatment of HBV in developing areas of the world, particularly Asia, achieves market acceptance. Present combination treatment regimens for the treatment of HIV are expensive (published reports indicate the cost per patient per year can exceed $13,000), and may increase as new combinations are developed. These costs have resulted in a limitation of reimbursement available from third party payors for the treatment of HIV infection, and the Company expects that reimbursement pressures will continue in the future. If combination therapy is accepted as a method to treat HBV, treatment regimens are also likely to be expensive. The Company expects that even the cost of monotherapy for HBV will be considered expensive in developing countries. Any failure of combination therapy to achieve significant market acceptance for the treatment of HIV or potentially HBV could have a material adverse effect on the Company. See "Business-- Product Development Programs."

Dependence on Key Employees

    The Company is highly dependent on its senior management and scientific staff, including Dr. David Barry, the Company's Chairman and Chief Executive Officer. The Company has not entered into employment agreements with any of its personnel. The loss of the services of any member of its senior management or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. Retaining and attracting qualified personnel, consultants and advisors is critical to the Company's success. In order to pursue its drug development programs and marketing plans, the Company will be required to hire additional qualified scientific and management personnel. Competition for qualified individuals is intense and the Company faces competition from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals on acceptable terms or at all, and the failure to do so would have a material adverse effect on the Company. In addition, the Company relies on members of its Scientific Advisory Board to assist the Company in formulating its drug development strategy. All of the members of the Scientific Advisory Board are employed by other employers and each such member may have commitments to or consulting or advisory contracts with other entities that may limit his availability to the Company. See "Business--Human Resources" and "Management."

Uncertainty of Health Care Reform Measures and Third Party Reimbursement

    The business and financial condition of pharmaceutical companies will continue to be affected by the efforts of governments and third party payors to contain or reduce the cost of health care through various means. A number of legislative and regulatory proposals aimed at changing the health care system have been proposed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether legislative or regulatory proposals will be adopted or the effect those proposals or managed care efforts may have on its business, the announcement and/or adoption of such proposals or efforts could have a material adverse effect on the Company. In the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans that mandate predetermined discounts from list prices. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Business-- Health Care Reform Measures and Third Party Reimbursement."

Absence of Product Liability Insurance; Insurance Risks

    The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. There can be no assurance that product liability claims will not be asserted against the Company. The Company does not currently have any product liability insurance.

The Company intends to obtain limited product liability insurance for its clinical trials when they begin in the United States and to expand its insurance coverage if and when the Company begins marketing commercial products. However, there can be no assurance that the Company will be able to obtain product liability insurance on commercially acceptable terms or that the Company will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect the Company against potential losses. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company.

Hazardous Materials

    The Company's drug development programs involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages or fines that result and any such liability could exceed the resources of the Company.

Concentration of Stock Ownership; Control by Management and Existing
  Stockholders

    Upon completion of the Offerings, the Company's directors, executive officers and their respective affiliates will beneficially own approximately 67% of the outstanding Common Stock (approximately 64% if the U.S. Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders. See "Management" and "Principal Stockholders."

Potential Adverse Market Impact of Shares Eligible For Future Sale; Registration
  Rights

    Sales of a substantial number of shares of Common Stock in the public market following the Offerings could adversely affect the market price of the Common Stock. In addition, holders of approximately 9,800,000 shares of Common Stock (including shares issuable upon the exercise of outstanding warrants) are entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. Any such sales may have an adverse effect on the Company's ability to raise needed capital through an offering of its equity or convertible debt securities and may adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale" and "Description of Capital Stock--Registration Rights."

No Prior Market For Common Stock

    Prior to the Offerings, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offerings or that investors will be able to sell the Common Stock should they desire to do so. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade upon completion of the Offerings. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

Volatility of Stock Price

    The market price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as announcements of the results of clinical trials, developments with respect to patents or proprietary rights, announcements of technological innovations, new products or new contracts by the Company or its competitors, actual or anticipated variations in the Company's operating results due to a number of factors including, among others, the level of development expenses, changes in financial estimates by securities analysts, conditions and trends in the pharmaceutical and other industries, adoption of new accounting standards affecting the industry, general market conditions and other factors. As a result, it is possible that the Company's operating results will be below the expectations of market analysts and investors, which would likely have a material adverse effect on the prevailing market price of the Common Stock.

    Further, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many pharmaceutical and biotechnology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of the securities of companies in the pharmaceutical and biotechnology industries, securities class action litigation has often been instituted against those companies. Such litigation, if instituted against the Company, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on the market price of the Common Stock.

Broad Discretion in Use of Proceeds

    The net proceeds of the Offerings will be added to the Company's working capital and will be available for general corporate purposes, including the Company's drug development programs. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be added to its working capital. Accordingly, management will have broad discretion in the application of the net proceeds. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Antitakeover Effects of Charter, Bylaws and Delaware Law

    The Company's Second Restated Certificate of Incorporation authorizes the Company's Board of Directors (the "Board") to issue shares of undesignated preferred stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock that may be issued in the future. Moreover, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company's Restated Bylaws provide that the Company's Board will be classified into three classes of directors beginning at the 1997 annual meeting of stockholders. With a classified Board, one class of directors is elected each year with each class serving a three-year term. These and other provisions of the Second Restated Certificate of Incorporation and the Restated Bylaws, as well as certain provisions of Delaware law, could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interest of the stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for the Common Stock. See "Description of Capital Stock--New Preferred Stock" and "Description of Capital Stock--Antitakeover Effects of Charter, Bylaws and Delaware Law."

Immediate and Substantial Dilution

    Purchasers of the Common Stock in the Offerings will suffer immediate and substantial dilution of $5.71 per share in the net tangible book value of the Common Stock from the initial public offering price. To the extent that outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

No Dividends

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently does not intend to pay any cash dividends in the foreseeable future and intends to retain its earnings, if any, for the operation of its business. See "Dividend Policy."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Statements herein regarding the dates on which the Company anticipates commencing clinical trials with respect to its drug candidates constitute forward-looking statements under the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause the actual timing of such clinical trials to differ materially from those projected. With respect to such dates, the Company's management team has made certain assumptions regarding, among other things, the successful and timely completion of preclinical tests, the approval of an Investigational New Drug Exemption Application ("IND") for each of the Company's drug candidates by the FDA, the availability of adequate clinical supplies, the absence of delays in patient enrollment and the availability of the capital resources necessary to complete the preclinical tests and conduct the clinical trials. The Company's ability to commence clinical trials on the dates anticipated is subject to certain risks, including the risks discussed under the caption "Risk Factors" contained herein. Undue reliance should not be placed on the dates on which the Company anticipates commencing clinical trials with respect to any of its drug candidates. These estimates are based on the current expectations of the Company's management team, which may change in the future due to a large number of potential events, including unanticipated future developments.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered hereby are estimated to be approximately $30,920,000 ($35,660,000 if the U.S. Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $8.50 per share and after deducting the estimated underwriting discounts and commissions and estimated expenses of the Offerings payable by the Company.

    The Company intends to use the net proceeds of the Offerings, including the interest thereon, for general corporate purposes, including drug development programs such as preclinical testing and clinical trials, the payment of license fees and other amounts to licensors and working capital. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's drug development programs, the magnitude of these programs, the scope and results of preclinical testing and clinical trials, the cost, timing and outcome of regulatory reviews, the costs under the license and/or option agreements relating to the Company's drug candidates, administrative and legal expenses, the establishment of capacity for sales and marketing functions, the establishment of relationships with third parties for manufacturing and sales and marketing functions, and other factors. The Company believes that the net proceeds of the Offerings together with its existing cash and short-term investments will be adequate to satisfy its anticipated capital requirements through 1997.

    Pending application of the net proceeds of the Offerings as described above, the Company intends to invest such net proceeds in interest-bearing, investment-grade debt securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently does not intend to pay any cash dividends in the foreseeable future and intends to retain its earnings, if any, for the operation of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) at June 30, 1996, (ii) at June 30, 1996, pro forma to give effect to the conversion of all of the outstanding shares of Preferred Stock into 8,937,905 shares of Common Stock (the "Conversion") and (iii) at June 30, 1996, pro forma to give effect to the Conversion and as adjusted to give effect to the sale by the Company of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.50 per share, after deducting the estimated underwriting discounts and commissions and estimated expenses of the Offerings payable by the Company and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere herein.

                                                                                     June 30, 1996
                                                                      -------------------------------------------
                                                                                                      Pro Forma
                                                                         Actual        Pro Forma     As Adjusted
                                                                      -------------  -------------  -------------
Stockholders' equity:
  Preferred Stock, $0.001 par value; 10,000,000 shares authorized and 8,937,905 shares issued and outstanding on an actual basis;
    no shares issued and outstanding on a pro forma basis; and
    5,000,000 shares authorized and no shares issued and outstanding
    on a pro forma as adjusted basis................................  $       8,938       --             --
  Warrants (1)......................................................         54,280  $      54,280  $      54,280
  Common Stock, $0.001 par value; 30,000,000 shares authorized and
    4,211,833 shares issued and outstanding on an actual basis;
    13,149,738 shares issued and outstanding on a pro forma basis;
    and 75,000,000 shares authorized and 17,149,738 shares issued
    and outstanding on a pro forma as adjusted basis (2)............          4,212         13,150         17,150
  Additional paid-in capital........................................     23,540,791     23,540,791     54,456,791
  Accumulated deficit...............................................     (6,467,001)    (6,467,001)    (6,467,001)
  Deferred compensation.............................................       (212,189)      (212,189)      (212,189)
                                                                      -------------  -------------  -------------
    Total stockholders' equity......................................     16,929,031     16,929,031     47,849,031
                                                                      -------------  -------------  -------------
    Total capitalization............................................  $  16,929,031  $  16,929,031  $  47,849,031
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

------------

(1) Excludes as of October 11, 1996 16,000 shares of Series B Preferred Stock issuable upon exercise of outstanding warrants (at an exercise price of $5.00 per share). See "Description of Capital Stock--Preferred Stock, Warrants and Stock Options" and note 6 of notes to financial statements.

(2) Excludes as of October 11, 1996 (i) 1,076,260 shares of Common Stock issuable upon exercise of outstanding options (at a weighted average exercise price of $1.87 per share) and (ii) 1,126,407 shares of Common Stock reserved for future option grants or stock issuances under the Company's benefit plans. See "Management-- Benefit Plans," "Description of Capital Stock--Preferred Stock, Warrants and Stock Options" and note 6 of notes to financial statements.

                                    DILUTION

    The net tangible book value of the Company at June 30, 1996 was $16,929,031 or $1.29 per share, pro forma. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to the Conversion. After giving effect to the sale by the Company of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.50 per share and after deducting underwriting discounts and commissions and estimated expenses of the Offerings payable by the Company, the Company's net tangible book value as of June 30, 1996 would have been approximately $47,849,031, or approximately $2.79 per share, pro forma. This represents an immediate increase in pro forma net tangible book value per share of $1.50 to existing holders of the Company's capital stock and immediate dilution in pro forma net tangible book value per share of $5.71 to new investors purchasing Common Stock in the Offerings. The following table illustrates the per share dilution:

Assumed public offering price per share...............................             $    8.50
Pro forma net tangible book value per share of Common Stock
  as of June 30, 1996.................................................  $    1.29
Increase per share attributable to new investors......................       1.50
                                                                        ---------
Pro forma net tangible book value per share of Common Stock
  as adjusted as of June 30, 1996.....................................                  2.79
                                                                                   ---------
Dilution per share to new investors...................................             $    5.71
                                                                                   ---------
                                                                                   ---------

    The following table summarizes, as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors (after giving effect to the Conversion and before deduction of underwriting discounts and commissions and estimated expenses of the Offerings):

                                                 Shares Purchased          Total Consideration
                                             -------------------------  --------------------------   Average Price
                                                Number       Percent       Amount        Percent       per Share
                                             ------------  -----------  -------------  -----------  ---------------
 Existing stockholders.....................    13,149,738          77%  $  23,396,032          41%     $    1.78
  New investors............................     4,000,000          23      34,000,000          59           8.50
                                                                   --                          --
                                             ------------               -------------
      Total................................    17,149,738         100%  $  57,396,032         100%
                                                                   --                          --
                                                                   --                          --
                                             ------------               -------------
                                             ------------               -------------

    The foregoing table excludes as of October 11, 1996 (i) 1,076,260 shares of Common Stock issuable upon exercise of outstanding options (at a weighted average exercise price of $1.87 per share), (ii) 146,000 shares of Preferred Stock issuable upon exercise of outstanding warrants (at a weighted average exercise price of $1.22 per share) and (iii) 1,126,407 shares of Common Stock reserved for future option grants and stock issuances under the Company's benefit plans. See "Management--Benefit Plans," "Description of Capital Stock--Preferred Stock, Warrants and Stock Options" and note 6 of notes to financial statements.

                            SELECTED FINANCIAL DATA


    The selected statement of operations data with respect to the period from inception (July 12, 1995) to December 31, 1995 and the balance sheet data at December 31, 1995 set forth below are derived from the financial statements of the Company included elsewhere in this Prospectus, which have been audited by Price Waterhouse LLP, independent accountants. The statement of operations data for the six months ended June 30, 1996 and for the period from inception (July 12, 1995) through June 30, 1996 and the balance sheet data at June 30, 1996 set forth below are derived from unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements of the Company and, in the opinion of the management of the Company, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for such period and the financial position at such date. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                                    Period from
                                                                 Period from                         Inception
                                                                  inception         Six Months    (July 12, 1995)
                                                             (July 12, 1995) to       Ended           through
                                                              December 31, 1995   June 30, 1996    June 30, 1996
                                                             -------------------  --------------  ----------------
Statement of Operations Data:
Costs and expenses:
      License fees.........................................          --            $  2,751,829    $    2,751,829
      Development..........................................          --               1,342,591         1,342,591
      General and administrative...........................     $   1,004,815         1,490,156         2,494,971
                                                                   ----------     --------------  ----------------
Loss from operations.......................................        (1,004,815)       (5,584,576)       (6,589,391)
Interest income............................................            37,232            85,158           122,390
                                                                   ----------     --------------  ----------------
Net loss...................................................     $    (967,583)     $ (5,499,418)   $   (6,467,001)
                                                                   ----------     --------------  ----------------
                                                                   ----------     --------------  ----------------
Pro forma net loss per share (1)...........................     $       (0.07)     $      (0.39)
                                                                   ----------     --------------
                                                                   ----------     --------------
Shares used in computing pro forma net loss per share
  (1)......................................................        14,237,498        14,237,498


                                                              December 31, 1995   June 30, 1996
                                                             -------------------  --------------
Balance Sheet Data:
Cash and cash equivalents..................................     $   3,081,586      $  5,825,617
Working capital............................................         2,867,117        16,339,403
Total assets...............................................         3,101,985        18,030,241
Accumulated deficit........................................          (967,583)       (6,467,001)
Total stockholders' equity.................................         2,887,516        16,929,031


------------

(1) See note 1 of notes to financial statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

Overview

    Triangle is a pharmaceutical company engaged in the development of new drug candidates primarily in the antiviral area. Since its inception on July 12, 1995, the Company's operating activities related primarily to recruiting personnel, negotiating the license and option arrangements for its drug candidates, raising capital and developing the Company's drug candidates. The Company has not received any revenues from the sale of products, and does not expect any of its drug candidates to be commercially available for at least the next several years. As of June 30, 1996, the Company's accumulated deficit was approximately $6,500,000.

    The Company's drug development programs will require substantial capital expenditures, including expenditures for preclinical testing, chemical synthetic scale-up, clinical trials of drug candidates and payments to the Company's licensors. The Company has been unprofitable since its inception and expects to incur substantial and increasing losses for at least the next several years, due primarily to the expansion of its drug development programs. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. See "Risk Factors--History of Operating Losses; Accumulated Deficit; Uncertainty of Future Profitability."

    The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The risks, expenses and difficulties encountered by companies at an early stage of development must be considered when evaluating the Company's prospects. To address these risks, the Company must, among other things, successfully develop and commercialize its drug candidates, secure all necessary proprietary rights, respond to competitive developments, and continue to attract, retain and motivate qualified persons. There can be no assurance that the Company will be successful in addressing these risks. See "Risk Factors--Development Stage Company; Uncertainty of Product Development."

    The operating expenses of the Company will depend on several factors, including the level of development expenses. Development expenses will depend on the progress and results of the Company's drug development efforts, which the Company cannot predict. Management may in some cases be able to control the timing of development expenses in part by accelerating or decelerating preclinical testing and clinical trial activities. As a result of these factors, the Company believes that period to period comparisons in the future are not necessarily meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that the Company's operating results will be below the expectations of market analysts and investors. In such event, the prevailing market price of the Common Stock would likely be materially adversely affected. See "Risk Factors--Volatility of Stock Price."

Results of Operations

SIX MONTHS ENDED JUNE 30, 1996

    The Company had total interest income of $85,158 in the six months ended June 30, 1996.

    License fees totaled $2,751,829 for the six months ended June 30, 1996. Of this amount, $1,100,000 related to payments due upon execution of certain license agreements and $1,000,000 related to license fees paid. License fees also included non-cash charges of $636,000 based on the fair value of Common Stock issued to licensors in connection with the execution of certain of these agreements. Future license fees may also consist of milestone payments under licensing arrangements, the amount of which could be substantial and the timing of which will depend on a number of factors that the Company cannot predict. These factors include, among others, the success of the Company's drug development programs and the extent to which the Company in-licenses additional drug candidates.

    Development expenses totaled $1,342,591 for the six months ended June 30, 1996. Development expenses consisted primarily of expenses for the preclinical testing of certain of the Company's drug candidates. Development expenses for the six months ended June 30, 1996 included non-cash charges of $313,327 related to the amortization of deferred consulting expenses. The Company expects its development expenses to increase substantially in the future due to continued expansion of drug development activities, including preclinical testing and clinical trials. In addition, if the Company in-licenses additional drug candidates, development expenses would increase as a result.

    General and administrative expenses totalled $1,490,156 for the six months ended June 30, 1996. General and administrative expenses consisted primarily of compensation expenses, rent expense and amounts paid for patent prosecution and other activities under certain licensing agreements. General and administrative expenses for the six months ended June 30, 1996 included non-cash charges of $71,529 related to the amortization of deferred compensation expenses. The increase in general and administrative expenses compared to the period from July 12, 1995 to December 31, 1995 is comprised primarily of increases in rent expenses associated with office and laboratory facilities and increases in professional fees. The Company expects that its general and administrative expenses will increase in future periods.

PERIOD FROM INCEPTION (JULY 12, 1995) TO DECEMBER 31, 1995 (THE "INCEPTION
  PERIOD")

    The Company had total interest income of $37,232 for the Inception Period. General and administrative expenses totaled $1,004,815 during the Inception Period, and consisted primarily of compensation paid to employees and professional fees.

Liquidity and Capital Resources

    The Company has financed its operations since inception primarily with the net proceeds received from private placements of equity securities. As of June 30, 1996 the Company had received aggregate proceeds of approximately $22,400,000 from these transactions. From July 1995 through May 1996, the Company raised approximately $3,900,000 from the sale of its Series A Preferred Stock to 26 investors. In June 1996, the Company raised approximately $18,500,000 from the sale of its Series B Preferred Stock to 15 investors.

    At June 30, 1996, the Company's principal source of liquidity was $5,825,617 in cash and cash equivalents and $11,305,549 in short-term investments. On August 8, 1996 the Company obtained a $1,000,000 secured equipment lease line facility with an option to increase the facility to $2,000,000. The facility had not been utilized as of September 1, 1996, and expires on August 9, 1997.

    The Company expects that its capital requirements will increase substantially in future periods as the Company funds its drug development programs. The Company's future capital requirements will depend on many factors, including the progress of the Company's drug development programs, the magnitude of these programs, the scope and results of preclinical testing and clinical trials, the cost, timing and outcome of regulatory reviews, the costs under the license and/or option agreements relating to the Company's drug candidates, administrative and legal expenses, the establishment of capacity for sales and marketing functions, the establishment of relationships with third parties for manufacturing and sales and marketing functions, and other factors. Amounts payable by the Company in the future under its existing license agreements are uncertain due to a number of factors, including the progress of the Company's drug development programs, the Company's ability to obtain approval to commercialize any drug candidate and the commercial success of any approved drug. The Company's existing license agreements require future payments of up to $17,750,000 contingent upon the achievement of certain development milestones. Additionally, the Company will pay royalties based on a percentage of net sales of each licensed product incorporating these drug candidates. Most of the Company's license agreements require minimum royalty payments after regulatory approval. Depending on the Company's success and timing in obtaining regulatory approval, aggregate annual minimum royalties could range from $2,000,000 to $46,000,000 under the Company's existing license agreements. One of the Company's license agreements requires an additional payment of $500,000 at the earlier of eighteen months after execution or upon certain financing activities, such as the completion of the Offerings.

    The Company believes that the net proceeds of the Offerings together with its existing cash and short-term investments will be adequate to satisfy its anticipated capital requirements through 1997. The Company expects that it will be required to raise substantial additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources. There can be no assurance that additional funding will be available on favorable terms from any of these sources or at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

Net Operating Loss Carryforwards

    As of December 31, 1995, the Company had a net operating loss carryforward of approximately $961,000. For the Inception Period, the Company recognized a valuation allowance equal to the deferred asset represented by its net operating loss carryforward and therefore recognized no tax benefit. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation in future periods pursuant to the "change in ownership rules" under
Section 382 of the Internal Revenue Code of 1986, as amended. See note 5 of notes to financial statements.

Recent Accounting Pronouncements

    In 1995, the Financial Accounting Standards Board issued two new standards, which the Company will adopt in the year ending December 31, 1996, related to long-lived assets (SFAS 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF") and stock compensation (SFAS 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION"). The Company intends to adopt the disclosure alternative for stock compensation and does not expect the adoption of either standard to have a material impact on the Company's financial position or results of operations. See note 1 of notes to financial statements.

                                    BUSINESS

Overview

    Triangle is a pharmaceutical company engaged in the development of new drug candidates primarily in the antiviral area, with a particular focus on therapies for HIV, including AIDS, and HBV. Prior to their employment with the Company, members of the Company's management team played instrumental roles in the identification, clinical development and commercialization of several leading antiviral therapies.


    Triangle has an existing portfolio consisting of five licensed drug candidates and two drug candidates for which the Company has an option to acquire a license. In laboratory tests, four of the seven drug candidates inhibit the growth of HIV, and two of these four also inhibit the growth of HBV. The other three drug candidates have attractive preclinical profiles against certain cancers, herpes infections and psoriasis. All the Company's drug candidates are in an early phase of development. The Company has completed a Phase Ia clinical trial and is currently conducting a Phase Ib/IIa clinical trial with one of its anti-HIV drug candidates. The Company expects to commence Phase I clinical trials for most of its other existing drug candidates by the end of 1997. The Company believes that some of its drug candidates may meet the criteria established by the FDA for accelerated approval. If so, the Company may be able to commercialize these drug candidates in a shorter time period than has historically been required for drugs that do not meet the criteria for accelerated approval. There can be no assurance, however, that the Company's drug candidates will qualify for accelerated approval or be approved in a time period that is shorter than would be historically expected.



    Treatment of HIV using combinations of drugs has recently shown significant clinical benefits including reducing virus levels and increasing patient longevity. Prior to joining the Company, the Company's management team was actively engaged for a number of years in the development of combination therapy for the treatment of HIV. The Company was founded based in part on the management team's belief that the prolonged use of combination thereapy will generate demand for new anti-HIV drugs with favorable resistance and tolerance profiles. The Company believes the use of anti-HIV drugs will increase because it anticipates that (i) the use of multiple drugs in individual patients on combination therapy will increase, (ii) large numbers of previously untreated patients will begin to seek medical care as the benefits of combination therapy become more widely understood and (iii) patient longevity will increase and thus lengthen the duration of drug therapy.


    Triangle intends to maintain a limited corporate infrastructure that is focused on drug development. The Company does not intend to engage in drug discovery, but instead to focus on drug development, thereby avoiding much of the significant investment of time and capital that is generally required before a compound is identified and brought to clinical trials. The Company intends to use its expertise to perform internally what it believes are the most critical aspects of the development process, such as the design of clinical trials and the optimization of drug synthesis. The Company plans to out-source the conduct of clinical trials and many aspects of the manufacture of drug substance to carefully selected third parties. The Company believes that the high concentration of major prescribers of anti-HIV therapies in the United States will enable the Company to promote most drug candidates that are successfully developed to these prescribers through a small, direct sales force. The Company does not currently have a sales force.

    Triangle is a development stage company, has not received any revenues from the sale of products, and does not expect any of its drug candidates to be commercially available for at least the next several years. As of June 30, 1996, the Company's accumulated deficit was approximately $6.5 million. There can be no assurance that the Company will ever achieve profitable operations.

Strategy

    Triangle's goal is to create a portfolio of commercialized drugs primarily for antiviral and anticancer therapies. The Company seeks to achieve its goal through the following strategies:

    FOCUS ON VIRAL DISEASES AND CANCER. The expertise of Triangle's management team lies in identifying, developing and commercializing drugs for the treatment of viral diseases and cancer. The Company is targeting the viral disease and cancer markets because the Company believes the significant unmet medical need and the rapid pace of scientific advances occurring in the treatment of these diseases give these markets attractive growth potential. In addition, the relatively high concentration of prescribers that treat HIV and cancer may lend itself to the use of a small, specialized direct sales force in the United States.

    APPLY SELECTIVE CRITERIA TO DRUG CANDIDATES. The Company has in-licensed drug candidates for which the Company believes there is a higher than average probability of obtaining regulatory approval. The Company uses its expertise to identify drug candidates that it judges to have attractive preclinical profiles. In addition, the Company prefers, where practical, to in-license drug candidates that have either undergone some testing in humans (E.G., FTC and alanosine) or share characteristics with drugs that are currently approved for use in humans (E.G., CS-92, acyclovir monophosphate and 2-CdAP). The Company intends to apply these selection standards where feasible in evaluating drug candidates for potential in-licensing.

    LEVERAGE RELATIONSHIPS. As a result of their instrumental roles in the identification, clinical development and commercialization of antiviral and anticancer therapies, members of the Company's management team and Scientific Advisory Board have extensive contacts in academia and industry. These contacts were instrumental to the Company's acquisition of its existing drug candidates, and the Company believes they will be valuable in its efforts to develop and commercialize its existing and future drug candidates.

    DEVELOP DRUGS FOR USE IN COMBINATION THERAPY. Combination therapy is currently a common method to treat certain cancers and the Company believes that it is becoming an increasingly accepted method to treat viral diseases such as HIV infection. The Company seeks to identify and develop drug candidates for use in combination therapy that have resistance and tolerance profiles that are different from but complementary to the profiles of existing drugs. In addition, in contrast to single drug therapy where drugs are competitively promoted, the Company believes that the marketing of any drug it successfully develops as part of an established combination regimen with drugs produced by major pharmaceutical companies will be enhanced by the promotion of the other drugs used as part of the combination regimen.

    FOCUS ON SMALL MOLECULE DRUGS. Members of the Company's management are well known for their successful development of and expertise in small molecule drugs generally, and nucleosides in particular. Small molecule drugs have several advantages over large molecule drugs, such as proteins and polynucleotides. For example, they are often simpler and easier to scale-up and manufacture than large molecule drugs. Furthermore, small molecule drugs are more likely to be orally bioavailable, a significant advantage in treating long-term chronic illnesses where patients prefer not to be subjected to injections over extended periods of time.

    STRATEGICALLY OUT-SOURCE ROUTINE ASPECTS OF DRUG DEVELOPMENT. Triangle intends to maintain a limited corporate infrastructure that is focused on drug development. Much of the drug development process consists of routine elements that can be out-sourced to high quality, high capacity contractors. As a result, the Company intends to focus on the aspects of drug development that require particular expertise. For example, the Company intends to concentrate on the design of clinical trials and the optimization of drug synthesis and to out-source the conduct of clinical trials and many aspects of the manufacture of drug substance. The Company believes this strategy will enable it to respond rapidly to certain changing events, such as clinical trial results and the availability of funds, by increasing or decreasing expenditures on particular drug development projects or by shifting the Company's emphasis among projects.

Product Development Programs

    The Company is currently focused on the development of drugs for the treatment of viral diseases to take advantage of the opportunities presented by the emergence of combination therapy. The Company believes that combination therapy will become the standard of treatment for HIV over the course of the next several years. The Company also believes that HBV, due to its complexity and demonstrated ability to develop resistance to a number of therapeutic agents, may also be more effectively treated with combination therapy. Additionally, the Company believes that there is a significant opportunity to develop drugs for the treatment of cancer because of the limited clinical benefits offered by many of the current treatments.

    In evaluating drug candidates for its product development programs, the Company seeks to in-license drug candidates for which favorable preclinical, and where possible, clinical data already exist. The Company was able to evaluate preclinical, and in some cases clinical, data for each of the drug candidates it is currently developing. Unless otherwise stated, all preclinical tests and clinical trials discussed below refer to tests and trials conducted by third parties prior to the time the Company obtained rights to the applicable drug candidate. In some cases, in its drug development efforts the Company has access to and will be able to use certain results of these preclinical tests and clinical trials. The Company will not, however, be able to use or rely on all data from all preclinical tests and clinical trials conducted by third parties, and will have to conduct its own preclinical tests and clinical trials for its drug candidates.


    The Company also performs a variety of tests when evaluating a drug candidate that are designed to evaluate the potential activity, resistance profile and toxicity of the drug candidate. For example, anti-HIV drug candidates are tested in the Company's laboratories against both laboratory and clinical strains of HIV in several cell lines, individually and in combination with other compounds. In addition, other resistance and toxicity tests are sometimes performed on behalf of the Company by carefully selected third parties.


    The following table summarizes the current status of Triangle's drug candidates in its three product development programs: viral disease, cancer and psoriasis.

      Drug Candidate(1)               Indication          Status(2)         Territory(3)

MKC-442                                  HIV             Phase Ib/IIa    Worldwide, except
                                                                         certain East Asian
                                                                             countries
FTC                                  HIV and HBV        Preclinical(4)       Worldwide
DAPD                                 HIV and HBV         Preclinical         Worldwide
CS-92                                    HIV             Preclinical         Worldwide
Acyclovir Monophosphate          Resistant Herpes and    Preclinical         Worldwide
                                   Herpes Labialis
Alanosine                          Brain, Lung and      Preclinical(5)       Worldwide
                                    other Cancers
2-CdAP                                Psoriasis          Preclinical         Worldwide

(1) Triangle has licensed all drug candidates except MKC-442 and alanosine, for which the Company has acquired options to obtain licenses. See "--License and Option Agreements."
(2) For a discussion of the terms used in this column, see "--Government Regulation."
(3) Indicates the geographic territory in which the Company has the right to commercialize products under the applicable license or option agreement.
(4) Phase Ia single dose clinical trials with FTC were completed by Burroughs Wellcome prior to the date Triangle obtained its rights to FTC from Emory. The Company currently does not have access to all of the data from those clinical trials, and plans to initiate its own Phase Ib/IIa clinical trials that will be based in part on the published results of the Burroughs Wellcome Phase Ia clinical trials. See "--Viral Disease Program--HIV-- Development Status--FTC."
(5) Phase I and Phase II clinical trials with alanosine were completed by the National Cancer Institute prior to the date Triangle obtained its rights to alanosine from the Regents. The Company is funding Phase II pilot efficacy studies that are being conducted by the University of California, San Diego and are currently scheduled to begin before the end of 1996. See "--Cancer Program--Development Status of Alanosine."

VIRAL DISEASE PROGRAM

    HIV

    BACKGROUND. The World Health Organization ("WHO") estimates that, as of June 30, 1995, approximately one million people were infected with HIV in the United States and approximately 500,000 people were infected with HIV in Europe. It is generally believed that, in the absence of therapeutic intervention, the vast majority of individuals infected with HIV will ultimately develop AIDS, which currently has a fatality rate approaching 100%.

    It is currently believed that a key factor in whether a person infected with HIV develops AIDS is the amount of HIV in the body at any one time (the "viral load" or "viral burden"). The failure of vaccines and other immunotherapy to control the virus has led current researchers to focus on halting HIV replication and reducing viral load by blocking one or both of two key enzymes required for viral replication.

    The first enzyme, reverse transcriptase, is active early in the replication cycle and allows the virus, which is made of RNA, to transform to its DNA form necessary for continued replication. This enzyme can be inhibited by two general classes of drugs defined both by their structure as well as their mechanism of action. The first general class, nucleoside analogue reverse transcriptase inhibitors such as AZT, ddI, ddC, d4T and 3TC, bears a strong chemical resemblance to the natural building blocks (nucleosides) of DNA and interfere with the function of the enzyme by displacing the natural nucleosides used by the enzyme. The second general class, non-nucleoside reverse transcriptase inhibitors such as nevirapine, is composed of an extremely diverse group of chemicals that act by attaching to the enzyme and modifying it so that it functions less efficiently. The second enzyme, protease, is required to permit full virus maturation.

    The genetic material responsible for the production of both enzymes is extremely prone to mutations that can produce resistance to drugs targeted at the enzymes. If antiviral therapy does not halt all viral replication, natural selection allows the mutant strains of virus that are resistant to the drug the patient is receiving to continue to replicate. Depending upon the particular mutations that occur, these virus strains may be resistant to only one of the drugs used in therapy or may be resistant to some or all of the drugs in the same chemical or functional class. This latter phenomenon is known as cross-resistance.

    Initially, HIV was treated only with AZT, a nucleoside analogue reverse transcriptase inhibitor, first introduced in 1987. Three other nucleoside analogues--ddI, ddC and d4T--were introduced to the market in the late 1980's. These drugs, when used alone, provided only short-term clinical benefit, could be toxic and were often considered expensive relative to their clinical benefits. As a result, the use of anti-HIV therapy was limited and market penetration was low (less than 25% of the infected population in the United States).

    More recently, clinical research in HIV has dramatically improved with the introduction in the mid-1990's of diagnostic tests that can reliably determine the viral load in the blood at any given time. As a result, it is now possible to rapidly evaluate potential therapeutic agents and combinations of agents and to accurately determine the potency and resistance profiles of these agents. This has led to the accelerated development of a number of new therapeutic agents and their use in combination therapy.

    Combination therapy has recently demonstrated improved therapeutic benefits for the treatment of HIV. It has been shown, for example, that the use of 3TC, a nucleoside analogue reverse transcriptase inhibitor, in combination with AZT reduces viral load by 92% to 97% and reverses or limits viral resistance to either drug. The use of protease inhibitors, such as saquinavir, ritonavir or indinavir, in combination with one or two nucleoside analogue reverse transcriptase inhibitors has provided even more benefit, sometimes rendering the virus undetectable in the blood for as long as six months to a year in certain patients. Additional combinations may be possible as new compounds are developed.

    In spite of these significant advances, numerous challenges remain in the treatment of HIV. In the absence of a cure, the disease is lifelong and significant benefits of combination therapy have been demonstrated for only a year at most. Although combination therapy has demonstrated the ability to markedly slow resistance development, resistant mutants are already being identified to several of the drugs currently used during the course of combination therapy studies, and cross-resistance among many agents, including protease inhibitors, is being increasingly recognized. Present combination treatments are also often complex and expensive (published reports indicate the cost per patient per year can exceed $13,000). Adverse reactions to many of the drugs used in combination therapy are common and may limit compliance or even preclude use in some patients. Even brief instances of non-compliance can reduce or eliminate the ability of the combination therapy to suppress the virus, and may thus accelerate the development of resistance. The Company believes that these challenges present an opportunity to develop additional drugs that offer attractive combinations of tolerance, pharmacokinetic and resistance profiles.

    DEVELOPMENT STATUS. The Company is developing four compounds for the treatment of HIV: MKC-442, FTC, CS-92 and DAPD. All four are reverse transcriptase inhibitors.

    MKC-442. The Company is currently conducting a Phase Ib/IIa clinical trial in Europe with MKC-442 in HIV-infected patients to determine safety, optimal dosing and early indications of efficacy as measured by viral load. MKC-442, although a nucleoside analogue, functions as a non-nucleoside reverse transcriptase inhibitor. Triangle has obtained an option, which expires in December 1997, to acquire a license to this compound from Mitsubishi Chemical Corporation ("Mitsubishi") for the treatment of HIV. If Triangle exercises its option, it will obtain rights to MKC-442 worldwide except in certain East Asian countries, including Japan, China and Taiwan. Mitsubishi has agreed to fund up to $1.6 million of initial development expenses.

    Preclinical tests suggest that MKC-442 may possess characteristics that address several of the therapeutic challenges of HIV, including the ability of HIV to develop resistance that limits the duration of the effectiveness of many currently marketed anti-HIV drugs. When tested in cell culture assay systems against wild-type and several mutant strains of HIV known to be resistant to established non-nucleoside reverse transcriptase inhibitors, MKC-442 retained much of its ability to inhibit HIV replication. In these studies, MKC-442 displayed greater potency than nevirapine against wild-type and mutant strains of HIV. Preclinical studies of MKC-442 in two drug combinations with AZT and ddI and in three drug combinations with AZT and saquinavir suggest that MKC-442 may work well in combination therapy, allowing for more effective inhibition of HIV replication than with any of the single agents alone.

    Studies in animals suggest a favorable safety and pharmacokinetic profile. Animal pharmacokinetic analyses showed good oral bioavailability and excellent penetration into the central nervous system. The brain is a significant site of HIV replication that is poorly penetrated by many currently marketed anti-HIV drugs. In rats, for example, the concentration of MKC-442 in the brain was 100% of the penetration seen in the plasma.

    A recently completed Phase Ia study conducted by the Company evaluated the pharmacokinetics and tolerance of single escalating doses of MKC-442 in HIV-infected volunteers. The compound was well tolerated, with only a few participants experiencing minor adverse effects at the higher dose levels. In the groups receiving higher doses, concentrations of the drug in the plasma reached levels much higher than the concentration levels required to kill 90% of the virus in culture. Pharmacokinetic data from the study suggest that the compound could be given twice daily, which generally leads to significantly better patient compliance than is the case with drugs that must be taken three or four times daily.

    FTC. Triangle currently intends to initiate Phase Ib/IIa clinical trials with FTC for the treatment of HIV in 1997. FTC is a member of the same nucleoside series as 3TC. Triangle has licensed its worldwide rights to FTC for the treatment of HIV and HBV from Emory.

    IN VITRO studies have demonstrated that FTC is three to ten times more potent than 3TC against HIV and is a potent antiviral agent against HIV strains obtained from a geographically diverse set of HIV-infected patients. IN VITRO studies have also shown that FTC shares cross-resistance patterns with 3TC. The most common resistance mutation to these two agents also increases sensitivity of the virus to AZT.

    The pharmacokinetics and metabolism of FTC have been investigated in animal studies that demonstrated that FTC was cleared rapidly from the blood stream over all doses studied and had good oral bioavailability. FTC was also well tolerated. Mild anemia in mice was seen only at extremely high doses (3000 mg/kg/day).

    A Phase Ia single dose study evaluated the pharmacokinetics and tolerance of FTC in 12 HIV-infected volunteers. The volunteers received six single oral doses of FTC at six day intervals ranging from 100 to 1200 milligrams. FTC was well tolerated by all subjects in the dose range studied. FTC was absorbed rapidly into the blood stream following oral administration and was excreted primarily through the kidneys. Its half-life suggests that it could be given twice daily. While food intake slightly decreased the rate of absorption, it did not affect overall oral bioavailability. The absorption, metabolism and excretion of FTC were generally consistent among the subjects.

    DAPD. The Company currently intends to initiate Phase I clinical trials with DAPD for the treatment of HIV in late 1997 or early 1998. DAPD is a member of a different nucleoside series from FTC and CS-92. The Company believes that DAPD is currently the only member of the nucleoside series to which it belongs in development for the treatment of viral diseases and may offer advantages over several nucleosides from other series that are already on the market because of its unique resistance profile and pharmacological properties. Triangle has licensed worldwide rights to DAPD for the treatment of HIV and HBV from Emory and UGARF.

    Laboratory studies indicate that DAPD inhibits the growth of HIV at submicromolar levels and is synergistic in combination with AZT, 3TC and FTC. HIV strains that are resistant to AZT, 3TC and FTC are not cross-resistant to DAPD. Pharmacokinetic studies have been completed in animals and demonstrated that DAPD is rapidly converted to dioxolane guanosine ("DXG"). Preliminary analyses of these pharmacokinetic studies indicate that DXG serum concentrations decline with a terminal half-life ranging from approximately two to eight hours. The analysis of several urine samples from this study indicate the presence of DXG with no other metabolites detected.

    CS-92. Triangle currently intends to initiate Phase I clinical trials with CS-92 in 1997. CS-92 is a member of the same nucleoside series as AZT. Triangle has licensed worldwide rights to CS-92 for the treatment of HIV from Emory and UGARF.

    CS-92 has been extensively studied IN VITRO in various cell culture systems. CS-92 demonstrated significant antiviral activity IN VITRO against HIV and appears to be significantly less toxic than AZT. The levels needed to inhibit the virus are a thousand times less than the toxic levels in cell cultures. CS-92 is also active in HIV-infected human macrophages, a significant reservoir of HIV infection in humans. CS-92 is 50 to 100 times less toxic to human bone marrow cell cultures than AZT. However, CS-92 has a resistance profile similar to AZT.

    In animal studies, CS-92 demonstrated low bone marrow toxicity, lack of systemic toxicity, reasonable oral bioavailability and a long half-life that suggest a favorable potential for use in humans. Animal studies of continuous oral treatment with CS-92 for 145 days produced no apparent toxicity. A similar treatment with AZT produced preliminary evidence of red blood cell toxicity as early as 34 days after treatment commenced. In a separate study conducted by the Company, when animals were given identical daily doses of either AZT or CS-92, the animals given AZT developed anemia by day 14 while the animals given CS-92 did not. Pharmacokinetic studies have also been conducted with CS-92 in animals. Oral bioavailability in rats readily yielded viral inhibitory levels in plasma for a number of hours after dosing. CS-92 also displayed favorable pharmacokinetic parameters with good oral bioavailability and a longer half-life than AZT. More detailed animal studies are currently underway.

    HBV

    BACKGROUND. HBV is the causative agent of both the acute and chronic forms of hepatitis B, a liver disease that is a major cause of illness and death throughout the world. HBV can lead to cirrhosis and cancer of the liver. In the United States approximately 300,000 people become acutely infected each year and approximately one million people currently are chronic hepatitis B carriers. Of these, as many as 5,000 die each year as a result of the consequences of this liver damage. Worldwide, over 300 million people are chronically infected. Presently, there are over 120 million carriers of hepatitis B in China, of whom one-fourth may develop chronic illnesses such as cirrhosis and liver cancer.

    A vaccine is currently available that can prevent the transmission of HBV; however, it has no activity in those already infected with the virus. Alpha interferon, approved for the treatment of HBV, is administered by injection, is not always successful in controlling the virus and is associated with significant side-effects, the most common being severe flu-like symptoms. While a few compounds under development may have some activity in the treatment of HBV infection, the Company believes it is likely that additional drugs will be necessary to effectively treat the disease. For example, clinical trials with 3TC to date have shown good tolerance and effective suppression of HBV replication during the course of treatment. However, virus replication usually returns after a six month course of therapy has been completed. Studies of more prolonged therapy are in progress, but antiviral resistance has already been observed with certain patients.

    The Company believes that HBV, like HIV, may be treated more effectively with combination therapy. Therefore, even if other drugs are approved for the treatment of HBV, the Company believes there will still be a need for additional safe and effective oral therapies for chronic HBV that can be used in combination therapies.

    DEVELOPMENT STATUS. Two of the compounds that the Company is developing for the treatment of HIV, FTC and DAPD, are also being developed for the treatment of HBV.

    FTC. The Company currently intends to initiate Phase I clinical trials with FTC for the treatment of HBV in 1997. Some of the development activities the Company plans to undertake with FTC for the treatment of HIV will also be used by the Company in its development of FTC for the treatment of HBV. See "--HIV--Development Status--FTC."

    FTC has been shown to be a potent inhibitor IN VITRO of HBV replication, and is synergistic IN VITRO in combination with several types of interferons approved for the treatment of HBV. The anti-hepatitis activity of FTC has been demonstrated in a chimeric mouse model and against woodchuck hepatitis virus ("WHV") in naturally infected woodchucks. The infection of the woodchuck results in a disease state closely resembling that found in humans infected with HBV. In the woodchuck model, all treated animals had significantly reduced levels of WHV DNA in their blood. One week after treatment was stopped, WHV levels returned to pretreatment levels, as is seen with 3TC.

    DAPD. The Company currently intends to initiate Phase I clinical trials with DAPD for the treatment of HBV in late 1997 or early 1998. Some of the development activities the Company plans to undertake with DAPD for the treatment of HIV will also be used by the Company in its development of DAPD for the treatment of HBV. See "--HIV--Development Status--DAPD."

    DAPD has been shown to be a potent inhibitor IN VITRO of HBV replication. In a woodchuck model, DAPD was found to be as active as 3TC when administered for 12 weeks in reducing serum levels of circulating viral DNA.

    HERPES SIMPLEX VIRUS

    BACKGROUND. Herpes labialis (cold sores), caused by Herpes Simplex Virus Type-1 ("HSV-1"), is a latent viral infection that is found in approximately 90% of adults over 30. Once a person is infected, the virus may remain in the body indefinitely, evading attempts by the immune system to destroy it. In a recurrent outbreak characterized as "cold sores," the virus reactivates from its latent state spontaneously or in response to a variety of unpredictable and unavoidable stimuli, including hormonal changes, stress and exposure to sunlight. There is no effective cure for HSV-1.

    In the United States, there are no prescription or over-the-counter antiviral products available to treat cold sores for the general population. Drugs active specifically against HSV-1, such as acyclovir, foscarnet and gancyclovir, are approved for the treatment of oral cold sores in the United States only in patients with severely weakened immune systems. In Europe, topical acyclovir is approved for the treatment of cold sores in the general population. In addition, penciclovir cream for the topical treatment of cold sores was recently launched in the United Kingdom. The recommended application schedule, every two hours, may present a challenge to patient compliance and the Company believes there is an opportunity for medications with improved compliance profiles.

    Genital herpes, caused by Herpes Simplex Virus Type 2 ("HSV-2"), is one of the most common sexually transmitted diseases. In the United States, it is estimated that there are between 500,000 and one million new cases annually and that as many as 60 million individuals show evidence of prior infection of HSV-2. About one-third of patients infected with HSV-2 have recurring episodes of painful genital ulcerations, which in most cases heal in three to ten days. Systemic treatment with acyclovir and, more recently, famciclovir and valacyclovir, is effective against most strains of HSV-2. However, in patients with weakened immune systems, such as AIDS patients, the healing of genital ulcerations may be prolonged, persisting for weeks or even months. Resistance to acyclovir is common in these patients because the virus has mutated to avoid the required biochemical step needed to activate the drug. Approved and experimental therapies to treat these resistant viruses are either inconvenient to administer or are associated with potentially significant toxicologic profiles.

    DEVELOPMENT STATUS OF ACYCLOVIR MONOPHOSPHATE. The Company is developing a topical formulation of acyclovir monophosphate ("ACVMP") for acyclovir-resistant herpes virus infections and for herpes labialis. ACVMP is a monophosphate derivative of the nucleoside acyclovir. The Company currently intends to begin Phase I clinical trials with a topical formulation of ACVMP for acyclovir-resistant herpes virus infections and for herpes labialis in 1997. Triangle has licensed worldwide rights to ACVMP from Dr. Karl Hostetler, a director of the Company and a member of its Scientific Advisory Board.

    Acyclovir requires the addition of three phosphates to produce the form active against herpes viruses. Normally, the first phosphate is added ("phosphorylation") by a virus-specific enzyme known as thymidine kinase, which produces ACVMP. Once ACVMP is produced, non-viral host cell enzymes add two additional phosphate groups to the molecule to produce acyclovir triphosphate, which is the active antiviral. Mutations in some herpes viruses, particularly those in patients with weakened immune systems, result in a virus that either lacks or has deficient levels of the enzyme thymidine kinase. These viruses do not perform the critical first phosphorylation and are therefore resistant to acyclovir. The administration of ACVMP overcomes this resistance because ACVMP is provided to the cell in an activated form.

    Previously conducted IN VITRO studies suggested that nucleotides like ACVMP were not able to penetrate cell membranes Dr. Hostetler discovered, however, that ACVMP applied topically was effective in treating experimental infections with acyclovir-resistant herpes viruses in mice and guinea pigs, thus demonstrating that preformed monophosphates could be useful topical agents. Efficacy was superior to that of topically administered acyclovir in mouse models of acyclovir-resistant infection. ACVMP significantly reduced viral replication when applied vaginally and topically to the perigenital skin in the guinea pig genital herpes model, and ACVMP was also effective against a cutaneous model of human herpes virus infections when applied topically to mice. Efficacy was also superior to that of topical acyclovir for several strains of HSV-1, including strains of acyclovir-resistant virus. In both the mouse and guinea pig studies, ACVMP was well tolerated when applied three times a day for three to seven days.

CANCER PROGRAM

    BACKGROUND. Cancer, which can occur in almost any part of the body, is a major cause of death in developed countries. In the United States, approximately
1.3 million new cases of cancer are diagnosed annually, and more than 1,500 people die of cancer each day. Colorectal, breast, prostate and lung cancer account for approximately half of all diagnoses.

    Treatments currently approved for cancer vary greatly depending on where the disease originates in the body and the extent of the disease at the time of treatment. The three conventional modes of treatment are radiation therapy, chemotherapy and surgery. Radiation therapy and chemotherapy often have significant negative side effects that may include nausea, hair loss, liver toxicity, extreme fatigue and lowered resistance to infection. Both forms of therapy generally require repeated treatments over extended periods of time. If the disease recurs in a patient following these therapies, it is frequently impossible to repeat the treatment because the recurring cancer will have developed resistance to the form of treatment used (either drug or radiation), or the patient will have received maximum levels of radiation. Surgery does not cause the same side effects as radiation therapy or chemotherapy and is considered the treatment of choice for many cancers; however, many patients are not eligible for surgery because of the location of the cancerous tissue or their physical condition. Even for those patients who are not subject to these limits, surgery can be traumatic and can require long recovery periods. For most advanced stages of cancer, current therapies provide only short-term benefit and the majority of patients die of their disease within a few months to a few years.

    Non-small cell lung cancer ("NSCLC") is a highly fatal disease caused predominately by smoking. Approximately 100,000 people are diagnosed with the disease in the United States each year and their prognoses are typically very poor. Surgery and radiation are the treatments of choice for NSCLC, but result in only about ten percent five-year survival rates. For the 70% of patients whose tumors are not amenable to surgical removal, median survival rates are measured in months. Chemotherapeutic agents are marginally effective in extending survival in the early stages of the disease and are used primarily to relieve symptoms and sometimes shrink tumors to provide short-term benefit. Antitumor agents generally do not provide significantly prolonged benefit to NSCLC patients during their later stages of disease.

    The drug options for treating brain cancer are also limited. Approximately 13,500 patients in the United States develop primary brain tumors each year, and the currently approved chemotherapeutic agents lack specificity, resulting in dose-limiting toxicities.

    DEVELOPMENT STATUS OF ALANOSINE. The Company is funding Phase II pilot efficacy studies with alanosine that will be conducted by the University of California, San Diego for the treatment of NSCLC and brain cancers that lack the enzyme methylthioadenosine phosphorylase ("MTAP"). These clinical trials are currently scheduled to begin before the end of 1996.

    Alanosine is an amino acid analogue derived from STREPTOMYCES ALANOSINICUS. Triangle has obtained an option from the Regents that expires in September 1998 (with an option for Triangle to extend the exercise period for one year) for a worldwide license to use alanosine in treating various cancers lacking the enzyme MTAP.

    Alanosine has antitumor activity based upon its ability to interfere with the synthesis of adenosine, a molecule necessary for cellular growth and activity. Cells have only two methods of making adenosine: by DE NOVO synthesis and by the "salvage pathway." Alanosine interferes with the DE NOVO synthesis of adenosine in both malignant and normal cells. In cancer cells that lack the enzyme MTAP (a required enzyme in the salvage pathway), alanosine will deprive such cancer cells but not normal cells of all means to make adenosine.

    Alanosine was evaluated in Phase I and Phase II clinical trials at the National Cancer Institute ("NCI") during the early 1980's. The trials were discontinued because alanosine caused toxicity typically associated with chemotherapy and did not produce significant response rates in common tumors such as breast or colon cancers. Recently, investigators at the University of California, San Diego discovered that malignant cells from certain cancer patients lack MTAP. The enzyme deficiency occurs in up to 30% of NSCLCs and up to 75% of primary brain tumors. It is absent in a lower percentage of patients with leukemias, lymphomas, melanomas, breast cancer and renal adenocarcinomas. The Company believes that the growth of these MTAP-deficient tumors should be inhibited by alanosine.

    A laboratory test has been developed to identify in tumor biopsy tissue those cancers that lack MTAP and therefore are most likely to respond to therapy with alanosine. The NCI has already conducted dose-escalating studies and established dose-limiting toxicities. Triangle intends to attempt to recharacterize alanosine by using advanced molecular biological techniques to select the patients most likely to respond to alanosine: those with malignant cancer cells that lack MTAP.

PSORIASIS PROGRAM

    BACKGROUND. Psoriasis is a chronic condition of the skin manifested by scaly patches, which may cause itching. The disease affects an estimated two percent of the world's population, including approximately five million people in the United States. It is characterized by spontaneous remissions, but relapses are common. Although it is not usually a life-threatening condition, psoriasis causes significant psychological distress to those affected who may feel ostracized because of their physical appearance. In severe cases, patients suffer from extensive skin damage and, in some cases, arthritis. There is no known cure for psoriasis and sufferers are often treated for each recurrent episode.

    Treatments for psoriasis, though varied, are generally of only short-term benefit. They range from topical therapy for milder symptoms, including steroids, Vitamin D derivatives, coal tars and emollients, to phototherapy and more toxic systemic treatments for more severe cases, such as cyclosporine, tretinoin and methotrexate.

    DEVELOPMENT STATUS OF 2-CDAP. The Company currently intends to initiate Phase I clinical trials with a topical formulation of 2-CdAP for the treatment of psoriasis in the second half of 1997. 2-CdAP is a derivative of 2-CdA (cladribine), a potent immunosuppressive and anti-proliferative agent that is currently an approved drug and the treatment of choice for hairy cell leukemia. Triangle has licensed worldwide rights to the topical administration of 2-CdAP from Dr. Karl Hostetler and Dr. Dennis Carson.

    In a recent clinical trial, seven patients with psoriasis enrolled in a three month study of oral 2-CdA. Of six patients completing therapy, skin lesions improved in five (two dramatic responses) and joint disease improved in four. However, immunosuppression occurred in all patients and an opportunistic infection occurred in one patient.

    Recent experiments have shown that complex polynucleotides administered topically are absorbed by cells such as keratinocytes and macrophages within the superficial skin. Based on these findings, the Company believes that topical mononucleotides such as 2-CdAP will also penetrate the skin. If this occurs, the Company believes that the therapeutic utility of 2-CdAP in psoriasis would result from its ability to gain direct access to hyperproliferating keratinocytes in a form that would be rapidly effective. The Company believes that 2-CdAP should also penetrate lymphocytes found in the psoriatic skin, killing them without producing systemic toxicity. The Company believes that systemic toxicity is unlikely to occur because of the small amount of drug that would enter the bloodstream.

License and Option Agreements

    The Company has entered into an option agreement with Mitsubishi with respect to the acquisition of certain license rights to MKC-442. The Company has licensed FTC from Emory and DAPD and CS-92 from Emory and UGARF. The Company has licensed ACVMP from Dr. Karl Hostetler and 2-CdAP from Dr. Karl Hostetler and Dr. Dennis Carson. The Company has entered into an option agreement with the Regents with respect to the acquisition of certain license rights to alanosine. See "Risk Factors--Risks Relating to License and Option Agreements."

MITSUBISHI CHEMICAL CORPORATION

    In December 1995, the Company entered into an option agreement with Mitsubishi pursuant to which Mitsubishi granted the Company an option through December 1997 to obtain an exclusive license to MKC-442. If the option is exercised by the Company, the license will include all countries of the world except certain countries in East Asia, including China, Japan and Korea. Under the option agreement, Triangle has agreed to perform preclinical testing and initial Phase I and Phase IIa clinical trials with MKC-442. Mitsubishi has agreed to fund up to $1.6 million of the development costs incurred by Triangle in connection with engaging an authorized CRO and to supply certain preclinical testing and clinical trial material used by Triangle at Mitsubishi's expense. The Company is obligated to hold Mitsubishi harmless against any claims or losses incurred as a result of the Company's conducting such preclinical testing and clinical trials. Mitsubishi has the right to terminate the option agreement upon three months' notice for scientific or clinical reasons after consultation with the Company. Additional termination events include an uncured breach of the option agreement by the Company. The termination of the option agreement could have a material adverse effect on the Company.

    If the Company exercises its option, the Company will be required to pay a license initiation fee and make certain milestone and royalty payments, including minimum annual royalty payments, to Mitsubishi. At Mitsubishi's option, certain of these payments may be made in the form of the Company's capital stock. The Company will also be required to meet certain milestone obligations and conduct certain development work with respect to

MKC-442. Upon the Company's request, Mitsubishi will supply the Company with MKC-442 for formulation of drug substance under the terms of a separate supply and purchase agreement to be separately negotiated, and any purchases of MKC-442 by the Company will be credited to the Company's minimum annual royalty obligation. Mitsubishi would have the right to terminate the license agreement if the Company does not satisfy certain milestone obligations or does not cure any material breach of the license agreement. The failure of the Company to enter into the license agreement or the termination of the license agreement could have a material adverse effect on the Company.

EMORY UNIVERSITY AND UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.

    FTC. In April 1996, the Company entered into a license agreement with Emory pursuant to which the Company received an exclusive worldwide license to all of Emory's rights to purified forms of FTC (the "FTC Technology") for use in the HIV and HBV fields. As consideration for the exclusive license of the FTC Technology, the Company issued shares of Common Stock and agreed to pay certain license fees, several installments of which have already been paid. In addition, the Company agreed to make certain milestone and royalty payments to Emory. Beginning the third year after the first FDA registration is granted for an anti-HIV product incorporating the FTC Technology in the United States and after the first registration is granted for an anti-HBV product incorporating the FTC Technology in certain major market countries, the Company will be required to pay Emory minimum annual royalties for the HIV and HBV indications, respectively. Under the license agreement, Emory is primarily responsible for prosecuting all patents related to the FTC Technology. The Company agreed to reimburse Emory for the patent prosecution costs it incurs after December 1996. The Company has the right to pursue any actions against third parties for infringement of the FTC Technology at the Company's expense. Upon the conclusion of any such infringement action, the Company is entitled to offset its unrecovered expenses incurred in connection with the infringement action against any milestone payments and royalties that were owing to Emory during the time the infringement action was pending. In addition, the Company is obligated to defend, indemnify and hold harmless Emory and certain of its representatives against any claims or losses incurred as a result of the Company's manufacturing, testing, design, use and sale of products utilizing the FTC Technology. Emory has the right to terminate the license agreement or to convert the exclusive license to a nonexclusive license in the event the Company does not satisfy certain milestone obligations. Emory may also terminate the license agreement upon an uncured breach of the agreement by the Company. In the event of such termination or conversion, the Company will grant Emory certain nonexclusive, royalty-free license rights in all intellectual property under the Company's control relating to the FTC Technology necessary for the marketing of products incorporating the FTC Technology. The termination of the license agreement or the conversion from an exclusive to a nonexclusive agreement could have a material adverse effect on the Company.

    DAPD. In March 1996, the Company entered into a license agreement with Emory and UGARF pursuant to which the Company received an exclusive worldwide license to all of Emory's and UGARF's rights to a series of nucleoside analogues including DAPD and DXG (the "DAPD Technology") for use in the HIV and HBV fields. As consideration for the exclusive license of the DAPD Technology, the Company issued shares of Common Stock to Emory and UGARF. In addition, the Company agreed to make certain milestone and royalty payments to Emory and UGARF. The Company is required to pay license maintenance fees beginning March 1999 in the event certain development milestones have not been achieved. Beginning the third year after the first FDA registration is granted for an FDA-approved product incorporating the DAPD Technology, the Company will be required to pay Emory and UGARF a minimum annual royalty. Under the license agreement, Emory and UGARF are primarily responsible for prosecuting all patents related to the DAPD Technology. The Company agreed to reimburse Emory and UGARF for the patent prosecution costs they incur after the date of the license agreement. The Company has the right to pursue any actions against third parties for infringement of the DAPD Technology at the Company's expense. Upon the conclusion of any such infringement action, the Company is entitled to offset its unrecovered expenses incurred in connection with the infringement action against any milestone payments and royalties that were owing to Emory and UGARF during the time the infringement action was pending. In addition, the Company is obligated to defend, indemnify and hold harmless Emory, UGARF and certain of their representatives against any claims or losses incurred as a result of the Company's manufacturing, testing, design, use and sale of products utilizing the DAPD

Technology. Emory and UGARF have the right to terminate the license agreement or to convert the exclusive license to a nonexclusive license in the event the Company does not satisfy certain milestone obligations. Emory and UGARF may also terminate the license agreement upon an uncured breach of the agreement by the Company. In the event of such termination or conversion, the Company will grant Emory and UGARF certain nonexclusive, royalty-free license rights in all intellectual property under the Company's control relating to the DAPD Technology necessary for the marketing of products incorporating the DAPD Technology. The termination of the license agreement or the conversion from an exclusive to a nonexclusive agreement could have a material adverse effect on the Company.

    CS-92. In March 1996, the Company entered into a license agreement with Emory and UGARF pursuant to which the Company received an exclusive worldwide license to all of Emory's and UGARF's rights to CS-92 (the "CS-92 Technology") for use in the HIV field. As consideration for the exclusive license of the CS-92 Technology, the Company issued shares of Common Stock to Emory and UGARF. In addition, the Company agreed to make certain milestone and royalty payments to Emory and UGARF. The Company is required to pay license maintenance fees beginning March 1999 in the event certain development milestones have not been achieved. Beginning the third year after the first FDA registration is granted for an FDA-approved product incorporating the CS-92 Technology, the Company will be required to pay Emory and UGARF a minimum annual royalty. Under the license agreement, Emory and UGARF are primarily responsible for prosecuting all patents related to the CS-92 Technology. The Company agreed to reimburse Emory and UGARF for the patent prosecution costs they incur after the date of the license agreement. The Company has the right to pursue any actions against third parties for infringement of the CS-92 Technology at the Company's expense. Upon the conclusion of any such infringement action, the Company is entitled to offset its unrecovered expenses incurred in connection with the infringement action against any milestone payments and royalties that were owing to Emory and UGARF during the time the infringement action was pending. In addition, the Company is obligated to defend, indemnify and hold harmless Emory, UGARF and certain of their representatives against any claims or losses incurred as a result of the Company's manufacturing, testing, design, use and sale of products utilizing the CS-92 Technology. Emory and UGARF have the right to terminate the license agreement or to convert the exclusive license to a nonexclusive license in the event the Company does not satisfy certain milestone obligations. Emory and UGARF may also terminate the license agreement upon an uncured breach of the agreement by the Company. In the event of such termination or conversion, the Company will grant Emory and UGARF certain nonexclusive, royalty-free license rights in all intellectual property under the Company's control relating to the CS-92 Technology necessary for the marketing of products incorporating the CS-92 Technology. The termination of the license agreement or the conversion from an exclusive to a nonexclusive agreement could have a material adverse effect on the Company.

DRS. HOSTETLER AND CARSON

    In November 1995, the Company entered into a license agreement with Dr. Karl Hostetler and Dr. Dennis Carson pursuant to which Dr. Hostetler granted the Company an exclusive worldwide license to his rights to ACVMP and Drs. Hostetler and Carson granted the Company an exclusive worldwide license to their rights to 2-CdAP (the "ACVMP and 2-CdAP Technologies"). As consideration for the exclusive license of the ACVMP and 2-CdAP Technologies, the Company sold shares of Common Stock to Drs. Hostetler and Carson. The interests of Drs. Hostetler and Carson in the shares of Common Stock vest over time as they continue to serve as consultants to the Company. The Company also agreed to make certain milestone and royalty payments to Drs. Hostetler and Carson. The Company is obligated to hold harmless Drs. Hostetler and Carson against any claims or losses caused by or arising out of the Company's use of the ACVMP and 2-CdAP Technologies. Drs. Hostetler and Carson have the right to terminate the license agreement or convert the exclusive license to a nonexclusive license in the event that the Company does not satisfy certain development, marketing and milestone obligations. Additional termination events include the failure of the Company to pay royalties to Drs. Hostetler and Carson when due. The termination of the license agreement or the conversion from an exclusive to a nonexclusive agreement could have a material adverse effect on the Company.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

    In September 1996, the Company entered into an option agreement with the Regents pursuant to which the Regents granted the Company an option through September 1, 1998 (with an option to extend the exercise period for one year), to obtain an exclusive worldwide license to all of the Regents' rights to alanosine and related technologies (the "Alanosine Technology") for use in the treatment of various cancers lacking the enzyme MTAP. As consideration for the grant of the option, the Company agreed to pay the Regents certain option fees. In the event the Company exercises the option, the Company will be required to pay a license initiation fee and annual license maintenance fees. The Company will also be required to make certain milestone and royalty payments to the Regents, including minimum annual royalties. The Regents are primarily responsible for prosecuting all patents and initiating infringement actions related to the Alanosine Technology (and will remain primarily responsible for patent prosecution and infringement actions if the Company exercises the option). The Company has agreed to reimburse the Regents for all patent prosecution costs they incur. In addition, the Company is obligated to defend, indemnify and hold harmless the Regents and certain of their representatives against any claims or losses incurred as a result of the Company's exercise of its rights under the option agreement.

    The Company also entered into a sponsored research agreement (the "Research Agreement") with the Regents whereby the Company has agreed to provide approximately $450,000 to fund two clinical trials to be conducted by the University of California, San Diego. The clinical trials will be pilot Phase II clinical studies to assess the efficacy of alanosine in the treatment of NSCLC and brain cancers. Either the Regents or the Company may terminate a study upon the uncured breach of the Research Agreement by the other party. In the event both studies are terminated under the Research Agreement (other than for reasons of the uncured breach on the part of the Regents), the Company's rights under the option agreement would be terminated. The termination of the Company's rights under the option agreement, the failure of the Company to enter into the related license agreement or the termination of the license agreement could have a material adverse effect on the Company.

Patents and Proprietary Rights

    The Company's success will depend in large part on the ability of the Company and its licensors to obtain patent protection with respect to its drug candidates, defend patents once obtained, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others and to obtain appropriate licenses to patents or proprietary rights held by third parties, with respect to its drug candidates, both in the United States and in foreign countries. The Company has no patents in its own name or patent applications of its own pending, but has obtained licenses to patents and other proprietary rights from third parties with respect to each of the Company's seven drug candidates.

    The patent positions of pharmaceutical companies, including those of the Company, are uncertain and involve complex legal and factual questions for which important legal principles are unresolved. There can be no assurance that the Company or its licensors have or will develop or obtain the rights to products or processes that are patentable, that patents will issue from any of the pending applications or that claims allowed will be sufficient to protect the technology licensed to the Company. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company's success will also depend in large part on the Company not breaching the licenses pursuant to which the Company obtained its technology and drug candidates.

    A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents to technologies that cover or are similar to the technologies licensed by the Company. The Company is aware of certain patent applications previously filed by and patents already issued to others that conflict with patents or patent applications licensed to the Company either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those licensed to the Company. In addition, there can be no assurance that the Company is aware of all patents or patent applications that may materially affect the Company's ability to make, use or sell any products. United States patent applications are confidential while pending in the PTO, and patent applications filed in foreign countries are often first published six months or more after filing. Any conflicts resulting from third party patent applications and patents could significantly reduce the coverage of the patents licensed to the Company and limit the ability of the Company or its licensors to obtain meaningful patent protection. If patents are issued to other companies that contain competitive or conflicting claims, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. There can be no assurance that the Company will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, the Company could be delayed in or prevented from pursuing the development or commercialization of its drug candidates, which would have a material adverse effect on the Company.

    The Company is aware of significant risks regarding the patent rights licensed by the Company relating to three of the seven compounds comprising the Company's existing drug candidate portfolio. The Company may not be able to commercialize FTC, DAPD or CS-92 for HIV and/or HBV due to patent rights held by third parties other than the Company's licensors. The Company is aware of numerous patent applications and issued patents in the United States and numerous foreign countries held by third parties other than the Company's licensors that relate to these compounds and their use alone or with other compounds to treat HIV and HBV. As a result, the positions of the Company and its licensors with respect to the use of FTC, DAPD and CS-92 to treat HIV and/or HBV are highly uncertain and involve numerous complex legal and factual questions that are unknown or unresolved. If any of these questions is resolved in a manner that is not favorable to the Company's licensors or the Company, the Company would not have the right to commercialize FTC, DAPD and/or CS-92 in the absence of a license from one or more third parties, which may not be available on acceptable terms or at all. The Company's inability to commercialize any of these compounds would have a material adverse effect on the Company.

FTC

    The Company obtained its rights to purified forms of FTC under a license from Emory. In 1990 and 1991, Emory filed in the United States and thereafter in numerous foreign countries patent applications with claims to composition of matter and methods to treat HIV and HBV with FTC. Yale filed patent applications on FTC and its use to treat HBV in 1991 in the United States, and subsequently licensed its rights under those patent applications to Emory. The Company's license arrangement with Emory includes all rights under the Yale patent applications. FTC belongs to the same general class of nucleosides as 3TC, which was recently approved in the United States by the FDA for use in combination with AZT for the treatment of HIV. 3TC is currently being sold by Glaxo for the treatment of HIV under a license agreement with BioChem Pharma.

    HIV. Emory received a United States patent in 1993 covering a method to treat HIV infection with FTC. BioChem Pharma filed a patent application in the United States in 1989 and was issued a patent in 1991 covering a group of nucleosides in the same general class as FTC, but which did not include FTC. BioChem Pharma filed foreign patent applications in 1990 based upon its 1989 United States patent application, and in those foreign applications included FTC among a large class of nucleosides. The foreign patent applications are pending in a large number of countries, and have issued in a number of countries with claims directed to FTC and its use to treat HIV. In addition, BioChem Pharma filed a United States patent application in 1991 specifically directed to a purified form of FTC that exhibits advantageous properties for the treatment of HIV. BioChem Pharma filed patent applications in a large number of foreign countries based upon its 1991 United States patent application, and patents have issued in certain countries. BioChem Pharma may have additional patent applications pending in the United States.

    In the United States, the first to invent a subject matter is entitled to patent protection on that invention. With respect to patent applications filed prior to January 1, 1996, United States patent law provides that if a party invented a technology outside the United States, then for purposes of determining the first to invent the technology, that party is deemed to have invented the technology on the earlier of the date it introduced the invention in the United States or the date it filed its patent application. In a registration statement recently filed with the United States Securities and Exchange Commission, BioChem Pharma stated that since it conducts substantially all of its research activities outside the United States, it is at a disavantage as to inventions made prior to January 1, 1996 with respect to obtaining United States patents as compared to companies that maintain research facilities in the United States. The Company does not know whether Emory or BioChem Pharma was the first to invent the subject matter claimed in their respective United States patent applications or patents, or whether BioChem Pharma invented the technology disclosed in its patent applications in the United States or introduced that technology in the United States before the date of its patent applications. In foreign countries, the first party to file a patent application on an invention, not the first to invent the subject matter, is entitled to patent protection on that invention. While the Company believes that Emory's patent applications that disclosed FTC as a useful anti-HIV agent were filed in foreign countries before BioChem Pharma filed its foreign patent applications on that subject matter, BioChem Pharma has been issued patents in several foreign countries. There can be no assurance that Emory will initiate or be successful in any foreign proceeding attempting to revoke patents issued to BioChem Pharma or addressing the relative rights of BioChem Pharma and Emory. BioChem Pharma has opposed patent claims on FTC recently granted to Emory in Japan and Australia. There can be no assurance that BioChem Pharma will not make additional challenges to any Emory patents or patent applications, or that Emory will succeed in defending any such challenges. There can be no assurance that the sale of FTC by the Company for the treatment of HIV would not be held to infringe United States and foreign patent rights of BioChem Pharma. Under the patent laws of most countries, a product can be found to infringe a third party patent either if the third party patent expressly covers the product or method of treatment using the product, or in certain circumstances, if the third party patent, while not expressly covering the product or method, covers subject matter that is substantially equivalent in nature to the product or method. If it is determined that the sale of FTC for the treatment of HIV infringes a BioChem Pharma patent, the Company would not have the right to make, use or sell FTC for the treatment of HIV in one or more countries in the absence of a license from BioChem Pharma. There can be no assurance that the Company could obtain a license from BioChem Pharma on acceptable terms or at all.

    HBV. Burroughs Wellcome filed patent applications in March and May 1991 in Great Britain on a method to treat HBV with FTC. Burroughs Wellcome filed similar patent applications in other countries, which the Company believes includes the United States. Glaxo subsequently acquired Burroughs Wellcome's rights under those patent applications. Those applications were filed in foreign countries prior to the date Emory filed its patent application on the use of FTC to treat HBV, and therefore, the foreign patent applications filed by Burroughs Wellcome have priority over those filed by Emory. In July 1996, Emory instituted litigation against Glaxo in the United States District Court to obtain ownership of the patent applications filed by Burroughs Wellcome, alleging that Burroughs Wellcome converted and misappropriated Emory's invention and property, and that an Emory employee is the inventor or a co-inventor of the subject matter covered by the Burroughs Wellcome patent applications. There can be no assurance that Emory will succeed in its efforts to establish ownership rights. If Emory fails to establish ownership rights, the Company could not make, use or sell FTC for the treatment of HBV in countries in which patents are issued to Glaxo without a license from Glaxo. If Emory establishes only co-ownership rights (and not sole ownership) to these patents and patent applications, laws in Europe, Korea and perhaps other countries could prohibit Emory from licensing any co-owned patent rights without Glaxo's consent. If the Company is required to obtain a license from Glaxo to sell FTC for the treatment of HBV, there can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all.

    BioChem Pharma filed a patent application in May 1991 in Great Britain also directed to a method to treat HBV with FTC. BioChem Pharma filed similar patent applications in other countries and in January 1996, was issued a patent in the United States. Emory has informed the Company that Emory intends to challenge BioChem Pharma's issued United States patent. There can be no assurance that Emory will pursue or succeed in any such proceeding. The Company cannot sell FTC for the treatment of HBV in the United States unless the BioChem Pharma patent is held invalid by a United States court or administrative body or unless the Company obtains a license from Biochem Pharma. There can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all. In July 1991, BioChem Pharma was issued a United States patent on the use of 3TC to treat HBV and has corresponding applications pending or issued in foreign countries. If it is determined that the use of FTC to treat HBV is not substantially different from the use of 3TC to treat HBV, a court could hold that the use of FTC to treat HBV infringes these BioChem Pharma 3TC patents.

    In addition, BioChem Pharma has filed in the United States and foreign countries several patent applications on manufacturing methods relating to a class of nucleosides that includes FTC. If the Company uses a manufacturing method that is covered by patents issuing on any of these applications, the Company would not be able to manufacture FTC without a license from BioChem Pharma. There can be no assurance that the Company would be able to obtain such a license on acceptable terms or at all.

DAPD

    The Company obtained its rights to DAPD under a license from Emory and UGARF. The DAPD portfolio licensed to the Company consists of two issued United States patents and several United States and foreign patent applications that cover a method for the synthesis of DAPD and its use to treat HIV and HBV. Emory and UGARF filed patent applications claiming these inventions in the United States in 1990, 1992 and 1993, respectively. BioChem Pharma filed a patent application in the United States in 1988 on a group of nucleosides in the same general class as DAPD and their use to treat HIV, and has filed corresponding patent applications in foreign countries. The PTO issued a patent to BioChem Pharma in 1993 covering a class of nucleosides that includes DAPD and its use to treat HIV. Corresponding patents have been issued to BioChem Pharma in many foreign countries. Emory has filed an opposition to BioChem Pharma's granted patent application in the European Patent Office based, in part, upon Emory's assertion that BioChem Pharma's patent does not disclose how to make DAPD, and Emory has informed the Company that Emory intends to challenge BioChem Pharma's patents and patent applications in other countries. However, there can be no assurance that a court or administrative body would invalidate BioChem Pharma's patent claims or that a sale of DAPD by the Company would not infringe BioChem Pharma's patents. If Emory, UGARF and the Company do not challenge, or are not successful in any challenge to, BioChem Pharma's issued patents or pending patent applications (or patents that may issue as a result of such applications), the Company will not be able to manufacture, use or sell DAPD in the United States and any foreign countries in which BioChem Pharma receives a patent without a license from BioChem Pharma. There can be no assurance that the Company would be able to obtain a license from BioChem Pharma on acceptable terms or at all.

CS-92

    The Company obtained its rights to CS-92 under a license from Emory and UGARF. Emory and UGARF have obtained two United States patents that cover CS-92 and its use to treat HIV, and have filed a European patent application and a Japanese patent application with claims limited to the use of CS-92 as a method for administering AZT, which includes the administration of CS-92 as a precursor form of AZT, to treat HIV infection. Burroughs Wellcome filed an application with the European Patent Office in September 1986 directed to a broad group of nucleosides that includes CS-92, and their use to treat HIV infection. Burroughs Wellcome subsequently filed similar applications in other countries, and the Company believes Burroughs Wellcome filed a similar patent application in the United States. Patents have been issued to Burroughs Wellcome in certain countries based upon these patent applications. Glaxo now has the rights to these patents and patent applications. There can be no assurance that, if challenged, a court would uphold the Emory/UGARF patents in light of the disclosures contained in the earlier filed Burroughs Wellcome patent applications. In addition, CS-92 is metabolized to AZT in cell lines IN VITRO, and based on that, the Company believes that it may likewise be converted to AZT IN VIVO. A court could hold that United States and foreign patents owned by Glaxo covering the use of AZT to treat HIV infection would be infringed by the sale of CS-92 to treat HIV infection. If the use of CS-92 is found to infringe the patents owned by Glaxo, then the Company would not have the right to sell CS-92 in one or more countries without a license from Glaxo. There can be no assurance that the Company would be able to obtain a license from Glaxo on acceptable terms or at all.

    Litigation, which could result in substantial cost to the Company, may be necessary to enforce any patents to which the Company has rights or to determine the scope, validity and enforceability of other parties' proprietary rights, which may affect the Company's drug candidates and technology. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. The Company's licensors may also have to participate in interference proceedings declared by the PTO to determine the priority of an invention, which could result in substantial cost to the Company. There can be no assurance that the Company's licensed patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. Further, with respect to the drug candidates licensed or optioned by the Company from Emory, UGARF and the Regents, Emory, UGARF and the Regents are primarily responsible for any litigation, interference, opposition or other action pertaining to patents or patent applications related to the licensed technology and the Company is required to reimburse them for the costs they incur in performing these activities. As a result, the Company generally does not have the ability to institute or determine the conduct of any such patent proceedings unless Emory, UGARF and/or the Regents do not elect to institute or elect to abandon such proceedings. In cases where Emory, UGARF and/or the Regents elect to institute and prosecute patent proceedings, the Company's rights will be dependent in part upon the manner in which Emory, UGARF and/or the Regents conduct the proceedings. Emory, UGARF and/or the Regents could, in any of these proceedings they elect to initiate and maintain, elect not to vigorously pursue or defend or to settle such proceedings on terms that are not favorable to the Company. An adverse outcome in any patent litigation or interference proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company. Moreover, the mere uncertainty resulting from the institution and continuation of any technology-related litigation or interference proceeding could have a material adverse effect on the Company pending resolution of the disputed matters.

    The Company also relies on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants and others. There can be no assurance that these agreements will not be breached or terminated, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. The Company relies on certain technologies to which it does not have exclusive rights or which may not be patentable or proprietary and thus may be available to competitors. The Company has filed an application for but has not obtained a trademark registration with respect to its corporate name and its logo. Another company has filed an application to obtain a trademark registration for the name "Triangle Coordinated Care," and the Company is aware that several other companies use trade names that are similar to the Company's for their businesses. If the Company is not able to obtain any licenses that may be necessary for the Company to use its corporate name, it may be required to change its corporate name. The Company's management personnel were previously employed by other pharmaceutical companies. In many cases, these individuals are conducting drug development activities for the Company in areas similar to those in which they were involved prior to joining the Company. As a result, the Company, as well as these individuals, could be subject to allegations of violation of trade secrets and other similar claims. See "Risk Factors--Uncertainty of Patents; Dependence on Patents, Licenses and Proprietary Rights."

Government Regulation

    The manufacturing and marketing of Triangle's products and its ongoing development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. See "Risk Factors--Extensive Government Regulation; No Assurance of Regulatory Approval."

FDA APPROVAL

    In the United States, pharmaceuticals are subject to rigorous FDA regulation. The Federal Food, Drug and Cosmetic Act governs the testing, manufacture, approval, labeling, storage, record keeping, advertising and promotion of Triangle's drug candidates and any products that Triangle may successfully develop. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

    The steps required before a new prescription drug may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an IND, which must be evaluated and found acceptable by the FDA before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the drug, (iv) the submission of an NDA to the FDA and (v) FDA approval of the NDA. Prior to obtaining FDA approval of an NDA, the facilities that will be used to manufacture the drug must undergo a preapproval inspection to ensure compliance with the FDA's Good Manufacturing Practices ("GMP") regulations. A company must also pay a one-time user fee for NDA submissions and pay annual user fees for each approved product and manufacturing establishment.

    Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the safety and effectiveness of the product and its formulation. The results of the preclinical tests are submitted to the FDA as part of an IND, and unless the FDA objects, the IND will become effective 30 days following its receipt by the FDA. If the FDA has concerns about the proposed clinical trial, it may delay the trial and require modifications to the trial protocol prior to permitting the trial to begin. As a result, there can be no assurance that the FDA will permit a proposed IND to become effective.

    Clinical trials involve the administration of the pharmaceutical product to healthy volunteers or to patients identified as having the condition for which the pharmaceutical is being tested. The pharmaceutical is administered under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with protocols previously submitted to the FDA as part of the IND that detail the objectives of the trial, the parameters used to monitor safety and the efficacy criteria that are being evaluated. Each clinical trial is conducted under the auspices of an Institutional Review Board ("IRB") at the institution at which the trial is conducted. The IRB considers, among other things, ethical factors, the safety of the human subjects and the possible liability risk for the institution.

    Clinical trials are typically conducted in three sequential phases that may overlap. In Phase I, the initial introduction of the pharmaceutical into healthy human volunteers, the emphasis is on testing for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II involves trials in a limited patient population to determine the effectiveness of the pharmaceutical for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. In serious diseases such as AIDS or cancer, patients suffering from the disease rather than healthy volunteers are used in Phase I trials. In addition, Phase I trials may be divided between Phase Ia, in which single doses of the drug are given, and Phase Ib, in which multiple doses are given. In the latter instance, some efficacy data may be obtained if the subjects are patients suffering from the disease rather than healthy volunteers, and these trials are referred to as "Phase Ib/IIa." After a compound has been shown in Phase II trials to have an acceptable safety profile and probable effectiveness, Phase III trials are undertaken to evaluate clinical effectiveness further and to further test for safety within an expanded patient population at multiple clinical study sites. The FDA reviews both the clinical trial plans and the results of the trials at each phase and may discontinue the trials at any time if there are significant safety issues.

    The results of the preclinical tests and clinical trials are submitted to the FDA in the form of an NDA for marketing approval. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis or at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review process and may delay marketing approval. Upon approval, a drug may be marketed only for the approved indications in the approved dosage forms. Further clinical trials would be necessary to gain approval for the use of the product for any additional indications or dosage forms. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

    A company may conduct clinical trials outside of the United States, using a product manufactured outside the country, and in some circumstances manufactured within the United States, without an IND. The FDA will accept data from foreign clinical trials to support clinical investigations in the United States and/or approval of an NDA only if the agency determines that the trials are well-designed, well-conducted, performed by qualified investigators, and conducted in accordance with internationally recognized ethical principles. The Company is currently conducting a Phase Ib/IIa clinical trial in Europe for MKC-442, for which an IND has not been submitted to FDA. Triangle intends to conduct clinical trials with some of its other drug candidates in Europe as well. There can be no assurance that clinical trials conducted in either the United States or foreign countries will demonstrate that any potential products under development by the Company are safe and effective, or that the FDA will not require additional clinical trials to support approval of an NDA.

    The FDA has developed several regulatory procedures to accelerate the clinical testing and approval of drugs intended to treat serious or life-threatening illnesses under certain circumstances. For example, in 1988, the FDA issued regulations to expedite the development, evaluation and marketing of drugs for life-threatening and severely debilitating illnesses, especially where no alternative therapy exists (the "1988 Regulations"). These procedures encourage early consultation between the IND sponsors and the FDA in the preclinical testing and clinical trial phases to determine what evidence will be necessary for marketing approval and to assist the sponsors in designing clinical trials. Under this program, the FDA works closely with the IND sponsors to accelerate and condense Phase II clinical trials, which may, in some cases, eliminate the need to conduct Phase III trials or limit the scope of Phase III trials. Under the 1988 Regulations, the FDA may require postmarketing clinical trials (Phase IV trials) to obtain additional information on the drug's risks, benefits and optimal use.

    In 1992, the FDA issued regulations establishing an accelerated NDA approval procedure for certain drugs under Subpart H of the agency's NDA approval regulations ("Subpart H Regulations"). The Subpart H Regulations provide for accelerated NDA approval for new drugs intended to treat serious or life-threatening diseases where the drugs provide a meaningful therapeutic advantage over existing treatment. Under this accelerated approval procedure, the FDA may approve a drug based on evidence from adequate and well-controlled studies of the drug's effect on a surrogate endpoint that reasonably suggest clinical benefits, or on evidence of the drug's effect on a clinical endpoint other than survival or irreversible morbidity. This approval is conditional on the favorable completion of trials to establish and define the degree of clinical benefits to the patient. Such postmarketing clinical trials would usually be underway when the product obtains this accelerated approval. If, after approval, a post-marketing clinical study establishes that the drug does not perform as expected, or if post-marketing restrictions are not adhered to or are not adequate to ensure the safe use of the drug, or other evidence demonstrates that the product is not safe and/or effective under its conditions of use, the FDA may withdraw approval. The Subpart H accelerated approval regulation can complement the 1988 Regulations for expediting the development, evaluation and marketing of drugs. These two procedures for expediting the clinical evaluation and approval of certain drugs may shorten the drug development process by as much as two to three years.

    The Company believes that MKC-442, FTC, CS-92, DAPD, ACVMP and alanosine may be candidates for accelerated development and/or approval under the 1988 Regulations and/or the Subpart H Regulations. However, there can be no assurance that any of these drug candidates or any future drug candidates the Company may develop ultimately will be eligible for development and/or approval under these regulations. In addition, there can be no assurance that these drug candidates or any future drug candidates (if eligible for development and/or approval under these regulations) will be approved by the FDA for marketing at all or, if approved for marketing, will be approved for marketing sooner than would be traditionally expected.

    Once the sale of a product is approved, the FDA regulates the manufacturing, marketing and other activities under the Federal Food, Drug, and Cosmetic Act and the FDA's implementing regulations. The FDA periodically inspects both domestic and foreign drug manufacturing facilities to ensure compliance with applicable GMP regulations and other requirements. In addition, manufacturers in the United States must register with the FDA and submit a list of every drug in commercial distribution. Foreign manufacturers are subject only to the drug listing requirement. The Company does not have or currently intend to develop the facilities to manufacture its drug candidates in commercial quantities, and intends to establish relationships with contract manufacturers for the commercial manufacture of its products. Some of these contract manufacturers may be located outside the United States. There can be no assurance that the Company's contract manufacturers will be able to attain or maintain compliance with GMP regulations. Post-marketing reports are also required to monitor the product's usage and effects. Product approvals may be withdrawn, or other actions may be ordered, or sanctions imposed if compliance with regulatory requirements is not maintained.

    Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is a disease or condition that affects populations of fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA, and after the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Under current law, approval of the first NDA for a drug with orphan drug designation confers United States marketing exclusivity to market such designated drug for the designated indication for a period of seven years following approval of the NDA, subject to certain limitations. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory approval process.

    The Company believes that alanosine, if successfully developed for the treatment of NSCLC and/or brain cancers, may qualify for orphan drug designation. There can be no assurance, however, that alanosine or any future products the Company may develop will be designated as an orphan drug. In addition, there can be no assurance that alanosine or any future products will be approved for marketing at all.

FOREIGN REGULATORY APPROVAL AND SALE

    Many foreign countries also regulate the clinical testing, manufacturing, marketing and use of pharmaceutical products. The requirements relating to the conduct of clinical trials, product approval, manufacturing, marketing, pricing and reimbursement vary widely from country to country and there can be no assurance that the Company or any third parties with which the Company may establish collaborative relationships will be able to attain or maintain compliance with such requirements.

    In addition to the import requirements of foreign countries, a company must also comply with United States laws governing the export of FDA regulated products. Pursuant to the FDA Export Reform and Enhancement Act of 1996, a drug that has not obtained FDA approval may be exported to any country in the world without FDA authorization if the product both complies with the laws of the importing country and has obtained valid marketing authorization in one of the following countries: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union, or a country in the European Economic Area. The FDA is authorized to add countries to this list in the future. Among other restrictions, a drug that has not obtained FDA approval may be exported under the new law only if it is not adulterated, accords to the specifications of the foreign purchaser, complies with the laws of the importing country, is labeled for export, is manufactured in substantial compliance with GMP regulations and is not sold in the United States.

OTHER REGULATIONS

    In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Controlled Substances Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal, state and local regulations governing permissible laboratory activities, waste disposal, handling of toxic, dangerous or radioactive materials and other matters. The Company believes that it is in substantial compliance, in all material respects, with applicable regulations. These regulations are subject to change, however, and may, in the future, require substantial effort and cost to the Company to comply with each of the regulations, and may possibly restrict the Company's business activities. See "Risk Factors--Hazardous Materials."

Competition

    The Company is engaged in segments of the pharmaceutical industry that are highly competitive and rapidly changing. If successfully developed and approved, the drug candidates that the Company is currently developing will compete with numerous existing therapies. In addition, a number of companies are pursuing the development of novel pharmaceuticals that target the same diseases the Company is targeting. The Company believes that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV. The Company anticipates that it will face intense and increasing competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products developed by the Company's competitors will not be more effective, or more effectively marketed and sold, than any that may be developed by the Company. Competitive products may render the Company's licensed technology and products obsolete or noncompetitive prior to the Company's recovery of development or commercialization expenses incurred with respect to any such products. The development by others of a cure or new treatment methods for the indications for which the Company is developing drug candidates could render the Company's drug candidates noncompetitive, obsolete or uneconomical. Many of the Company's competitors have significantly greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in preclinical testing and clinical trials, obtaining FDA and other regulatory approvals and manufacturing and marketing pharmaceutical products. Many of these competitors also have products that have been approved or are in late-stage development and operate large, well-funded research and development programs. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

    If the Company's drug candidates are successfully developed and approved, the Company will face competition based on the safety and effectiveness of its products, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable technology or products, or achieve earlier patent protection, product development or product commercialization than the Company. Accordingly, the Company's competitors may succeed in commercializing products more rapidly or effectively than the Company, which could have a material adverse effect on the Company. See "Risk Factors-- Intense Competition; Risk of Technological Change."

Manufacturing

    The Company does not have any manufacturing capacity and currently plans to seek to establish relationships with third party manufacturers for the manufacture of clinical trial material and the commercial production of any products it may develop. There can be no assurance that the Company will be able to establish relationships with third party manufacturers on commercially acceptable terms or that third party manufacturers will be able to manufacture products in commercial quantities under good manufacturing practices mandated by the FDA on a cost-effective basis. The Company's dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and commercialize products on a timely and competitive basis. Further, there can be no assurance that manufacturing or quality control problems will not arise in connection with the manufacture of the Company's products or that third party manufacturers will be able to maintain the necessary governmental licenses and approvals to continue manufacturing the Company's products. Any failure to establish relationships with third parties for its manufacturing requirements on commercially acceptable terms would have a material adverse effect on the Company. See "Risk Factors--Lack of Manufacturing Capabilities" and "--Government Regulation."

Sales and Marketing

    The Company currently has only one marketing employee and no sales personnel. The Company will have to develop a sales force or rely on marketing partners or other arrangements with third parties for the marketing, distribution and sale of any products it develops. The Company currently intends to market in the United States most of the drug candidates that it successfully develops primarily through a direct sales force and outside the

United States through a combination of a direct sales force and arrangements with third parties. There can be no assurance that the Company will be able to establish marketing, distribution or sales capabilities or make arrangements with third parties to perform those activities on terms satisfactory to the Company or that any internal capabilities or third party arrangements will be cost-effective.

    In addition, any third parties with which the Company establishes marketing, distribution or sales arrangements may have significant control over important aspects of the commercialization of the Company's products, including market identification, marketing methods, pricing, composition of sales force and promotional activities. There can be no assurance that the Company will be able to control the amount and timing of resources that any third party may devote to the Company's products or prevent any third party from pursuing alternative technologies or products that could result in the development of products that compete with the Company's products and the withdrawal of support for the Company's programs. See "Risk Factors--Lack of Sales and Marketing Capabilities."

Health Care Reform Measures and Third Party Reimbursement

    The business and financial condition of pharmaceutical companies will continue to be affected by the efforts of governments and third party payors to contain or reduce the cost of health care through various means. A number of legislative and regulatory proposals aimed at changing the health care system have been proposed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement and/or adoption of such proposals or efforts could have a material adverse effect on the Company. In the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans that mandate predetermined discounts from list prices. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Risk Factors-- Uncertainty of Health Care Reform Measures and Third Party Reimbursement."

Human Resources

    As of September 10, 1996, Triangle had 20 employees, including 10 in development and 10 in finance and administration. Of these employees, 10 hold advanced degrees, of which eight are M.D.s or Ph.D.s. The Company's future success will depend in large part upon its ability to attract and retain highly qualified personnel. The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.

Facilities

    The Company currently leases and occupies an approximately 26,000 square foot administrative office, laboratory and pilot manufacturing facility in Durham, North Carolina pursuant to a lease that continues through September 2003. Under the terms of the lease the Company will occupy approximately an additional 26,000 square feet beginning in August 1998. The Company believes its facilities will be adequate to meet its needs for the foreseeable future.

Legal Proceedings

    From time to time, Triangle may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings. See "Risk Factors--Uncertainty of Patents; Dependence on Patents, Licenses and Proprietary Rights."

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

    The executive officers, key employees and directors of the Company are as follows:

Name                                               Age      Position
---------------------------------------------      ---      ------------------------------------------------------------
David W. Barry, M.D. ........................          53   Chairman of the Board and Chief Executive Officer
M. Nixon Ellis, Ph.D. .......................          46   Director, President and Chief Operating Officer
Phillip A. Furman, Ph.D. ....................          51   Vice President, Research and Chief Scientific Officer
James A. Klein, Jr. .........................          34   Chief Financial Officer and Treasurer
George R. Painter, III, Ph.D. ...............          46   Vice President, Chemistry and Technical Development
Chris A. Rallis, J.D. .......................          42   Vice President, Business Development, General Counsel and
                                                            Secretary
Carolyn S. Underwood.........................          39   Vice President, Marketing
John Delehanty, Ph.D. .......................          48   Director of Clinical Research
Cary P. Moxham, Ph.D.........................          37   Director of Project Development
George M. Szczech, D.V.M., Ph.D. ............          54   Director of Toxicology and Pharmacology
Anthony B. Evnin, Ph.D.(1)...................          55   Director
Standish M. Fleming(2).......................          49   Director
Karl Y. Hostetler, M.D. .....................          56   Director and Member of the Scientific Advisory Board
George McFadden(1)...........................          55   Director
Peter McPartland(2)..........................          42   Director

------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    David W. Barry, M.D. has served as Chairman of the Board and Chief Executive Officer since July 1995 and served as the Company's President from July through September 1995. Prior to joining the Company, Dr. Barry served as a member of the Board of Directors and as the Director of Research, Development and Medical Affairs of Wellcome plc ("Wellcome"), a pharmaceutical company, from May 1994 through May 1995. From May 1989 through May 1994, Dr. Barry served as Vice President, Research, Development and Medical Affairs of Burroughs Wellcome, a pharmaceutical company and an indirect, wholly-owned subsidiary of Wellcome. Dr. Barry is considered a leader in the field of antiviral therapy and is one of the named co-inventors of the first anti-HIV drug, AZT. Dr. Barry also directed the clinical development of the first selective anti-herpes drug, acyclovir. Before joining Burroughs Wellcome in 1977, Dr. Barry spent five years at the FDA in various capacities, including Director of the Influenza Task Force of the Bureau of Biologics and Acting Deputy Director of the Division of Virology at the Bureau of Biologics. Dr. Barry received a B.A. in French literature from Yale College and an M.D. from Yale University. Dr. Barry is currently a director of Family Health International, a not-for-profit company engaged in the business of family planning, and Molecular Biosystems, Inc., a publicly-held medical diagnostics company.

    M. Nixon Ellis, Ph.D. has served as a director of the Company since July 1995 and as President and Chief Operating Officer since September 1995. Prior to joining the Company, Dr. Ellis served as Global Brand Director, HIV/Retrovir of Wellcome, from January through June 1995, where he was responsible for managing a $300 million worldwide business. From April 1993 through December 1994, Dr. Ellis served as Assistant Director, Group Licensing of Wellcome. Prior to that, Dr. Ellis served as Assistant Division Director, Virology of Burroughs Wellcome from March 1991 to March 1993. Prior to assuming his management responsibilities at Wellcome, Dr. Ellis' research focused on the disease producing potential of drug resistant viral mutants. Dr. Ellis received a B.S. in biology from the University of South Carolina, an M.B.A. from the University of North Carolina, and an M.S. in medical microbiology and a Ph.D. in microbiology from the University of Georgia.

    Phillip A. Furman, Ph.D. has served as Vice President, Research and Chief Scientific Officer of the Company since September 1995. Prior to joining the Company, Dr. Furman served as Director, Virology of Burroughs Wellcome from July 1989 through June 1995, where he played a significant role in the development of both AZT and acyclovir. Dr. Furman's research while at Burroughs Wellcome focused on the structure and function of nucleic acid polymerizing enzymes. He is a named co-inventor of the use of AZT for HIV therapy as well as a co-inventor of the use of FTC to treat HBV infections. Dr. Furman received a B.S. in biology from Piedmont College, an M.A. in microbiology from the University of Southern Florida and a Ph.D. in microbiology from Tulane University.

    James A. Klein, Jr. has served as Chief Financial Officer and Treasurer of the Company since November 1995, and served as Secretary and Treasurer from July through November 1995. Prior to joining the Company, Mr. Klein served as International Research, Development and Medical Financial Controller of Wellcome from May 1994 through June 1995. From June 1992 through May 1994, Mr. Klein served as Senior Financial Analyst of Burroughs Wellcome. Prior to that, Mr. Klein held various management positions in finance at Burroughs Wellcome. Mr. Klein received a B.A. in accounting from the University of Mississippi and is a certified public accountant.

    George R. Painter, III, Ph.D. has served as Vice President, Chemistry and Technical Development of the Company since January 1996. From July 1995 through January 1996, Dr. Painter served as Director of Research Process for Glaxo and from June 1993 through July 1995, Dr. Painter served as Assistant Director of Virology for Burroughs Wellcome. While at Burroughs Wellcome, Dr. Painter led the international development of both an HIV protease inhibitor and FTC. He is also a co-inventor of the use of FTC to treat HBV infections. Dr. Painter received a B.S. in chemistry, an M.S. in physical chemistry and a Ph.D. in organic chemistry from Emory.

    Chris A. Rallis, J.D. has served as Vice President, Business Development, General Counsel and Secretary of the Company since November 1995. Prior to joining the Company, Mr. Rallis served in the following positions with Burroughs
Wellcome: Vice President, Planning and Business Development from February 1994 to June 1995; Director, Planning and Business Development from June 1993 through February 1994; and Assistant General Counsel from June 1991 through June 1993. During Mr. Rallis' tenure at Burroughs Wellcome, his department was responsible for finalizing licensing agreements with Emory and Vertex Pharmaceuticals Incorporated and a consumer healthcare joint venture with Warner-Lambert Company. Mr. Rallis received an A.B. degree in economics from Harvard College and a J.D. from Duke University.

    Carolyn S. Underwood has served as Vice President, Marketing of the Company since January 1996. Prior to joining the Company, Ms. Underwood served as Director, CNS Marketing of Glaxo from June through December 1995. Prior to that, Ms. Underwood served as Director, Marketing Division of Nippon Wellcome KK, a pharmaceutical company of which Wellcome was one of the joint venture partners, from February 1994 through June 1995. Ms. Underwood also served as Senior Director of Marketing of Burroughs Wellcome from July 1991 through January 1994. Ms. Underwood received a B.S. in nursing from the University of North Carolina, Chapel Hill.

    John Delehanty, Ph.D. has served as the Director of Clinical Research of the Company since September 1996. Prior to joining the Company, Dr. Delehanty served as Associate Director of Infectious Diseases with Burroughs Wellcome (and later with Glaxo) since 1983. While at Burroughs Wellcome, Dr. Delehanty led the development of several topical antiviral drugs. Dr. Delehanty has also worked at the National Research Council and World Health Organization. Dr. Delehanty received a B.S. in biology from Villanova University and a Ph.D. in genetics from Florida State University/Oak Ridge National Laboratory.

    Cary P. Moxham, Ph.D. has served as Director of Project Development since February 1996. Prior to joining the Company, Dr. Moxham served as Research Scientist with Burroughs Wellcome (and later with Glaxo) since 1986. From September 1994 to February 1996, Dr. Moxham served as International Project Leader for Burroughs Wellcome (and later as Product Development Leader with Glaxo), where he led the international development of two humanized monoclonal antibodies for the treatment of solid tumors. Dr. Moxham received a B.S. in biology and chemistry from Union College and a Ph.D. in biochemical pharmacology from the State University of New York at Stony Brook.

    George M. Szczech, D.V.M., Ph.D. has served as the Director of Toxicology and Pharmacology of the Company since January 1996. Prior to joining the Company, Dr. Szczech served as Associate Director of the Division of Toxicology and Pathology at Burroughs Wellcome from 1992 to 1995, and as Senior Toxicologic Pathologist from 1985 to 1992. Dr. Szczech has over 20 years experience in pharmaceutical development with specialization in all aspects of product safety assessment. In positions at Burroughs Wellcome, the Mead Johnson Company (now a subsidiary of Bristol-Myers Squibb) and Upjohn Company (now Pharmacia & Upjohn), he performed and published research dealing with the safety of a wide variety of pharmaceuticals. Much of his work involved establishing laboratories and procedures in the area of reproductive and developmental toxicology. Dr Szczech earned his D.V.M. at the University of Minnesota and his Ph.D. at Purdue University and is board certified in veterinary pathology and in toxicology.

    Anthony B. Evnin, Ph.D. has served as a director of the Company since November 1995. Since 1975, Dr. Evnin has been a general partner of Venrock Associates, a venture capital firm. Dr. Evnin received an A.B. in chemistry from Princeton University and a Ph.D. in chemistry from Massachusetts Institute of Technology. Dr. Evnin is currently a director of several privately-held companies and the following publicly-held companies: Arris Pharmaceutical Corporation, Centocor, Inc., Genetics Institute, Inc. (where he serves as Chairman of the Board), Ribozyme Pharmaceuticals, Inc. and SUGEN, Inc., all of which are biopharmaceutical companies, Escalon Medical Corp. (formerly Intelligent Surgical Lasers, Inc.), an ophthalmic company, Kopin Corporation, a semiconductor device company, and Opta Food Ingredients, Inc., a food ingredients company.

    Standish M. Fleming has served as a director of the Company since July 1995. Since April 1993, Mr. Fleming has been a general partner of Forward Ventures, a venture capital firm. Mr. Fleming also served in an advisory position with Forward Ventures from February 1992 through April 1993. Prior to that, Mr. Fleming joined Ventana, a venture capital firm, in 1986 and served as a fund manager from January 1990 through January 1992. Mr. Fleming received a B.A. in English from Amherst College and an M.B.A. from the University of California, Los Angeles. Mr. Fleming currently serves as a director of three privately-held companies.

    Karl Y. Hostetler, M.D. has served as a director of the Company since July 1995. Dr. Hostetler has served as a professor of medicine at the University of California, San Diego and has practiced medicine at the Veterans Affairs Medical Center in San Diego since January 1973. From June 1987 through June 1992, Dr. Hostetler served as a director and as Vice President of Research and Development of Vical Incorporated, a gene therapy company. Dr. Hostetler received a B.A. in chemistry from DePauw University and an M.D. from Western Reserve University.

    George McFadden has served as a director of the Company since November 1995. Since 1979, Mr. McFadden has served as a general partner of McFadden Brothers, an investment company. Mr. McFadden received a B.A. in history from Vanderbilt University and an M.B.A. from Columbia University. Mr. McFadden is currently a director of three privately-held companies, Washington, Inc. (where he serves as Chairman of the Board), Chemical Leaman and Squaw Valley Corp., and of one publicly-held packaging company, Ball Corp.

    Peter McPartland has served as a director of the Company since June 1996. Mr. McPartland has served as a director of Schroder Ventures Life Sciences Advisers (UK) Ltd., a venture capital firm, since July 1995. He served as a principal of Schroder Venture Advisers from April 1988 through July 1995. Mr. McPartland received a B.Sc. in pharmacology from University College, London. Mr. McPartland currently serves as Chairman of the Board of Cerebrus Limited (a private, United Kingdom company).

    Members of the Board currently hold office and serve until the next annual meeting of the stockholders of the Company or until their respective successors have been elected and qualified. The Board is currently comprised of seven directors. Under the Company's Restated Bylaws, beginning with the 1997 annual meeting of stockholders the Company's Board will be classified into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The classification of directors has the effect of making it more difficult to change the composition of the Board. See "Description of Capital Stock--Antitakeover Effects of Charter, Bylaws and Delaware Law."

    All executive officers are elected annually by and serve at the discretion of the Board. All of the Company's executive officers are employed by the Company at will.

    Pursuant to the Company's 1996 Stock Incentive Plan, which was adopted by the Board in August 1996 and approved by the Company's stockholders in September 1996, directors who are not officers or employees of the Company will receive periodic option grants beginning with the 1997 annual meeting of stockholders. See "-- Benefit Plans."

Committees of the Board of Directors

    In June 1996, the Board established a Compensation Committee and an Audit Committee. The Compensation Committee, currently consisting of Dr. Evnin and Mr. McFadden, is responsible for recommending salaries and incentive compensation for executive officers and key personnel, including stock options. The Audit Committee, currently consisting of Messrs. Fleming and McPartland, is responsible for recommending the Company's independent auditors and reviewing the results and scope of audit and other services provided by such auditors. Prior to June 1996, the functions of the Compensation Committee and the Audit Committee were performed by the entire Board. Dr. Barry, the Chairman of the Board and the Company's Chief Executive Officer, and Dr. Ellis, a director and the Company's President and Chief Operating Officer, each participated in the deliberations of the Board regarding executive compensation from July 1995 to June 1996, but neither participated in the deliberations regarding his own compensation.

Scientific Advisory Board

    The Company relies upon its Scientific Advisory Board for strategic and analytic support in developing and expanding the scope of its technologies. The Scientific Advisory Board is composed of leading scientists who meet several times each year to review the Company's research and development activities. The following individuals are members of the Scientific Advisory Board:


          Dennis Carson, M.D. ......  Professor of Medicine, University of California,
                                      San Diego School of Medicine
          Chung K. Chu, Ph.D. ......  Professor of Medicinal Chemistry and Director of
                                      Drug Discovery Group, College of Pharmacy and
                                      Department of Medicinal Chemistry, University of
                                      Georgia Research Foundation, Inc.
          Eriq De Clercq, M.D.,       Director of Rega Institute for Medical Research,
          Ph.D. ....................  Professor of Biochemistry and Microbiology at the
                                      School of Medicine, Katholieke Universiteit Leuven,
                                      Belgium
          Karl Y. Hostetler,          Professor of Medicine, University of California,
          M.D. .....................  San Diego School of Medicine
          Earl R. Kern, Ph.D. ......  Research Professor, Department of Pediatrics,
                                      Division of Clinical Virology, University of
                                      Alabama School of Medicine
          Dennis Liotta, Ph.D. .....  Professor of Chemistry, Vice President of Research,
                                      Emory University
          Douglas Richman, M.D. ....  Professor of Pathology and Medicine, University of
                                      California, San Diego School of Medicine
          Raymond Schinazi,           Professor of Pediatrics, Emory University School of
          Ph.D. ....................  Medicine
          Robert T. Schooley,         Professor of Medicine, Head of the Infectious
          M.D. .....................  Disease Department, University of Colorado School
                                      of Medicine
          Daniel D. Von Hoff,         Chief Executive Officer and Director of the
          M.D. .....................  Institute for Drug Development, a division of the
                                      Cancer Therapy Research Center of the University of
                                      Texas

    Each member of the Scientific Advisory Board has entered into a scientific advisor agreement, or similar consulting agreement, with Triangle in the fields of interest to the Company, whereby the member agrees to provide advice and occasional scientific counsel to the Company. Each member receives cash compensation for attending the Scientific Advisory Board meetings. In addition, most of the Scientific Advisory Board members purchased shares of Common Stock at a price of $0.01 per share that in general are subject to a four year vesting schedule. The scientific advisors are also employed by employers other than the Company and may have commitments to, or consulting contracts with, other entities that may limit their availability to the Company. Although generally each scientific advisor has agreed not to perform services for another entity that would create a conflict of interest with the scientific advisor's services for the Company, there can be no assurance that such a conflict will not arise. Inventions or processes discovered by a scientific advisor while serving in the capacity as a member of the Scientific Advisory Board will become the property of the Company; however, any inventions or processes discovered by a scientific advisor at any other time will not become the property of the Company. The scientific advisor and consulting agreements contain confidentiality and non-use provisions. See "Risk Factors--Dependence on Key Employees."

Executive Compensation

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information concerning the aggregate compensation paid by the Company to the Company's Chief Executive Officer and to the four additional most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities to the Company for the period from inception (July 12, 1995) to December 31, 1995:

                           Summary Compensation Table

                                                                                                      Annual
                                                                                                Compensation(1)(2)
                                                                                             ------------------------
Name and Principal Position                                                       Year(2)     Salary($)    Bonus($)
------------------------------------------------------------------------------  -----------  -----------  -----------
David W. Barry, M.D.
  Chairman and Chief Executive Officer........................................        1995       100,000       8,000
M. Nixon Ellis, Ph.D.
  Director, President and Chief
  Operating Officer...........................................................        1995        87,500       2,000
Phillip A. Furman, Ph.D.
  Vice President, Research and
  Chief Scientific Officer....................................................        1995        75,000       1,500
Sandra N. Lehrman, M.D.(3)
  Vice President, Drug Development............................................        1995        72,917       1,500
James A. Klein, Jr.
  Chief Financial Officer and Treasurer.......................................        1995        62,500       1,000

------------

(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2) This table sets forth information for the period from the Company's inception (July 12, 1995) to December 31, 1995.

(3) Dr. Lehrman served as Vice President, Drug Development until July 1996 and is no longer employed by the Company.

STOCK OPTIONS

    The Company granted no stock options or stock appreciation rights during the period from inception (July 12, 1995) to December 31, 1995. In February 1996, the Company adopted a 1996 Stock Option/Stock Issuance Plan and as of September 10, 1996 had granted incentive stock options to the Named Executive Officers to purchase up to an aggregate of 563,670 shares of Common Stock (of which options to purchase 171,833 shares of Common Stock had been exercised and options to purchase 37,407 shares of Common Stock had expired unexercised as of September 10, 1996) at prices ranging from $0.075 to $7.00 per share. See "--Benefit Plans."

Director Compensation

    The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Directors are not currently compensated for serving on the Board. However, the 1996 Stock Incentive Plan that will be effective upon the closing of the Offerings provides that, beginning with the 1997 annual meeting of stockholders all eligible non-employee directors will automatically receive an option to purchase 1,334 shares of Common Stock for the first year of the director's Board term and 1,333 shares of Common Stock for each additional year remaining on the director's Board term following the automatic option grant. These options will have an exercise price equal to 100% of the fair market value of the Common Stock on the grant date and will become exercisable in annual installments after the completion of each year of service following such grant. See "--Benefit Plans--1996 Stock Incentive Plan." Dr. Hostetler is a member of the Company's Scientific Advisory Board and is a party to a consulting agreement with the Company. See "--Scientific Advisory Board" and "Certain Transactions."

Benefit Plans

1996 STOCK INCENTIVE PLAN

    The Company's 1996 Stock Incentive Plan (the "1996 Plan") will serve as the successor equity incentive program to the Company's 1996 Stock Option/Stock Issuance Plan (the "Predecessor Plan"). The 1996 Plan became effective on August 30, 1996 upon adoption by the Board and was subsequently approved by the stockholders on September 5, 1996. 2,200,000 shares of Common Stock have initially been authorized for issuance under the 1996 Plan. This initial share reserve is comprised of (i) the shares that remain available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of 500,000 shares. However, in no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 500,000 shares in the aggregate per calendar year.

    Outstanding options under the Predecessor Plan will be incorporated into the 1996 Plan upon the consummation of the Offerings, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator (described below) elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

    The 1996 Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special stock option grants and (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

    The Board or a committee appointed by the Board (the "Plan Administrator") will administer the Discretionary Option Grant, Stock Issuance and Salary Investment Option Grant Programs. The Plan Administrator will have complete discretion to determine which eligible individuals will receive option grants or stock issuances, the time or times at which such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and whether an option will be granted as an incentive stock option or a non-statutory stock option under the Federal tax laws. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of such Program.

    In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the officer will be granted, on or before the last trading day in January in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the total salary reduction amount by an amount equal to at least one-third and no more than two-thirds (the exact amount to be established by the Plan Administrator) of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to the difference between the amount paid by the optionee for the option and the fair market value of the option shares on the grant date. As a result, upon exercise of the options issued under the Salary Investment Option Grant Program, the optionee will have paid 100% of the fair market value of the option shares as of the grant date. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is in effect and will become fully exercisable upon certain changes in the ownership or control of the Company.

    Under the Automatic Option Grant Program, at each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who (i) is elected or re-elected to serve as a non-employee Board member or (ii) was appointed as a non-employee Board member since the last Annual Stockholders Meeting (and whose Board term does not expire at such Meeting) will receive an option grant to purchase shares of Common Stock. The number of shares subject to the option will be equal to 1,334 shares for the first year of the optionee's Board term and 1,333 shares for each additional year remaining on the optionee's Board term following the automatic option grant. Each option granted pursuant to the Automatic Option Grant Program will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The options will vest as to 1,334 shares for the first year and 1,333 shares for each additional year of the optionee's Board service measured from the grant date. However, each outstanding option will become fully vested upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. The automatic options may only be exercised to the extent vested.

    Payment of the exercise price for the shares of Common Stock subject to option grants made under the 1996 Plan may be made in cash or in shares of Common Stock valued at fair market value on the exercise date. The optionee may elect to make payment for the option shares upon exercise through a same-day sale program, which enables the optionee to purchase the option shares without making any cash payment. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in full payment of the exercise price and associated withholding taxes incurred in connection with such exercise.

    In the event that the Company is acquired by merger or asset sale, the unvested portion of each outstanding option under the Discretionary Option Grant or Salary Investment Option Grant Programs that is not to be assumed by the successor corporation will automatically vest in full. Similarly, unless the Company assigns the repurchase rights associated with any unvested shares under the Stock Issuance Program to the successor corporation, such unvested shares will vest in full. Any outstanding options assumed by the successor corporation and shares that remain subject to repurchase rights assigned to the successor corporation will not vest immediately, but will vest in accordance with their original vesting schedule. The Plan Administrator will have the authority under the Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed eighteen (18) months) following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned, (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members or (iii) the sale, transfer or disposition of all or substantially all of the Company's assets (each a "Corporate Transaction"). The Plan Administrator will also have the discretion to provide for the automatic acceleration of options and the lapse of any repurchase rights upon (i) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed eighteen (18) months) following such a hostile change in control. The unvested portion of the options currently outstanding under the Predecessor Plan will accelerate and such options will terminate and cease to be exercisable upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the acquiring entity. The unvested portion of any options assumed by the successor corporation will automatically accelerate upon the involuntary termination of the optionee's service within twelve (12) months following the occurrence of a Corporate Transaction in which the options are assumed or replaced by the successor corporation.

    Stock appreciation rights may be issued in tandem with option grants made under the Discretionary Option Grant Program. The holders of these rights will have the opportunity to elect between the exercise of their outstanding stock options for shares of Common Stock or the surrender of those options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. The appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights.

    The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate ten years from its effective date unless otherwise terminated by the Board prior to such date.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board on August 30, 1996 and was subsequently approved by the stockholders on September 5, 1996. The Purchase Plan is designed to allow eligible employees of the Company to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions under the Purchase Plan. A reserve of 300,000 shares of Common Stock has been established for this purpose.

    The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of twenty-four (24) months. However, the initial offering period will begin on the day the underwriting agreements are executed in connection with the Offerings and will end on the last business day in August 1998.

    Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (March 1 or September 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

    Payroll deductions may not exceed 10% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day of February and August each year, with the first purchase date to occur on the last business day of February, 1997) at a purchase price per share not less than 85% of the LOWER of
(i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value of the Common Stock on the semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new twenty-four (24)-month offering period will begin, based on the lower fair market value.

Limitations on Liability and Indemnification Matters

    The Company's Second Restated Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Second Restated Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Restated Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements contain provisions that require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company has obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

                              CERTAIN TRANSACTIONS

    Since its inception in July 1995, the Company has issued, in private placement transactions, shares of its Preferred Stock as follows: 5,231,671 shares of Series A Preferred Stock at a price of $0.75 per share (and warrants to purchase up to 130,000 shares of Series A Preferred Stock at an exercise price of $0.75 per share); and 3,706,234 shares of Series B Preferred Stock at a price of $5.00 per share (and warrants to purchase up to 16,000 shares of Series B Preferred Stock at an exercise price of $5.00 per share). The purchasers of Preferred Stock include, among others, the following executive officers, directors and holders of more than five percent of the Company's outstanding stock and their respective affiliates (all shares of Preferred Stock are convertible into Common Stock on a one-for-one basis):

                                                                              Preferred Stock
                                                                           ----------------------      Total
Executive Officers, Directors and 5% Stockholders                           Series A    Series B   Consideration
-------------------------------------------------------------------------  ----------  ----------  -------------
Venrock Associates and affiliated fund(1)................................   1,466,667     600,000   $ 4,100,000
George McFadden and affiliated entities
  and individuals(2).....................................................   1,333,000     600,000     4,000,000
Forward Ventures and affiliated funds
  and individual(3)......................................................   1,050,000     600,000     3,788,000
The Wellcome Trust(4)....................................................      --       1,000,000     5,000,000
Schroder Venture Managers Limited(5).....................................     466,667     187,083     1,285,000
David W. Barry, M.D......................................................     266,667      40,000       400,000
M. Nixon Ellis, Ph.D.....................................................     133,333      68,151       441,000
Karl Y. Hostetler, M.D. (6)..............................................     100,000      10,000       125,000

------------

(1) Includes shares purchased by Venrock Associates and Venrock Associates II, L.P. Anthony B. Evnin, Ph.D. is a general partner of both entities and a director of the Company.

(2) Includes shares purchased by John H. McFadden, Carol McFadden, Lesley Taylor, McFadden Brothers and several trusts for the benefit of George McFadden or his children. Mr. McFadden is a director of the Company.

(3) Includes shares purchased by Forward Ventures II, L.P., Forward Ventures Vanguard Fund and Jeff Sollender, an advisor to Forward Ventures and a venture partner of Forward III Associates, L.L.C. Standish M. Fleming is a general partner of Forward Ventures II, L.P., a member of Forward III Associates, L.L.C., the general partner of Forward Ventures Vanguard Fund, and a director of the Company.

(4) Peter McPartland is a director of Schroder Ventures Life Sciences Advisers
    (UK) Ltd., a wholly-owned subsidiary of Schroder Ventures Life Sciences Advisors Limited, which acts as an advisor to The Wellcome Trust. Mr. McPartland is also a director of the Company.

(5) Includes shares purchased by Schroder Venture Managers Limited, as manager for Schroder Ventures International Life Sciences Fund LP1, Schroder Ventures International Life Sciences Fund LP2, Schroder Ventures International Life Sciences Fund Trust and Schroder Venture Managers Limited, as investment manager for the Schroder Ventures International Life Sciences Fund Co-investment Scheme. Mr. McPartland is a director of Schroder Ventures Life Sciences Advisers (UK) Ltd., a wholly-owned subsidiary of Schroder Ventures Life Sciences Advisors Limited, which acts as an advisor to Schroder Venture Managers Limited. Mr. McPartland is also a director of the Company.

(6) All shares purchased by a family trust.

    Holders of Preferred Stock, certain holders of Common Stock and holders of warrants to purchase Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion or exercise thereof. See "Description of Capital Stock--Registration Rights."

    In November 1995, the Company entered into a license agreement and separate consulting agreements with Dr. Karl Y. Hostetler, one of the Company's directors and a member of the Company's Scientific Advisory Board, and another member of the Company's Scientific Advisory Board. Pursuant to the license agreement, the Company obtained its rights to ACVMP and 2-CdAP. See "Business--License and Option Agreements." Under the terms of the consulting agreement with Dr. Hostetler, the Company paid Dr. Hostetler an initial fee of $3,000 and agreed to sell to Dr. Hostetler shares of the Company's Series A Preferred Stock and Common Stock and to pay him an annual fee of $25,000 in consideration of the consulting services Dr. Hostetler agreed to provide in the antiviral and anticancer fields. The consulting agreement will terminate in November 1999, unless earlier terminated by the Company.

    In July 1995, Dr. David W. Barry, the Chairman and Chief Executive Officer of the Company, and Forward Ventures II, L.P., a holder of more than five percent of the Company's outstanding stock, and of which Standish M. Fleming, a director of the Company, is a general partner, purchased 800,000 and 375,000 shares of Common Stock, respectively, at $0.01 per share (the then fair market value of the Common Stock as determined by the Company's Board). These shares represented all of the shares of Common Stock issued in this financing. In November 1995, Dr. Karl Y. Hostetler and Standish M. Fleming, directors of the Company, Dr. M. Nixon Ellis, a director and executive officer of the Company, and Dr. Phillip A. Furman, Dr. Sandra Lehrman and James A. Klein, Jr., all executive officers of the Company at that time, purchased 300,000, 62,500, 200,000, 150,000, 150,000 and 100,000 shares of Common Stock, respectively, at $0.01 per share (the then fair market value of the Common Stock as determined by the Company's Board). A total of 1,345,000 shares of Common Stock were issued in this financing. In December 1995, Chris A. Rallis, an executive officer of the Company, purchased 150,000 shares of Common Stock at $0.01 per share (the then fair market value of the Common Stock as determined by the Company's Board). The Company exercised its option to repurchase all 150,000 shares of Common Stock from Dr. Lehrman upon her departure from the Company in July 1996.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and their respective affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 11, 1996 (giving effect to the Conversion as if it had occurred on such date), and as adjusted to reflect the completion of the Offerings, by (i) each person known to the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:

                                                                                                    Percentage
                                                                                              Beneficially Owned(2)
                                                                              Number of
5% Stockholders, Directors,                                                  Beneficially  ----------------------------
Named Executive Officers, and Directors                                         Owned         Before          After
and Executive Officers as a Group (1)                                         Shares(2)      Offerings      Offerings
---------------------------------------------------------------------------  ------------  -------------  -------------
Venrock Associates(3)......................................................     2,066,667         15.9%          12.1%
  30 Rockefeller Plaza
  New York, NY 10112
Forward Ventures II, L.P.(4)...............................................     1,975,000         15.2           11.6
  10975 Torreyana Road, Suite 230
  San Diego, CA 92121
The Wellcome Trust(5)......................................................     1,000,000          7.7            5.9
  183 Euston Road
  London, England NW1 2BE
Schroder Venture Managers Limited(6).......................................       653,750          5.0            3.8
  22 Church Street
  Hamilton, HM 11, Bermuda
David W. Barry, M.D(7).....................................................     1,303,881         10.0            7.7
M. Nixon Ellis, Ph.D.(8)...................................................       632,351          4.8            3.7
Anthony B. Evnin, Ph.D.(9).................................................     2,066,667         15.9           12.1
  30 Rockefeller Plaza
  New York, NY 10112
Standish M. Fleming(10)....................................................     2,037,500         15.7           12.0
  10975 Torreyana Road, Suite 230
  San Diego, CA 92121
Karl Y. Hostetler, M.D.(11)................................................       410,000          3.2            2.4
  14024 Rue St. Raphael
  Del Mar, CA 92104
George McFadden(12)........................................................     1,923,000         14.8           11.3
  745 Fifth Avenue
  New York, NY 10151
Peter McPartland(13).......................................................       653,750          5.0            3.8
  20 Southampton Street
  London WC2E 7QG
  United Kingdom
Phillip A. Furman, Ph.D.(14)...............................................       231,795          1.8            1.4
James A. Klein, Jr.(15)....................................................       164,391          1.3            1.0
Sandra N. Lehrman, M.D.(16)................................................       144,333          1.1              *
All directors and executive officers as a group
  (12 persons)(7)-(17).....................................................    11,719,984         86.1           66.5

------------

*   Less than 1%

(1) Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address of all stockholders listed in the table is: 4 University Place, 4611 University Drive, Durham, North Carolina 27707.

(2) Percentage ownership is based on 13,015,238 shares of Common Stock outstanding on October 11, 1996 (giving effect to the Conversion as if it had occurred on such date) and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 685,736 shares of Common Stock beneficially owned by Venrock Associates II, L.P. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P.

(4) Includes 1,475,000 shares of Common Stock beneficially owned by Forward Ventures II, L.P. and 500,000 shares of Common Stock beneficially owned by Forward Ventures Vanguard Fund. Mr. Fleming is a general partner of Forward Ventures II, L.P. and a member of Forward III Associates L.L.C., the general partner of Forward Ventures Vanguard Fund.

(5) All shares beneficially owned by The Wellcome Trust Limited as trustee of The Wellcome Trust.

(6) All shares beneficially owned by Schroder Venture Managers Limited, as manager for Schroder Ventures International Life Sciences Fund LP1, Schroder Ventures International Life Sciences Fund LP2, Schroder Ventures International Life Sciences Fund Trust and Schroder Venture Managers Limited, as investment manager for the Schroder Ventures International Life Sciences Fund Co-investment Scheme. Mr. McPartland is a director of Schroder Ventures Life Sciences Advisers (UK) Ltd., a wholly-owned subsidiary of Schroder Ventures Life Sciences Advisors Limited, which acts as an advisor to Schroder Venture Managers Limited.

(7) Includes 25,381 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 11, 1996.

(8) Includes 230,867 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 11, 1996.

(9) Includes 1,380,931 shares of Common Stock beneficially owned by Venrock Associates and 685,736 shares of Common Stock beneficially owned by Venrock Associates II, L.P. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P. and consequently shares voting and investment power with respect to all such shares. Dr. Evnin disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest.

(10) Includes 1,475,000 shares of Common Stock beneficially owned by Forward Ventures II, L.P. and 500,000 shares of Common Stock beneficially owned by Forward Ventures Vanguard Fund. Mr. Fleming is a general partner of Forward Ventures II, L.P. and a member of Forward III Associates L.L.C., the general partner of Forward Ventures Vanguard Fund, and consequently shares voting and investment power with respect to all such shares. Mr. Fleming disclaims beneficial ownership of these shares other than to the extent of his individual partnership and member interests.

(11) All shares of Common Stock are beneficially owned by a family trust.

(12) Includes 100,000 shares, 588,000 shares, 245,000 shares, 500,000 shares and 90,000 shares of Common Stock beneficially owned by (i) McFadden Brothers,
    (ii) a family trust, (iii) two family trusts for the benefit of two of Mr. McFadden's children, (iv) other family members and (v) a former family member, respectively. Mr. McFadden exercises shared voting and investment power with respect to all such shares. Mr. McFadden disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest in the shares beneficially owned by McFadden Brothers and the family trust.

(13) Includes 653,750 shares of Common Stock beneficially owned by Schroder Venture Managers Limited, as manager for Schroder Ventures International Life Sciences Fund LP1, Schroder Ventures International Life Sciences Fund LP2, Schroder Ventures International Life Sciences Fund Trust and Schroder Venture Managers Limited, as investment manager for the Schroder Ventures International Life Sciences Fund Co-investment Scheme. Mr. McPartland is a director of Schroder Ventures Life Sciences Advisers (UK) Ltd., a wholly-owned subsidiary of Schroder Ventures Life Sciences Advisors Limited, which acts as an advisor to Schroder Venture Managers Limited. Mr. McPartland disclaims beneficial ownership of these shares other than to the extent of his individual interest arising from his position as a director of Schroder Ventures Life Sciences Advisers (UK) Ltd.

(14) Includes 56,795 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 11, 1996.

(15) Includes 41,387 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 11, 1996.

(16) Includes 50,000 shares of Common Stock held by Dr. Lehrman's child.

(17) Includes 595,623 shares of Common Stock issuable upon the exercise of options beneficially owned by certain executive officers and directors of the Company that are exercisable within 60 days of October 11, 1996.

                          DESCRIPTION OF CAPITAL STOCK

    As of October 11, 1996, there were 4,077,333 shares of Common Stock and 8,937,905 shares of Preferred Stock outstanding. As of such date, the Company had a total of approximately 45 stockholders. Upon completion of the Offerings, there will be 17,015,238 shares of Common Stock outstanding (assuming no exercise of outstanding options and warrants) and no shares of Preferred Stock outstanding (after giving effect to the Conversion, which will occur upon the closing of the Offerings). After completion of the Offerings, the Company's authorized capital stock will consist of 75,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the "New Preferred Stock").

Common Stock

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the preferential rights that may be granted by the Board in connection with the future issuance of New Preferred Stock the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of New Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offerings will be, fully paid and non-assessable.

Preferred Stock, Warrants and Stock Options

    As of October 11, 1996, a total of 5,231,671 and 3,706,234 shares of Series A Preferred Stock and Series B Preferred Stock were outstanding, respectively. Upon the closing of the Offerings, all of the Preferred Stock will be converted into 8,937,905 shares of Common Stock.

    As of October 11, 1996, a total of (i) 1,076,260 shares of Common Stock were issuable upon exercise of outstanding options at a weighted average exercise price of $1.87 per share and (ii) 146,000 shares of Preferred Stock were issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.22 per share. All of the options have been granted under the Predecessor Plan. All of the warrants will automatically convert into the right to purchase the same number of shares of Common Stock at the same exercise price upon the completion of the Offerings. The holder of the warrants to purchase 130,000 shares of Series A Preferred Stock is entitled to certain registration rights. See "--Registration Rights." All of these options and warrants, unless exercised prior to the completion of the Offerings, will remain outstanding after the completion of the Offerings.

New Preferred Stock

    After completion of the Offerings, the Board will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of New Preferred Stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of New Preferred Stock could have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of New Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

Antitakeover Effects of Charter, Bylaws and Delaware Law

SECOND RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BYLAWS

    The Company's Second Restated Certificate of Incorporation authorizes the Board to establish one or more series of undesignated New Preferred Stock, the terms of which can be determined by the Board at the time of issuance. See "--New Preferred Stock." The Second Restated Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. The Company's Restated Bylaws provide that the Company's Board will be classified into three classes of directors beginning at the 1997 annual meeting of stockholders. See "Management--Executive Officers, Key Employees and Directors." In addition, the Restated Bylaws do not permit stockholders of the Company to call a special meeting of stockholders; only the Company's Chief Executive Officer, President, Chairman of the Board or a majority of the Board are permitted to call a special meeting of stockholders. The Restated Bylaws also require that stockholders give advance notice to the Company's secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of the Board and/or stockholders to amend certain Bylaw provisions. These provisions of the Second Restated Certificate of Incorporation and the Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions may also have the effect of preventing changes in the management of the Company. See "Risk Factors--Antitakeover Effects of Charter, Bylaws and Delaware Law."

DELAWARE TAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Registration Rights

    The Company and the holders (the "Holders") of approximately 9,000,000 shares of Preferred Stock (which will convert to Common Stock upon the closing of the Offerings) (the "Registrable Securities") are parties to a certain Restated Investors' Rights Agreement pursuant to which the Holders are entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other stockholders exercising registration rights, such Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. A majority of such Holders of the Registrable Securities are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, the Holders of such Registrable Securities may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of Registrable Securities included in such registration and the right of the Company not to effect a requested registration within 180 days following an offering of the Company's securities, including the Offerings. The Company is required to bear all expenses, other than underwriting discounts and commissions, in connection with any registration of the Registrable Securities. The Company is also required to indemnify the Holders and the underwriters for the Holders, if any, under certain circumstances.

    The Company has also entered into two additional Investors' Rights Agreements, pursuant to which the holders ("Additional Rights Holders") of 700,000 shares of Common Stock and the holder of a warrant to purchase up to 130,000 shares of Series A Preferred Stock (which warrant automatically converts into the right to purchase Common Stock upon the closing of the Offerings) ("Additional Registrable Securities") are entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other stockholders exercising registration rights, such Additional Rights Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of Additional Registrable Securities included in such registration. The Company is required to bear all expenses, other than underwriting discounts and commissions, in connection with any registration of the Additional Registrable Securities. The Company is also required to indemnify the Additional Rights Holders and the underwriters for the Additional Rights Holders, if any, under certain circumstances.

    All of the registration rights granted by the Company expire on the earlier of (i) the fifth anniversary of the closing of the Offerings or (ii) the date after which all shares of Common Stock for which registration rights have been granted may be immediately sold under Rule 144(k) under the Securities Act.


Transfer Agent and Registrar



    American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock.


                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offerings, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock. Upon completion of the Offerings, the Company will have outstanding 17,015,238 shares of Common Stock (excluding the shares of Common Stock issuable upon exercise of outstanding options and warrants). Of such shares, the 4,000,000 shares of Common Stock sold in the Offerings will be freely tradeable without restrictions under the Securities Act, except for any shares held by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144"). The remaining 13,015,238 shares, which were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act, are "restricted securities" under Rule 144 and may be sold in compliance with such Rule, pursuant to registration under the Securities Act or pursuant to an exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months after the expiration of such two-year holding period, sell an amount of shares equal to the greater of (i) one percent of the Company's then outstanding Common Stock or (ii) the average weekly trading volume during the four weeks prior to the proposed sale. In addition, sales under Rule 144 may be made only through unsolicited brokerage transactions or to market makers and are subject to various other conditions. None of these rules applies to restricted securities sold for the account of a person who is not and has not been an "affiliate" of the Company (as that term is defined in the Securities Act) during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. None of the outstanding shares is currently tradeable under Rule 144.

    Stockholders owning an aggregate of approximately 12,300,000 shares of Common Stock, representing approximately 95% of the total shares outstanding (and approximately 1,000,000 shares issuable upon exercise of outstanding options and warrants), including shares held by all executive officers and directors and certain other stockholders and option holders of the Company, have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, without the prior written consent of Dillon, Read & Co. Inc. for a period of 180 days after the date of this Prospectus.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit (i) nonaffiliates to sell their Rule 701 shares without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144 and (ii) affiliates to sell their Rule 701 shares without compliance with Rule 144's holding period restrictions. Holders of approximately 300,000 currently outstanding shares of Common Stock may sell their shares under Rule 701 at any time 90 days after the completion of the Offerings, subject to the restrictions of the 180 day lock-up agreement described above and certain other contractual restrictions.

    The Company intends to file a registration statement under the Securities Act on Form S-8 covering an aggregate of approximately 2,200,000 shares of Common Stock reserved for issuance under the 1996 Plan and the Purchase Plan. Such registration statement is expected to be filed as soon as practicable after the completion of the Offerings and will become effective automatically upon filing. Accordingly, shares registered under such registration statement will be available for resale by nonaffiliates in the public market, subject to any vesting restrictions with the Company and any other contractual restrictions.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                 FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

    The following is a discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a "Non-United States Holder." A "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. An alien individual may be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of 183 days during a three-year period ending in the current calendar year (counting, for such purposes, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). In addition to the "substantial presence test" described in the immediately preceding sentence, an alien may be treated as a resident alien if he (i) is a lawful permanent resident at any time during the year, or (ii) elects to be treated as a United States resident and meets the "substantial presence test" in the immediately following year. Generally, resident aliens are subject to United States federal tax as if they were United States citizens and residents.

    This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of any Non-United States Holder's particular facts and circumstances (such as being a United States expatriate) and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    Prospective holders are urged to consult their tax advisors with respect to the particular United States federal, state, local and non-United States income and other tax consequences of holding and disposing Common Stock.

Dividends

    Dividends paid to a Non-United States Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under recently proposed United States Treasury regulations which have not yet become effective, a Non-United States Holder of Common Stock would be required to file an appropriate withholding certificate (generally Form W-8) in order to claim the benefits of a tax treaty.

    Upon the filing of an Internal Revenue Service Form 4224 with the payor, there will be no withholding tax on dividends that are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A non-United States corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-United States corporation's effectively connected earnings and profits, subject to certain adjustments.

Gain on Disposition of Common Stock

    A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States (which gain, in the case of a foreign corporation, must also be taken into account for branch profits tax purposes), (ii) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and (a) have a "tax home" in the United States for such year or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period. The Company believes that it currently is not a United States real property holding corporation and does not anticipate that it will become one in the future. Further, even if the Company were to become a United States real property holding corporation, any gain recognized by a Non-United States Holder still would not be subject to United States tax if the shares were considered to be "regularly traded" (within the meaning of applicable United States Treasury regulations) on an established securities market (E.G., the Nasdaq National Market System, on which the Company's Common Stock will be listed) and the Non-United States Holder did not own, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than five percent of the Common Stock.

    Non-United States Holders should note that legislation has been proposed on several occasions that would subject certain Non-United States Holders owning a specified percentage of the stock of the Company to United States tax on the gain realized from the sale (or other disposition) of the Common Stock. Although to date this legislation has not been enacted, it is not possible to predict whether such legislation will be enacted in the future, and, if so enacted, in what form.

Information Reporting Requirements and Backup Withholding

    Generally, the Company must report to the United States Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the United States Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence. Dividends paid to a Non-United States Holder at an address within the United States may be subject to 31% backup withholding if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct tax payer identification number and other information to the payor. Dividends paid to a Non-United States Holder at an address outside the United States generally will not be subject to backup withholding.

    Information reporting and 31% backup withholding will apply to the proceeds of a disposition of Common Stock paid to or through a United States office of a broker unless the disposing holder certifies its non-United States status or otherwise establishes an exemption. A Non-United States Holder may establish non-United States status by filing an Internal Revenue Service Form W-8 with the broker. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to maintain documentary evidence that the holder is a Non-United States Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the United States Internal Revenue Service.

Federal Estate Tax

    An individual Non-United States Holder who is treated as the owner of, or has made certain lifetime transfers of an interest in, the Common Stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

    The names of the U.S. Underwriters for the United States Offering and the aggregate number of shares of Common Stock that each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the United States Underwriting Agreement, are as follows:

                                                                                     Number of
U.S. Underwriters                                                                      Shares
----------------------------------------------------------------------------------  ------------
Dillon, Read & Co. Inc............................................................
Bear, Stearns & Co. Inc...........................................................
                                                                                    ------------

             Total................................................................
                                                                                    ------------
                                                                                    ------------

    The U.S. Managing Underwriters are Dillon, Read & Co. Inc. and Bear, Stearns & Co. Inc.

    The names of the International Underwriters for the International Offering and the aggregate number of shares of Common Stock that each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the International Underwriting Agreement, are as follows:

                                                                                     Number of
International Underwriters                                                             Shares
----------------------------------------------------------------------------------  ------------
Dillon, Read & Co. Inc............................................................
Bear, Stearns International Limited...............................................
ING Baring Securities Limited.....................................................
                                                                                    ------------

             Total................................................................
                                                                                    ------------
                                                                                    ------------

    The International Managing Underwriters are Dillon, Read & Co. Inc., Bear, Stearns International Limited and ING Baring Securities Limited.

    The U.S. Underwriters and the International Underwriters are collectively referred to herein as the "Underwriters," and the United States Underwriting Agreement and the International Underwriting Agreement are collectively referred to herein as the "Underwriting Agreements." The offering price and aggregate underwriting discounts and commissions per share for the two Offerings are identical. The closing of the United States Offering is a condition to the closing of the International Offering, and vice versa.

    If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreements contain certain provisions whereby if any United States Underwriter or International Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the U.S. Underwriters or International Underwriters so defaulting do not exceed 10% of the shares offered in the United States Offering or the International Offering, respectively, the remaining U.S. Underwriters, or some of them, or the remaining International Underwriters, or some of them, as the case may be, must assume such obligations.

    The shares of Common Stock offered hereby are being initially offered severally by the Underwriters for sale at the price set forth on the cover page
hereof, or at such price less a concession not to exceed $        per share on
sales to certain dealers. The Underwriters may allow, and such dealers may
reallow, a concession not to exceed $        per share to other Underwriters or
to certain other dealers. The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares of Common Stock. After the initial offering of the Common Stock, the offering price, concession and reallowance may be varied by the U.S. Managing Underwriters or the International Managing Underwriters.

    Pursuant to the Agreement between the U.S. Underwriters and the International Underwriters (the "Agreement Between Underwriters"), each U.S. Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any United States Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any United States Shares or distribute any Prospectus relating to the United States Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any Prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between Underwriters. As used herein "United States or Canadian Person" means any resident of the United States or Canada, or any corporation, pension, profit sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the "United States Shares" and the "International Shares," respectively.

    Pursuant to the Agreement Between Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. As a result, shares of Common Stock originally purchased pursuant to the United States Underwriting Agreement may be sold outside the United States and Canada, and shares of Common Stock originally purchased pursuant to the International Underwriting Agreement may be sold in the United States and Canada. The price of any shares so sold will, unless otherwise agreed, be the price to the public, less an amount not greater than the selling concession.

    Pursuant to the Agreement Between Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which any such offer is made. Each U.S. Underwriter has further agreed to send any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada and any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

    Pursuant to the Agreement Between Underwriters, each International Underwriter has represented and agreed that: (i) it has not offered or sold, and during the period of six months from the date hereof will not offer or sell, any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The Company has granted to the U.S. Underwriters an option to purchase an aggregate of up to an additional 600,000 shares of Common Stock on the same terms. If the U.S. Underwriters exercise this option, each of the U.S. Underwriters will be obligated, subject to certain conditions, to purchase approximately the same proportion of the aggregate shares so purchased as the number of shares to be purchased by it shown in the above tables bears to 600,000. The U.S. Underwriters may exercise such option on or before the thirtieth day from the date hereof solely for the purpose of covering over-allotments, if any, in connection with the Offerings.

    Stockholders owning an aggregate of approximately 12,300,000 shares of Common Stock, representing approximately 95% of the total shares outstanding (and approximately 1,000,000 shares issuable upon exercise of outstanding options and warrants), including shares held by all executive officers and directors and certain other stockholders and option holders of the Company, have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or other securities of the Company that are substantially similar to the Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, without the prior written consent of Dillon, Read & Co. Inc. for a period of 180 days after the date of this Prospectus.

    Prior to the Offerings, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the U.S. Managing Underwriters, the International Managing Underwriters and the Company. Factors to be considered in determining such price will be prevailing market conditions, the state of the Company's development, recent financial results of the Company, the future prospects of the Company and its industry, market valuations of securities of companies engaged in activities deemed by the U.S. Managing Underwriters and the International Managing Underwriters to be similar to those of the Company, and other factors deemed relevant.

    The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority. Of the 4,000,000 shares of Common Stock
offered hereby by the Company, up to      of such shares will be reserved for
sale to persons designated by the Company. There can be no assurance that such shares will be purchased by these persons. Shares not so purchased will be reoffered immediately by the Underwriters to the public at the initial public offering price.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California. A member of such firm owns a total of 13,333 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriters by King & Spalding, New York, New York.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and for the period from inception (July 12, 1995) to December 31, 1995, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statements in this Prospectus under the captions "Risk Factors--Uncertainty of Patents; Dependence on Patents, Licenses and Proprietary Rights" and "Business--Patents and Proprietary Rights" have been reviewed and approved by Kilpatrick & Cody LLP, Atlanta, Georgia, patent counsel for the Company, as experts in such matters and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") the Registration Statement under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon approval of the Common Stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information also can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           Page
                                                                                         ---------
Report of Independent Accountants......................................................        F-2
Statement of Operations for the period from inception (July 12, 1995) through December
  31, 1995 and the six months ended June 30, 1996 (unaudited)..........................        F-3
Balance Sheet as of December 31, 1995 and June 30, 1996 (unaudited) and Pro Forma
  Stockholders' Equity at June 30, 1996 (unaudited)....................................        F-4
Statement of Stockholders' Equity for the period from inception (July 12, 1995) through
  December 31, 1995 and the six months ended June 30, 1996 (unaudited).................        F-5
Statement of Cash Flows for the period from inception (July 12, 1995) through December
  31, 1995 and the six months ended June 30, 1996 (unaudited)..........................        F-6
Notes to Financial Statements..........................................................        F-7

                       Report of Independent Accountants

To the Board of Directors
and Stockholders of
Triangle Pharmaceuticals, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Triangle Pharmaceuticals, Inc. (the Company), a development stage company, at December 31, 1995, and the results of its operations and its cash flows for the period from inception (July 12, 1995) through December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Raleigh, North Carolina
April 26, 1996

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                            Statement of Operations


                                                                     Period From                     Period From
                                                                      Inception          Six          Inception
                                                                   (July 12, 1995)     Months      (July 12, 1995)
                                                                       Through          Ended          Through
                                                                    December 31,      June 30,        June 30,
                                                                        1995            1996            1996
                                                                   ---------------  -------------  ---------------
                                                                                     (Unaudited)     (Unaudited)
Operating expenses:
  License fees...................................................        --         $   2,751,829   $   2,751,829
  Development....................................................        --             1,342,591       1,342,591
  General and administrative.....................................   $   1,004,815       1,490,156       2,494,971
                                                                   ---------------  -------------  ---------------
                                                                        1,004,815       5,584,576       6,589,391
                                                                   ---------------  -------------  ---------------
Interest income..................................................          37,232          85,158         122,390
                                                                   ---------------  -------------  ---------------
Net loss.........................................................   $    (967,583)  $  (5,499,418)  $  (6,467,001)
                                                                   ---------------  -------------  ---------------
                                                                   ---------------  -------------  ---------------
Pro forma net loss per share.....................................   $       (0.07)  $       (0.39)
                                                                   ---------------  -------------
                                                                   ---------------  -------------
Shares used in computing pro forma net loss per share............      14,237,498      14,237,498
                                                                   ---------------  -------------
                                                                   ---------------  -------------


   The accompanying notes are an integral part of these financial statements.

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)
                                 Balance Sheet

                                                                                            June 30, 1996
                                                                                     ---------------------------
                                                                                                     Pro Forma
                                                                      December 31,                 Stockholders'
                                                                          1995          Actual        Equity
                                                                      -------------  ------------  -------------

                                                                                             (Unaudited)
Assets
Current assets:
  Cash and cash equivalents.........................................   $ 3,081,586   $  5,825,617
  Restricted deposits...............................................       --              35,000
  Investments.......................................................       --          11,305,549
  Interest receivable...............................................       --             103,541
  Other receivables.................................................       --             101,249
  Prepaid expenses..................................................       --              69,657
                                                                      -------------  ------------
    Total current assets............................................     3,081,586     17,440,613
                                                                      -------------  ------------
Laboratory and office equipment.....................................        22,605        461,154
Less accumulated depreciation.......................................        (2,206)       (11,526)
                                                                      -------------  ------------
                                                                            20,399        449,628
                                                                      -------------  ------------
Restricted deposits.................................................       --             140,000
                                                                      -------------  ------------
    Total assets....................................................   $ 3,101,985   $ 18,030,241
                                                                      -------------  ------------
                                                                      -------------  ------------
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable..................................................   $   122,751   $    432,808
  Accrued license fees..............................................       --             500,000
  Accrued vacation pay..............................................       --              76,534
  Other accrued expenses............................................        91,718         91,868
                                                                      -------------  ------------
    Total current liabilities.......................................       214,469      1,101,210
                                                                      -------------  ------------
    Total liabilities...............................................       214,469      1,101,210
                                                                      -------------  ------------
Commitments and contingencies.......................................       --             --
Stockholders' equity:
  Series A convertible preferred stock, $0.001 par value; authorized
    5,200,000 and 5,400,000 shares; issued and outstanding 5,181,671
    and 5,231,671 shares                                                     5,182          5,232       --
  Series B convertible preferred stock, $0.001 par value; authorized
    -0- and 4,000,000 shares; issued and outstanding -0- and
    3,706,234 shares................................................       --               3,706       --
  Warrants..........................................................       --              54,280   $    54,280
  Common stock, $0.001 par value; authorized 14,800,000 and
    30,000,000 shares; issued and outstanding 2,670,000 and
    4,211,833 shares; 13,149,738 shares pro forma...................         2,670          4,212        13,150
  Additional paid-in capital........................................     3,858,997     23,540,791    23,540,791
  Accumulated deficit during development stage......................      (967,583)    (6,467,001)   (6,467,001)
                                                                      -------------  ------------  -------------
                                                                         2,899,266     17,141,220    17,141,220
Deferred compensation...............................................       (11,750)      (212,189)     (212,189)
                                                                      -------------  ------------  -------------
    Total stockholders' equity......................................     2,887,516     16,929,031   $16,929,031
                                                                      -------------  ------------  -------------
                                                                                                   -------------
    Total liabilities and stockholders' equity......................   $ 3,101,985   $ 18,030,241
                                                                      -------------  ------------
                                                                      -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                       Statement of Stockholders' Equity

                                   Series A                 Series B
                                  Convertible              Convertible
                                Preferred Stock          Preferred Stock                        Common Stock         Additional
                            -----------------------  -----------------------               -----------------------    Paid-In
                              Shares      Amount       Shares      Amount      Warrants      Shares      Amount       Capital
                            ----------  -----------  ----------  -----------  -----------  ----------  -----------  ------------
Initial sale of stock.....     933,334   $     933       --          --           --        1,175,000   $   1,175   $    709,642
Additional sale of
  stock...................   4,248,337       4,249       --          --           --        1,495,000       1,495      3,137,355
Stock-based compensation..      --          --           --          --           --           --          --             12,000
Net loss, July 12 through
  December 31, 1995.......      --          --           --          --           --           --          --            --
                            ----------  -----------  ----------  -----------  -----------  ----------  -----------  ------------
Balance, December 31,
  1995....................   5,181,671       5,182       --          --           --        2,670,000       2,670      3,858,997

    (Unaudited)
Sale of stock.............      50,000          50    3,706,234   $   3,706       --          560,000         560     18,504,846
Sale of warrants..........      --          --           --          --        $     130       --          --            --
Stock-based compensation..      --          --           --          --           54,150      700,000         700      1,126,500
Stock options exercised...      --          --           --          --           --          281,833         282         50,448
Net loss..................      --          --           --          --           --           --          --            --
                            ----------  -----------  ----------  -----------  -----------  ----------  -----------  ------------
Balance, June 30, 1996....   5,231,671   $   5,232    3,706,234   $   3,706    $  54,280    4,211,833   $   4,212   $ 23,540,791
                            ----------  -----------  ----------  -----------  -----------  ----------  -----------  ------------
                            ----------  -----------  ----------  -----------  -----------  ----------  -----------  ------------


                             Accumulated      Deferred
                               Deficit      Compensation      Total
                            -------------  --------------  ------------
Initial sale of stock.....       --              --        $    711,750
Additional sale of
  stock...................       --              --           3,143,099
Stock-based compensation..       --         $    (11,750)           250
Net loss, July 12 through
  December 31, 1995.......   $  (967,583)        --            (967,583)
                            -------------  --------------  ------------
Balance, December 31,
  1995....................      (967,583)        (11,750)     2,887,516
    (Unaudited)
Sale of stock.............       --              --          18,509,162
Sale of warrants..........       --              --                 130
Stock-based compensation..       --             (175,673)     1,005,677
Stock options exercised...       --              (24,766)        25,964
Net loss..................    (5,499,418)        --          (5,499,418)
                            -------------  --------------  ------------
Balance, June 30, 1996....   $(6,467,001)   $   (212,189)  $ 16,929,031
                            -------------  --------------  ------------
                            -------------  --------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                            Statement of Cash Flows


                                                                   Period From
                                                                    Inception                       Period From
                                                                 (July 12, 1995)                  Inception (July
                                                                     Through        Six Months       12, 1995)
                                                                  December 31,        Ended        Through June
                                                                      1995        June 30, 1996      30, 1996
                                                                 ---------------  --------------  ---------------
                                                                                   (Unaudited)      (Unaudited)
Cash flows from operating activities:
Net loss.......................................................   $    (967,583)   $ (5,499,418)   $  (6,467,001)
Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization..............................           2,206           9,320           11,526
    Stock-based compensation: license fees.....................        --               636,000          636,000
    Stock-based compensation: development......................        --               313,327          313,327
    Stock-based compensation: general and administrative.......             250          72,230           72,480
    Change in assets and liabilities:
      Receivables..............................................        --              (204,790)        (204,790)
      Prepaid expenses.........................................        --               (69,657)         (69,657)
      Accounts payable.........................................         122,751         310,057          432,808
      Accrued license fees, vacation pay and other expenses....          91,718         564,342          656,060
                                                                 ---------------  --------------  ---------------
Net cash used by operating activities..........................        (750,658)     (3,868,589)      (4,619,247)
                                                                 ---------------  --------------  ---------------
Cash flows from investing activities:
  Purchase of restricted deposits..............................        --              (175,000)        (175,000)
  Purchase of investments......................................        --           (11,305,549)     (11,305,549)
  Purchase of laboratory and office equipment..................         (22,605)       (438,549)        (461,154)
                                                                 ---------------  --------------  ---------------
Net cash used by investing activities..........................         (22,605)    (11,919,098)     (11,941,703)
                                                                 ---------------  --------------  ---------------
Cash flows from financing activities:
  Sale of stock, net of related expenses.......................       3,854,849      18,509,162       22,364,011
  Sale of warrants.............................................        --                   130              130
  Proceeds from stock options exercised........................        --                22,426           22,426
                                                                 ---------------  --------------  ---------------
Net cash provided by financing activities......................       3,854,849      18,531,718       22,386,567
                                                                 ---------------  --------------  ---------------
Net increase in cash...........................................       3,081,586       2,744,031        5,825,617
Cash and cash equivalents at beginning of period...............        --             3,081,586         --
                                                                 ---------------  --------------  ---------------
Cash and cash equivalents at end of period.....................   $   3,081,586    $  5,825,617    $   5,825,617
                                                                 ---------------  --------------  ---------------
                                                                 ---------------  --------------  ---------------


Supplemental disclosure of noncash investing and financing activities (note 6)

  The accompanying notes are an integral part of these finanicial statements.

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                Period From Inception Through December 31, 1995

                         Notes to Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

    Triangle Pharmaceuticals, Inc. (the Company), a development stage company, was formed July 12, 1995 as a Delaware corporation. The Company is engaged in the development of new drug candidates primarily in the antiviral area, and has not yet generated revenues from operations.

Cash and cash equivalents

    The Company considers all short-term deposits with an initial maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value.

Restricted deposits

    Restricted deposits consist of cash and cash equivalents which collateralize a letter of credit and which have been classified as current and long-term based on the expected release date of such restriction.

Investments

    Investments consist primarily of commercial paper and government bonds with original maturities at date of purchase beyond three months and less than twelve months. Such investments are carried at fair value, which approximates cost, and are considered to be available-for-sale.

Laboratory and office equipment

    Laboratory and office equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets. Laboratory equipment has an estimated useful life of 5 years. Office equipment has an estimated useful life of 4 years.

Revenue recognition

    Revenue recognition will be based upon shipment of products.

License fees

    License fees are charged to expense as incurred.

Income taxes

    Statement of Financial Accounting Standards No. 109 (SFAS 109) "ACCOUNTING FOR INCOME TAXES" is the authoritative guidance for accounting for income taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of changes in tax law or rates. If it is "more likely than not" that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recorded.

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                Period From Inception Through December 31, 1995

                   Notes to Financial Statements (Continued)

1. Organization and Summary of Significant Accounting Policies (Continued) Unaudited pro forma net loss per share and unaudited pro forma balance sheet

    The Company's historical capital structure is not indicative of its prospective structure given the conversion of the Series A and Series B convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering (see Note 6). Accordingly, historical net loss per common share is not considered meaningful and has not been presented herein. The calculation of the shares used in computing pro forma net earnings per share includes the effect of the conversion of the Series A and Series B convertible preferred stock described in Note 2 into shares of common stock concurrent with the closing of the Company's anticipated initial public offering as if they were converted as of July 12, 1995. Also, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock or equivalent shares from convertible preferred stock or stock options sold or issued at prices below the anticipated initial public offering price per share in the twelve months preceding the initial filing have been included in the calculation as if outstanding for all periods presented.

Interim financial information

    Interim financial information for the six months ended June 30, 1996 included herein is unaudited; however, in the opinion of the Company, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the year.

Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

    In 1995, the Financial Accounting Standards Board issued two new standards, which the Company will adopt in the year ending December 31, 1996, related to long-lived assets (SFAS 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF") and stock compensation (SFAS 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION"). The Company intends to adopt the disclosure alternative for stock compensation and does not expect the adoption of either standard to have a material impact on the Company's financial position or results of operations.

2. Stockholders' Equity

    Series A preferred shares may be converted into an equal number of shares of common stock at the option of the stockholder, and the Company has reserved 5,181,671 shares of common stock for issuance in the event of such conversion. Each share of Series A preferred stock will be automatically converted to common stock upon the closing of an initial public offering with a net price per share in excess of $3.50 and net proceeds in excess of $10,000,000. Preferred voting rights are one vote for each share of common stock into which the preferred shares

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                Period From Inception Through December 31, 1995

                   Notes to Financial Statements (Continued)

2. Stockholders' Equity (Continued)
may be converted. Preferred dividends at a $0.05 per share annual rate may be paid from legally available assets of the Company. Such dividends are not cumulative. No dividends were declared during the period from inception through December 31, 1995.

    Under the terms of various agreements, the Company has the option to repurchase common stock from certain stockholders who were employed by or who provided services to the Company at the time they acquired those shares. The Company may repurchase such shares in the event the stockholder discontinues employment or provision of services. The repurchase price is limited to the amount the stockholder originally paid for the shares. The number of shares subject to repurchase decreases to zero over periods ranging from three to four years.

    On December 19, 1995, the Company sold 150,000 shares of common stock to an officer. The Company accrued $250 of compensation expense related to the portion of the common stock for which the Company's repurchase option had lapsed based on the difference between the fair value and the selling price per share.

3. Licensing Agreements

    On November 16, 1995, the Company entered into an agreement with inventors, Dr. Karl Hostetler and Dr. Dennis Carson, to license the patent rights to two drug candidates. This agreement gives the Company exclusive rights to make, have made, use, market, distribute and sell these drug candidates throughout the world. Under this agreement, the Company will pay $1,000,000 per drug candidate to the above mentioned inventors upon FDA approval of each drug candidate. Additionally, the Company will pay royalties based on a percentage of net sales (calculated on a non-cumulative calendar year basis) of each licensed drug candidate that incorporates the patented compounds. As FDA approval of these drug candidates had not been received, no license fees or royalties were paid or accrued during the period from inception through December 31, 1995.

4. Option Agreement

    On December 20, 1995, the Company entered into a two year option agreement with Mitsubishi Chemical Corporation (Mitsubishi) to carry out evaluation and development of an anti-HIV drug candidate, including clinical trials. Within the option period, the Company must inform Mitsubishi whether or not it intends to enter into a license agreement to acquire exclusive worldwide rights for the drug candidate, other than in the Far East. Mitsubishi has agreed to reimburse the Company for up to $1,600,000 of costs associated with development work during the option period. Development expenses for the six months ended June 30, 1996 have been reduced by approximately $100,000 related to reimbursement of such costs.

5. Income Taxes

    At December 31, 1995, the Company had a net operating loss carryforward of approximately $961,000, which expires in 2011. The Company's ability to utilize its net operating loss carryforward may be subject to an annual limitation in future periods pursuant to the "change in ownership" provisions under Section 382 of the Internal Revenue Code. The Company provided a valuation allowance equal to the $376,000 deferred asset represented by the net operating loss carryforward and therefore recognized no benefit in the financial statements for the period ended December 31, 1995.

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                Period From Inception Through December 31, 1995

                   Notes to Financial Statements (Continued)

6. Subsequent Events

Lease

    In January 1996, the Company entered into a lease agreement for office and laboratory facilities. The monthly rent is constant over the initial term and the lease is renewable at the option of the Company. The Company has provided a $175,000 letter of credit, collateralized by an equivalent amount of cash and cash equivalents, as security for the lessor. Minimum lease payments are as follows:

Year                                                                                 Amount
--------------------------------------------------------------------------------  ------------
1996............................................................................  $    594,364
1997............................................................................       673,102
1998............................................................................       886,425
1999............................................................................     1,198,412
2000............................................................................     1,230,960
2001............................................................................     1,264,809
2002............................................................................     1,300,010
2003............................................................................       990,762

License agreements

    During the first four months of 1996, the Company entered into agreements with Emory University and the University of Georgia Research Foundation, Inc. to develop and commercialize two anti-HIV drug candidates, CS-92 and DAPD. The Company also entered into an agreement with Emory University to develop and commercialize the anti-HIV drug candidate, FTC.


    In the aggregate, these agreements require payments of $1,100,000 upon execution and payments of up to $15,750,000 contingent upon the achievement of certain development milestones. Additionally, the Company will pay royalties based on a percentage of net sales of each licensed product incorporating these drug candidates. All of the agreements require minimum royalty payments commencing three years after regulatory approval. Depending on the Company's success and timing in obtaining regulatory approval, aggregate annual minimum royalties could range from $2,000,000 (if only a single drug candidate is approved for one indication) to $46,000,000 (if all drug candidates are approved for all indications). One agreement requires additional payments totaling $1,500,000 at the earlier of eighteen months after execution or upon certain financing activities, such as an initial public offering. Through June 30, 1996 the Company had paid $1,600,000 related to these commitments. Under the terms of certain of these agreements, the Company granted 700,000 shares of its common stock to the licensors. License fee expenses of approximately $636,000 were recorded based on the fair value of these shares on the dates of grant.


Option agreement

    In September 1996, the Company entered into a two year option agreement with the University of California, San Diego, to carry out evaluation and development of a drug candidate, including clinical trials. During the option period, the Company has the right to enter into a license agreement to acquire rights for the drug candidate, and is obligated to fund certain clinical costs up to a maximum of $436,000.

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                Period From Inception Through December 31, 1995

                   Notes to Financial Statements (Continued)

6. Subsequent Events (Continued)
Stock transactions

    In February 1996, the Company's Board of Directors approved a stock option plan (the Plan), under which the Company's Board of Directors may grant options to purchase up to 1,700,000 newly issued shares of common stock. Information concerning options granted under the Plan is as follows:

                                                                       Exercise
                                                          Number         Price
                      Grant Date                        of Options     Per Share
------------------------------------------------------  -----------  -------------
February 14, 1996.....................................     918,167     $  0.0750
February 14, 1996.....................................     171,833        0.0825
April 19, 1996........................................      30,000        0.0750
August 12, 1996.......................................      33,000          6.00
September 6, 1996.....................................      48,000          6.00
September 6, 1996.....................................     210,000          7.00

    With the exception of the 171,833 options granted on February 14, 1996 which vest over five years, and the 48,000 options granted on September 6, 1996 which vest immediately, the options granted (or the shares received upon exercise) vest 25% on the grant date anniversary and 25% over each of the subsequent three years. Through September 10, 1996, 297,333 of the above options were exercised and 37,407 were forfeited. The Company accrued $15,880 of compensation expense in the six months ended June 30, 1996 related to the portion of the options granted and shares received upon exercise in which the optionees acquired a vested interest based on the differences between fair value and the exercise price per share.

    In April 1996, Board of Directors approved an amendment to the Company's certificate of incorporation increasing the number of authorized Series A preferred stock to 5,400,000.

    In connection with certain consulting agreements executed during the six months ended June 30, 1996, the Company sold 50,000 shares of Series A preferred and 560,000 shares of common stock. The Company accrued $313,327 of consulting expense related to the portion of the shares for which the Company's repurchase option had lapsed based on the differences between fair value and the selling price per share.

    In June 1996, the Board of Directors approved an amendment to the Company's certificate of incorporation increasing the number of authorized shares of common and preferred stock to 30,000,000 and 10,000,000, respectively, and authorizing 4,000,000 shares of Series B preferred stock.

    On June 11, 1996 the Company sold 3,706,234 Series B preferred shares. Series B preferred shares may be converted into an equal number of shares of common stock at the option of the stockholder, and the Company reserved a like number of common shares for issuance in the event of conversion. Each share of Series B preferred will automatically be converted to common stock upon the closing of an initial public offering with (i) a net price per share in excess of $7.50 per share prior to January 1, 1997 and $10 per share thereafter, and
(ii) net proceeds in excess of $15,000,000. Series B preferred shares have one vote for each share of common stock into which they may be converted. Noncumulative dividends are $0.35 per share per year.

Warrants

    In connection with a consulting agreement executed in May 1996, the Company issued warrants for $130 which entitle the holder to purchase 130,000 shares of Series A preferred or common stock at a price of $0.75 per

                         Triangle Pharmaceuticals, Inc.
                         (A Development Stage Company)


                Period From Inception Through December 31, 1995

                   Notes to Financial Statements (Continued)

6. Subsequent Events (Continued)
share. The shares represented by the warrants vest over a five year period commencing March 1, 1996. The Company accrued $54,150 of consulting expense in the six months ended June 30, 1996 for the elapsed portion of the vesting period based on the difference between the fair value of such Series A preferred shares and the exercise price per share.

    In connection with an equipment lease line obtained in August 1996, the Company issued warrants which entitle the holder to purchase 16,000 shares of Series B preferred or common stock at a price of $5.00 per share.

Initial public offering (IPO)

    The Company has initiated a plan to complete an IPO of common stock during the fourth quarter of 1996. It is anticipated that upon the closing of such IPO the Company's current classes of preferred stock would be converted to common stock on a 1:1 share ratio.

-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                           --------------------------

                               TABLE OF CONTENTS

                                                          Page
                                                        ---------
Prospectus Summary....................................          3
Risk Factors..........................................          5
Special Note Regarding Forward-Looking Statements.....         17
Use of Proceeds.......................................         17
Dividend Policy.......................................         17
Capitalization........................................         18
Dilution..............................................         19
Selected Financial Data...............................         20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................         21
Business..............................................         24
Management............................................         46
Certain Transactions..................................         55
Principal Stockholders................................         57
Description of Capital Stock..........................         59
Shares Eligible for Future Sale.......................         61
Certain United States Federal Tax Considerations for
  Non-United States Holders of Common Stock...........         62
Underwriting..........................................         65
Legal Matters.........................................         67
Experts...............................................         67
Additional Information................................         68
Index to Financial Statements.........................        F-1

                           --------------------------

    Until             , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                   [TRIANGLE]

                           --------------------------

                                4,000,000 SHARES

                                  COMMON STOCK
                                   PROSPECTUS

                                          , 1996

                             ---------------------

                            DILLON, READ & CO. INC.

                            BEAR, STEARNS & CO. INC.

-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996
                                4,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK

    The 4,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), offered hereby are being offered by Triangle Pharmaceuticals, Inc. ("Triangle" or the "Company") in concurrent offerings in the United States and Canada and outside the United States and Canada (collectively, the "Offerings"). See "Underwriting." Of such shares, 3,200,000 shares are initially being offered in the United States and Canada by the U.S. Underwriters (the "United States Offering") and 800,000 shares are initially being offered outside the United States and Canada by the International Underwriters (the "International Offering"). The price to public and the aggregate underwriting discounts and commissions for the Offerings will be identical.

    Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $7.50 and $9.50 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price.

    The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "VIRS."

    For a discussion of certain risks of an investment in the shares of Common Stock offered hereby, see "Risk Factors" on pages 5-16.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                                   Underwriting
                                           Price to               Discounts and              Proceeds to
                                            Public                 Commissions*                Company+
Per Share.....................            $                       $                       $
Total++.......................            $                       $                       $

-------------

* The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

+ Before deducting expenses of the Offerings payable by the Company estimated to be $700,000.

++   The Company has granted to the U.S. Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is
    exercised in full, the total price to public will be      , the total
    underwriting discounts and commissions will be      and the total proceeds
    to Company will be $        . See "Underwriting."
                              -------------------

    The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that delivery of certificates therefor will be made at the offices of Dillon,
Read & Co. Inc., New York, New York, on or about       , 1996. The Underwriters
include:

DILLON, READ & CO. INC.
                      BEAR, STEARNS INTERNATIONAL LIMITED
                                                                     ING BARINGS

                   The date of this Prospectus is      , 1996

             [Alternate Back Cover Page for International Offering]

-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

    There are restrictions on the offer and sale of the shares of Common Stock offered hereby in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Companies Act 1985 with respect to anything done by a person in relation to the Common Stock in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting."

    In this Prospectus, references to "dollars" and "$" are to United States dollars.

                           --------------------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                        ---------
Prospectus Summary....................................          3
Risk Factors..........................................          5
Special Note Regarding Forward-Looking Statements.....         17
Use of Proceeds.......................................         17
Dividend Policy.......................................         17
Capitalization........................................         18
Dilution..............................................         19
Selected Financial Data...............................         20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................         21
Business..............................................         24
Management............................................         46
Certain Transactions..................................         55
Principal Stockholders................................         57
Description of Capital Stock..........................         59
Shares Eligible for Future Sale.......................         61
Certain United States Federal Tax Considerations for
  Non-United States Holders of Common Stock...........         62
Underwriting..........................................         65
Legal Matters.........................................         67
Experts...............................................         67
Additional Information................................         68
Index to Financial Statements.........................        F-1

                           --------------------------

    Until            , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                   [TRIANGLE]

                           --------------------------

                                4,000,000 SHARES

                                  COMMON STOCK
                                   PROSPECTUS

                                          , 1996

                             ---------------------

                            DILLON, READ & CO. INC.

                      BEAR, STEARNS INTERNATIONAL LIMITED

                                  ING BARINGS

-----------------------------------------------------
                           -----------------------------------------------------
-----------------------------------------------------
                           -----------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.

Registration fee..................................................  $  15,069
Nasdaq National Market fee........................................     17,500
NASD fee..........................................................      4,870
Blue Sky fees and expenses........................................     15,000
Printing and engraving expenses...................................    150,000
Legal fees and expenses...........................................    350,000
Accounting fees and expenses......................................    100,000
Transfer Agent and Registrar fees.................................      5,000
Miscellaneous expenses............................................     42,561
                                                                    ---------
    TOTAL.........................................................  $ 700,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section (i) of the Restated Bylaws of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article 5, Section (a) of the Company's Second Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    The Company has entered into indemnification agreements with each of its directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    The Company intends to enter into additional indemnification agreements with each of its directors and officers to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

    The U.S. Underwriting Agreement (Exhibit 1.1 hereto) and the International Underwriting Agreement (Exhibit 1.2 hereto) contain provisions by which the U.S. Underwriters and the International Underwriters, respectively, have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since July 12, 1995 (the date of inception), the Company has sold and issued the following unregistered securities:

        (1) From July 1995 to September 10, 1996, the Company issued options to purchase an aggregate of 1,411,000 shares of Common Stock under the Predecessor Plan. An aggregate of 297,333 shares of Common Stock were issued through the exercise of options granted under the Predecessor Plan. Options to purchase 37,407 shares of Common Stock granted under the Predecessor Plan were not exercised prior to the date of termination. For additional information concerning these transactions, reference is made to the information contained under the caption "Management--Benefit Plans" in the form of the Prospectus included herein.

        (2) On July 19, 1995, the Company issued an aggregate of 1,175,000 shares of Common Stock to various investors for an aggregate consideration of $11,750.

        (3) On July 19, 1995, the Company issued an aggregate of 933,334 shares of Series A Preferred Stock to various investors for an aggregate consideration of $700,000.

        (4) On November 8, 1995, the Company issued an aggregate of 1,345,000 shares of Common Stock to various investors for an aggregate consideration of $13,450.

        (5) On November 8, 1995, the Company issued an aggregate of 4,248,337 shares of Series A Preferred Stock to various investors for an aggregate consideration of $3,186,252.75.

        (6) On December 19, 1995, the Company issued 150,000 shares of Common Stock to a certain investor for the consideration of $1,500.

        (7) On March 19, 1996, the Company issued 60,000 shares of Common Stock to a certain investor for the consideration of $600.

        (8) On March 20, 1996, the Company issued 60,000 shares of Common Stock to a certain investor for the consideration of $600.

        (9) On April 11, 1996, the Company issued 425,000 shares of Common Stock to a certain investor for the consideration of $4,250.

       (10) On April 11, 1996, the Company issued an aggregate of 675,000 shares of Common Stock to the University of Georgia Research Foundation, Inc. and Emory University in consideration of those parties having entered into certain License Agreements with the Company.

       (11) On May 9, 1996, the Company issued 40,000 shares of Common Stock to a certain investor for an aggregate consideration of $400.

       (12) On May 9, 1996, the Company issued 10,000 shares of Series A Preferred Stock to a certain investor for an aggregate consideration of $7,500.

       (13) On May 14, 1996, the Company issued 33,333 shares of Series A Preferred Stock to a certain investor for an aggregate consideration of $25,000.

       (14) On May 15, 1996, the Company issued 6,667 shares of Series A Preferred Stock to a certain investor for an aggregate consideration of $5,000.

       (15) On May 21, 1996, the Company issued a warrant to purchase up to 130,000 shares of Series A Preferred Stock (which warrant automatically converts to the right to purchase shares of Common Stock upon the completion of the Offerings) at an exercise price of $0.75 per share to Burrill & Craves for the consideration of $130.

       (16) On June 11, 1996, the Company issued an aggregate of 3,706,234 shares of Series B Preferred Stock to various investors for an aggregate consideration of $18,531,170.

       (17) On August 8, 1996, the Company issued a warrant to purchase up to 16,000 shares of Series B Preferred Stock (which warrant automatically converts to the right to purchase shares of Common Stock upon the completion of the Offerings) at an exercise price of $5.00 per share to Comdisco, Inc. in consideration of the execution of a certain Master Lease Agreement by Comdisco, Inc.

    The sales and issuances of securities in the above transactions were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to any distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, either through employment or other relationships, to information about the Company to make an informed investment decision.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


 EXHIBIT
 NUMBER                                               DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
      .+11 Form of U.S. Underwriting Agreement.

    +1.2   Form of International Underwriting Agreement.

   ++3.1   Restated Certificate of Incorporation of the Company.

   ++3.2   Form of Second Restated Certificate of Incorporation of the Company to become effective immediately prior to the Offerings.

   ++3.3   Bylaws of the Company, as amended.

   ++3.4   Form of Restated Bylaws of the Company to be effective immediately prior to the Offerings.

     4.1   Form of Certificate for Common Stock.

     5.1   Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.

  ++10.1   Form of Restricted Stock Purchase Agreement.

  ++10.2   Form of Employee Proprietary Information and Inventions Agreement.

  ++10.3   Form of Scientific Advisor Agreement.

  ++10.4   Series A Preferred Stock Purchase Agreement among the Company and the investors listed on Schedule
            A thereto, dated July 19, 1995.

  ++10.5   Series A Preferred Stock Purchase Agreement among the Company and the investors listed on Schedule
            A thereto, dated October 31, 1995.

  ++10.6   Series A Preferred Stock Purchase Agreement among the Company and Schroder Venture Managers
            Limited dated November 8, 1995.

  ++10.7   Series A Preferred Stock Purchase Agreement among the Company and Chris Rallis dated November 8,
            1995.

 ++*10.8   License Agreement between the Company, Karl Hostetler, M.D. and Dennis Carson, M.D., dated
            November 16, 1995.

 ++*10.9   Consulting Agreement between the Company and Karl Hostetler, M.D., dated November 16, 1995.

 ++*10.10  Consulting Agreement between the Company and Dennis Carson, M.D., dated November 16, 1995.

 ++*10.11  Option Agreement between the Company and Mitsubishi Chemical Corporation, dated December 20, 1995.

  ++10.12  Sublease between the Company and Eli Lilly and Company, dated January 18, 1996.

  ++10.13  Letter of Credit from First Union Bank, dated February 28, 1996.

  ++10.14  1996 Stock Option/Stock Issuance Plan.

  ++10.15  1996 Stock Option/Stock Issuance Plan Form of Notice of Grant.

  ++10.16  1996 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.

  ++10.17  1996 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement.

  ++10.18  Sublease Amendment between the Company and Eli Lilly and Company, dated March 1, 1996.

 EXHIBIT
 NUMBER                                               DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
 ++*10.19  License Agreement among the Company, Emory University and the University of Georgia Research
            Foundation, Inc. for compound DAPD, dated March 31, 1996.

 ++*10.20  License Agreement among the Company, Emory University and the University of Georgia Research
            Foundation, Inc. for compound CS-92, dated March 31, 1996.

  ++10.21  Restricted Stock Purchase Agreement among the Company and the stockholders listed on Exhibit A thereto, dated March 31, 1996.

 ++*10.22  License Agreement between the Company and Emory University for compound FTC, dated April 17, 1996.

  ++10.23  Restricted Stock Purchase Agreement between the Company and Emory University, dated April 17,
            1996.

  ++10.24  Amended and Restated Investors' Rights Agreement among the Company and the investors listed on
            Schedule A thereto, dated April 17, 1996.

  ++10.25  Series A Preferred Stock Purchase Agreement among the Company and the stockholders listed on
            Schedule A thereto, dated May 9, 1996.

  ++10.26  Stock Purchase Warrant between the Company and Burrill & Craves, dated May 21, 1996.

  ++10.27  Investors' Rights Agreement between the Company and Burrill & Craves, dated May 21, 1996.

  ++10.28  Series B Preferred Stock Purchase Agreement among the Company and the investors listed on Schedule
            A thereto, dated June 11, 1996.

  ++10.29  Restated Investors' Rights Agreement among the Company and certain stockholders of the Company, dated June 11, 1996.

  ++10.30  Restated Co-Sale Agreement among the Company and certain stockholders of the Company, dated June
            11, 1996.

  ++10.31  Second Amendment to Sublease between the Company and Eli Lilly and Company, dated August 2, 1996.

  ++10.32  Master Lease Agreement between the Company and Comdisco, Inc. dated August 8, 1996.

  ++10.33  Stock Purchase Warrant between the Company and Comdisco, Inc. dated August 8, 1996.

 ++*10.34  Option Agreement between the Company and The Regents of the University of California, dated
            September 1, 1996.

 ++*10.35  Sponsored Research Agreement between the Company and The Regents of the University of California,
            dated September 1, 1996.

  ++10.36  1996 Stock Incentive Plan.

  ++10.37  1996 Stock Incentive Plan Form of Notice of Grant.

  ++10.38  1996 Stock Incentive Plan Form of Stock Option Agreement.

    10.39  Employee Stock Purchase Plan.

    10.40  Form of Indemnification Agreement between the Company and each of its directors.

    10.41  Form of Indemnification Agreement between the Company and each of its officers.

    10.42  Form of Written Consent of Holders of Series A and Series B Preferred Stock to conversion, dated
            September 5, 1996.

 EXHIBIT
 NUMBER                                               DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
    10.43  Form of Waiver of Registration Rights, dated September 5, 1996.

    11.1   Computation of pro forma net loss per share.

    23.1   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as
            Exhibit 5.1).

    23.2   Consent of Price Waterhouse LLP, Independent Accountants.

    23.3   Consent of Kilpatrick & Cody LLP.

  ++24.1   Power of Attorney.

  ++27.1   Financial Data Schedule.


------------------------

* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

++  Previously filed.

+  To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES INCLUDED SEPARATELY IN THE REGISTRATION STATEMENT.

    All other schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of Common Stock being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, County of Durham, State of North Carolina, on the 23rd day of October, 1996.


                                TRIANGLE PHARMACEUTICALS, INC.

                                BY:              /S/ DAVID W. BARRY
                                     ------------------------------------------
                                                   DAVID W. BARRY
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                        Title                    Date
------------------------------  ---------------------------  -------------------

                                 Chairman of the Board and
/s/ DAVID W. BARRY                Chief Executive Officer
------------------------------     (Principal Executive       October 23, 1996
       (David W. Barry)                  Officer)

                                Chief Financial Officer and
/s/ JAMES A. KLEIN, JR.                  Treasurer
------------------------------   (Principal Financial and     October 23, 1996
    (James A. Klein, Jr.)           Accounting Officer)

                *
------------------------------    Director, President and     October 23, 1996
       (M. Nixon Ellis)           Chief Operating Officer

                *
------------------------------           Director             October 23, 1996
      (Anthony B. Evnin)

                *
------------------------------           Director             October 23, 1996
    (Standish M. Fleming)

                *
------------------------------           Director             October 23, 1996
     (Karl Y. Hostetler)

                *
------------------------------           Director             October 23, 1996
      (George McFadden)

          Signature                        Title                    Date
------------------------------  ---------------------------  -------------------

                *
------------------------------           Director             October 23, 1996
      (Peter McPartland)

*/s/ DAVID W. BARRY
------------------------------
 (David W. Barry, attorney in                                 October 23, 1996
            fact)

                                 EXHIBIT INDEX


 Exhibit
 Number                                            Description                                             Page
---------  -------------------------------------------------------------------------------------------  -----------
      .+11 Form of U.S. Underwriting Agreement.
    +1.2   Form of International Underwriting Agreement.
   ++3.1   Restated Certificate of Incorporation of the Company.
   ++3.2   Form of Second Restated Certificate of Incorporation of the Company to become effective immediately prior to the Offerings.
   ++3.3   Bylaws of the Company, as amended.
   ++3.4   Form of Restated Bylaws of the Company to be effective immediately prior to the Offerings.
     4.1   Form of Certificate for Common Stock.
     5.1   Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
  ++10.1   Form of Restricted Stock Purchase Agreement.
  ++10.2   Form of Employee Proprietary Information and Inventions Agreement.
  ++10.3   Form of Scientific Advisor Agreement.
  ++10.4   Series A Preferred Stock Purchase Agreement among the Company and the investors listed on
            Schedule A thereto, dated July 19, 1995.
  ++10.5   Series A Preferred Stock Purchase Agreement among the Company and the investors listed on
            Schedule A thereto, dated October 31, 1995.
  ++10.6   Series A Preferred Stock Purchase Agreement among the Company and Schroder Venture Managers
            Limited dated November 8, 1995.
  ++10.7   Series A Preferred Stock Purchase Agreement among the Company and Chris Rallis dated
            November 8, 1995.
 ++*10.8   License Agreement between the Company, Karl Hostetler, M.D. and Dennis Carson, M.D., dated
            November 16, 1995.
 ++*10.9   Consulting Agreement between the Company and Karl Hostetler, M.D., dated November 16, 1995.
 ++*10.10  Consulting Agreement between the Company and Dennis Carson, M.D., dated November 16, 1995.
 ++*10.11  Option Agreement between the Company and Mitsubishi Chemical Corporation, dated December
            20, 1995.
  ++10.12  Sublease between the Company and Eli Lilly and Company, dated January 18, 1996.
  ++10.13  Letter of Credit from First Union Bank, dated February 28, 1996.
  ++10.14  1996 Stock Option/Stock Issuance Plan.
  ++10.15  1996 Stock Option/Stock Issuance Plan Form of Notice of Grant.
  ++10.16  1996 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.
  ++10.17  1996 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement.
  ++10.18  Sublease Amendment between the Company and Eli Lilly and Company, dated March 1, 1996.
 ++*10.19  License Agreement among the Company, Emory University and the University of Georgia
            Research Foundation, Inc. for compound DAPD, dated March 31, 1996.

 Exhibit
 Number                                            Description                                             Page
---------  -------------------------------------------------------------------------------------------  -----------
 ++*10.20  License Agreement among the Company, Emory University and the University of Georgia
            Research Foundation, Inc. for compound CS-92, dated March 31, 1996.
  ++10.21  Restricted Stock Purchase Agreement among the Company and the stockholders listed on
            Exhibit A thereto, dated March 31, 1996.
 ++*10.22  License Agreement between the Company and Emory University for compound FTC, dated April
            17, 1996.
  ++10.23  Restricted Stock Purchase Agreement between the Company and Emory University, dated April
            17, 1996.
  ++10.24  Amended and Restated Investors' Rights Agreement among the Company and the investors listed on Schedule A thereto, dated April 17, 1996.
  ++10.25  Series A Preferred Stock Purchase Agreement among the Company and the stockholders listed on Schedule A thereto, dated May 9, 1996.
  ++10.26  Stock Purchase Warrant between the Company and Burrill & Craves, dated May 21, 1996.
  ++10.27  Investors' Rights Agreement between the Company and Burrill & Craves, dated May 21, 1996.
  ++10.28  Series B Preferred Stock Purchase Agreement among the Company and the investors listed on
            Schedule A thereto, dated June 11, 1996.
  ++10.29  Restated Investors' Rights Agreement among the Company and certain stockholders of the
            Company, dated June 11, 1996.
  ++10.30  Restated Co-Sale Agreement among the Company and certain stockholders of the Company, dated
            June 11, 1996.
  ++10.31  Second Amendment to Sublease between the Company and Eli Lilly and Company, dated August 2,
            1996.
  ++10.32  Master Lease Agreement between the Company and Comdisco, Inc. dated August 8, 1996.
  ++10.33  Stock Purchase Warrant between the Company and Comdisco, Inc. dated August 8, 1996.
 ++*10.34  Option Agreement between the Company and The Regents of the University of California, dated
            September 1, 1996.
 ++*10.35  Sponsored Research Agreement between the Company and The Regents of the University of
            California, dated September 1, 1996.
  ++10.36  1996 Stock Incentive Plan.
  ++10.37  1996 Stock Incentive Plan Form of Notice of Grant.
  ++10.38  1996 Stock Incentive Plan Form of Stock Option Agreement.
    10.39  Employee Stock Purchase Plan.
    10.40  Form of Indemnification Agreement between the Company and each of its directors.
    10.41  Form of Indemnification Agreement between the Company and each of its officers.
    10.42  Form of Written Consent of Holders of Series A and Series B Preferred Stock to conversion, dated September 5, 1996.
    10.43  Form of Waiver of Registration Rights, dated September 5, 1996.
    11.1   Computation of pro forma net loss per share.
    23.1   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as
            Exhibit 5.1).

 Exhibit
 Number                                            Description                                             Page
---------  -------------------------------------------------------------------------------------------  -----------
    23.2   Consent of Price Waterhouse LLP, Independent Accountants.
    23.3   Consent of Kilpatrick & Cody LLP.
  ++24.1   Power of Attorney.
  ++27.1   Financial Data Schedule.

------------------------
* Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.
++  Previously filed.
+  To be filed by amendment.

                                                      Registration No. 333-11793
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    EXHIBITS
                                   FILED WITH
                                    Form S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         TRIANGLE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                                    Volume I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Registration No. 333-11793
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    EXHIBITS
                                   FILED WITH
                                    Form S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         TRIANGLE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                                   Volume II

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Registration No. 333-11793
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    EXHIBITS
                                   FILED WITH
                                    Form S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         TRIANGLE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                                   Volume III

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Registration No. 333-11793
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    EXHIBITS
                                   FILED WITH
                                    Form S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         TRIANGLE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                                   Volume IV

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